Exhibit 10.2

Exhibit A to Seventh Amendment to Credit Agreement

CREDIT AGREEMENT

dated as of March 30, 2021,

among

FERRELLGAS, L.P.,

as the Company

FERRELLGAS, INC., as the General Partner of the Company

SUBSIDIARIES of FERRELLGAS, L.P.,

as Guarantors,

JPMORGAN CHASE BANK, N.A.,

as Agent,

and

the Lenders and other parties party hereto

JPMORGAN CHASE BANK, N.A., PNC BANK, NATIONAL ASSOCIATION, CIBC
WORLD MARKETS CORP., RBC CAPITAL MARKETS and TRUIST SECURITIES, INC.,

as Joint Lead Arrangers and Joint Bookrunners,

PNC BANK, NATIONAL ASSOCIATION,

as Syndication Agent,

CIBC BANK USA, ROYAL BANK OF CANADA and TRUIST BANK

as Documentation Agents

i

v

Section 10.20	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	173
Section 10.21	Acknowledgement Regarding Any Supported QFCs	174

APPENDICES

A	Revolving Commitments
B	Notice Addresses

SCHEDULES

1.1	Existing Letters of Credit
4.1	Subsidiaries; Jurisdiction of Organization
4.2	Organizational and Capital Structure
4.12	Material Real Estate
4.13	Environmental Matters
4.23	Intellectual Property
4.26	Insurance
4.29	Bank Accounts, Securities Accounts and Commodities Accounts
4.34	Material Indebtedness
4.36	Closing Date Hedging Agreements
5.15	Specified Intellectual Property
6.1	Permitted Indebtedness
6.6	Permitted Investments
6.8	Asset Sales
6.11	Permitted Affiliate Transactions

EXHIBITS

A-1	Form of Funding Notice
A-2	Form of Conversion/Continuation Notice
B	Form of Compliance Certificate
C	Form of Assignment Agreement
D	Form of Certificate Regarding Non-Bank Status
E-1	Form of Closing Date Certificate
E-2	Form of Solvency Certificate
F	Form of Counterpart Agreement
G	Form of Pledge and Security Agreement
H-1	U.S. Tax Compliance Certificate (For Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
H-2	U.S. Tax Compliance Certificate (For Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
H-3	U.S. Tax Compliance Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)
H-4	U.S. Tax Compliance Certificate (For Non-U.S. Lenders that are Partnerships for U.S.
I	Form of Borrowing Base Certificate

CREDIT AGREEMENT

This CREDIT AGREEMENT, dated as of March 30, 2021, is entered into by and among Ferrellgas, L.P., a Delaware limited partnership (“Company”), Ferrellgas, Inc., a Delaware corporation (the “General Partner”) and the Subsidiaries of Company, as Guarantors, the Lenders and Issuing Lenders from time to time party hereto, JPMorgan Chase Bank, N.A. (“JPMorgan”), as administrative agent and collateral agent for the Lenders (in such capacity, the “Agent”).

W I T N E S S E T H:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, subject to the terms and conditions hereof, the Company has requested and the Lenders have agreed to extend certain revolving credit facilities to Company, consisting, initially, of up to $350,000,000 in an aggregate principal amount of revolving commitments, which will include a sublimit for the issuance of letters of credit in an amount not to exceed $300,000,000;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Article I

Definitions and Interpretation

Section 1.1Definitions.  The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“2010 Indenture” means the Indenture, dated as of November 24, 2010, among Company, Ferrellgas Finance Corp. and U.S. Bank National Association, as trustee.

“2013 Indenture” means the Indenture, dated as of November 4, 2013, among Company, Ferrellgas Finance Corp. and U.S. Bank National Association, as trustee.

“2015 Indenture” means the Indenture, dated as of June 8, 2015, among Company, Ferrellgas Finance Corp. and U.S. Bank National Association, as trustee.

“2020 Indenture” means the Indenture, dated as of April 16, 2020, among Company, Ferrellgas Finance Corp. and Delaware Trust Company, as trustee.

“2021 Indenture” means the Indenture, dated as of March 30, 2021, among Company, Ferrellgas Finance Corp. and Delaware Trust Company, as trustee.

“2025 Indenture” means the Indenture, dated as of October 27, 2025, among the Company, Ferrellgas Finance Corp. and U.S. Bank National Association, as trustee.

“2021 Senior Notes” means the 6.50% Senior Notes due May 1, 2021, issued by Company and Ferrellgas Finance Corp. pursuant to the 2010 Indenture.

“2022 Senior Notes” means the 6.75% Senior Notes due January 15, 2022, issued by Company and Ferrellgas Finance Corp. pursuant to the 2013 Indenture.

“2023 Senior Notes” means the 6.75% Senior Notes due June 15, 2023, issued by Company and Ferrellgas Finance Corp. pursuant to the 2015 Indenture.

“2025 Senior Notes” means the 10.00% senior secured notes due April 15, 2025, issued by Company and Ferrellgas Finance Corp. pursuant to the 2020 Indenture.

“Acceptable Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit B attached to the Seventh Amendment or another intercreditor agreement that is in form and substance acceptable to the Agent.

“Account” has the meaning set forth in the Pledge and Security Agreement.

“Account Debtor” means an account debtor as defined in the UCC.

“Additional Amounts” means “Additional Amounts” (as defined in the Company Senior Preferred Units Documentation as of the Closing Date).

“Adjustment Date” means the date of receipt by the Agent of (a) the financial statements for the most recently completed fiscal period furnished pursuant to Section 5.1(a) and 5.1(b) and (b) the compliance certificate with respect to such financial statements furnished pursuant to Section 5.1(c).  For purposes of determining the Applicable Margin, the first Adjustment Date shall be the first day on which the financial statements for the Fiscal Quarter ending April 30, 2021 furnished pursuant to Section 5.1(a) are delivered to the Agent and the related compliance certificate furnished pursuant to Section 5.1(c) is delivered to the Agent.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent to any Lender.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the General Partner or Company or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims) or other regulatory body or any mediator or arbitrator, whether pending or, to the knowledge of the General Partner or Company or any of its Subsidiaries, threatened in writing against or affecting the General Partner or Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling (including any member of the senior management group of such Person), controlled by, or under common control with, that Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise or (b) the ownership of 10% or more of any class of Capital Stock of such Person.  Notwithstanding anything herein to the contrary, in no event shall the Agent or Lender as of the Closing Date or any of their Affiliates or Related Funds be considered an “Affiliate” of any Loan Party.

“Agent” has the meaning specified in the preamble hereto.

“Agent-Related Person” has the meaning specified therefor in Section 10.2(d).

“Agent’s Account” means an account at a bank designated by Agent in writing from time to time as the account into which the Loan Parties shall make all payments to Agent under this Agreement and the other Loan Documents.

“Aggregate Amounts Due” has the meaning specified in Section 2.14.

“Aggregate Payments” has the meaning specified in Section 7.2.

“Agreement” means this Credit Agreement and any annexes, exhibits and schedules attached hereto as it may be amended, supplemented or otherwise modified from time to time.

“Ancillary Documentation” has the meaning set forth in Section 10.19(b).

“Anti-Terrorism Laws” means any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time.

“Applicable Law” means all Laws applicable to the Person, conduct, transaction, covenant, other document or contract in question, including all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations, treaties, directives and orders of any Governmental Authority, and all orders, judgments and decrees of all courts and arbitrators.

“Applicable Margin” means, for any day, the applicable rate per annum set forth below under the caption “Base Rate Applicable Margin”, “Term SOFR Applicable Margin”, “RFR Applicable Margin” and “Commitment Fee”, as the case may be, based upon the Company’s Leverage Ratio as of the most recent Adjustment Date, provided until the first Adjustment Date after the Seventh Amendment Effective Date, the “Applicable Margin” shall be the applicable rates per annum set forth below in Level III:

LEVEL	LEVERAGE RATIO	TERM SOFR RATE AND RFR APPLICABLE MARGIN	BASE RATE APPLICABLE MARGIN	COMMITMENT FEE
V	≥ 4.75 to 1.00	3.25%	2.25%	0.50%

IV	< 4.75 to 1.00 but ≥ 4.25 to 1.00	3.00%	2.00%	0.50%
III	< 4.25 to 1.00 but ≥ 3.75 to 1.00	2.75%	1.75%	0.50%
II	< 3.75 to 1.00 but ≥ 3.25 to 1.00	2.50%	1.50%	0.50%
I	< 3.25 to 1.00	2.25%	1.25%	0.375%

For purposes of the foregoing, (a) the Applicable Margin determined for any Adjustment Date shall remain in effect until the date that is three (3) Business Days after a subsequent Adjustment Date for which the Leverage Ratio falls within a different level and (b) each change in the Applicable Margin resulting from a change in the Leverage Ratio shall be effective three (3) Business Days after the Adjustment Date and shall end three (3) Business Days after the next Adjustment Date, provided, that in all events the Leverage Ratio shall be deemed to be Level V if the Company fails to deliver the annual or quarterly financial statements required to be delivered by it pursuant to Section 5.1 or the related Compliance Certificate pursuant to Section 5.1(c) associated with such financial statements, during the period from the time delivery thereof was required for such financial statements and related Compliance Certificate under Section 5.1 until such financial statements and related Compliance Certificate are delivered at which point the Applicable Margin shall be based on the Leverage Ratio set forth in such Compliance Certificate until the next Adjustment Date or application of this proviso. It is understood that this definition of “Applicable Margin” shall be effective as of the Seventh Amendment Effective Date, and that the prior definition of “Applicable Margin” is effective prior to the Seventh Amendment Effective Date.

“Application Event” means the (a) occurrence of an Event of Default and (b) the election by Agent or the Required Lenders during the continuance of such Event of Default to require that payments and proceeds of Collateral be applied pursuant to Section 2.13(h).

“Approved Counterparty” means a counterparty to a Hedging Agreement that either (a) is a Lender, an Agent or any Affiliate thereof, (b) is a Person whose senior unsecured long-term debt obligations are rated BBB- or higher by S&P and Baa3 or higher by Moody’s or (c) is approved by the Agent in its reasonable business judgment.

“Approved Electronic Platform” has the meaning specified in Section 9.10(a).

“Asset Sale” means a sale, lease or sub lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer, license or other disposition to (other than to or with a Loan Party which is not the General Partner), or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of any Loan Party’s businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Capital Stock of any Loan Party, other than inventory sold, licensed in the ordinary course of business or leased in the ordinary course of business.  For purposes of clarification, “Asset Sale” shall include (a) the sale or other disposition for value of any contracts, or (b) the early termination or modification of any contract resulting in the receipt by any Loan Party of a cash payment or other consideration in exchange for such event (other than payments in the ordinary course for accrued and unpaid amounts due through the date of termination or modification or payments received under Hedging Agreements or commodity purchase or sale agreements terminated or modified in the ordinary course of business); provided, that “Asset Sale” shall not include the sale, lease, sub-lease, sale and leaseback, assignment, conveyance, transfer, license or other disposal of any assets, in each case in one transaction or a series of related transactions, for consideration with a fair market value of less than $2,000,000 or payments from the modification or early termination of any contract or related contracts of less than $2,000,000 to the extent that the sum of (i) the aggregate fair market value of such sales, leases, subleases, sale and leasebacks, assignments, conveyances, transfers, licenses and other dispositions of assets and (ii) the aggregate payments from such modifications and early termination of contracts does not exceed $15,000,000 in any Fiscal Year.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit C, or such other form approved by Agent.

“Attributable Indebtedness” means, on any date, in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), chief financial officer, director of finance, treasurer, assistant treasurer or controller, in each case, (a) with respect to whom Agent has completed all required “know your customer” regulatory compliance and background checks have been completed and the results thereof are satisfactory to Agent in its sole discretion and (b) whose incumbency has been certified to Agent.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.15(f).

“Availability” means, as of any date of determination, the amount equal to (a) the lesser of (i) the Revolving Commitments and (ii) the Borrowing Base minus (b) the sum of (i) the aggregate outstanding principal amount of all Revolving Loans and (ii) the Letter of Credit Obligations.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Product Agreements” means those certain cash management service agreements entered into from time to time between a Loan Party, on the one hand, and a Lender or its Affiliates, on the other hand, in connection with any of the Bank Products, including, without limitation, any Lender-Provided Hedging Agreement.

“Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by the applicable Bank Product Provider or the Agent for the benefit of the Bank Product Providers, in each case, in an amount equal to 100% of such Bank Product Obligations.

“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by a Loan Party to any Lender or its Affiliates pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that a Loan Party is obligated to reimburse to Agent or any Lender as a result of Agent or such Lender purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to such Loan Party pursuant to the Bank Product Agreements.

“Bank Product Provider” means any (a) Lender or Affiliate thereof that provides Bank Products to any Loan Party and (b) any Person that was a Lender or an Affiliate thereof at the time when it entered into such Bank Product with a Loan Party.

“Bank Product Reserve” means, as of any date of determination, the amount of reserves that the Agent in its Permitted Discretion has established based upon the Agent’s determination of the credit exposure in respect of the outstanding Bank Products Obligations on such date of which the Company and the Lenders have received notice from the Agent.

“Bank Products” means any service or facility extended to the Loan Parties by any Lender or its Affiliates including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including controlled disbursement, accounts or services, and (g) Lender-Provided Hedging Agreements.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1/2 of 1%, and (c)

the Term SOFR Rate for a one-month interest period as published two (2) U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided that for the purpose of this definition, the Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 2.15 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.15(b)), then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Base Rate Borrowing” means, as to any Borrowing, the Base Rate Loans comprising such Borrowing.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Benchmark” means, initially, with respect to any (i) RFR Loan, Daily Simple SOFR or (ii) Term Benchmark Loan, the Term SOFR Rate; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to Daily Simple SOFR or the Term SOFR Rate, as applicable, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.15.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Agent for the applicable Benchmark Replacement Date:

(1)Daily Simple SOFR; or

(2)the sum of: (a) the alternate benchmark rate that has been selected by the Agent and the Company as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Company for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Revolving Loan, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to the then-current Benchmark:

(1)in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); provided, that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided, that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.15 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.15.

“Beneficial Ownership Certification” means a certificate regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Beneficiary” means each Agent, each Lender, each Issuing Lender and each Bank Product Provider.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board of Directors” means, (a) with respect to any corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) with respect to a partnership, the board of directors of the general partner of the partnership, (c) with respect to a limited liability company, the managing member or members or any controlling committee or board of directors of such company or the sole member or the managing member thereof, and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrowing” means Revolving Loans of the same Type of Loan, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means, as of any date of determination, (a) an amount equal to the sum of (i) $250,000,000 plus (ii) 80% of Eligible Accounts plus (iii) 70% of “Eligible Propane Inventory” minus (b) Reserves; provided, however, that Agent may in its Permitted Discretion, (A) impose Reserves in accordance with the definition thereof and/or (B) modify one or more of the other elements used in computing the Borrowing Base (other than clause (a)(i)) with any such modifications to be effective three (3) Business Days after delivery of notice thereof to the Company and the Lenders.  The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Agent pursuant to and in accordance with Section 5.1(r), giving effect, for avoidance of doubt, to Reserves imposed subsequent to such delivery.

“Borrowing Base Certificate” means a certificate, signed and certified as accurate by an Authorized Officer, substantially in the form of Exhibit I or another form which is acceptable to the Agent in its sole discretion.

“Bridger Entities” means Bridger Logistics, LLC, a Louisiana limited liability company, Bridger Lake, LLC, a Delaware limited liability company, Bridger Marine, LLC, a

Delaware limited liability company, Bridger Administrative Services II, LLC, a Delaware limited liability company, Bridger Real Property, LLC, a Delaware limited liability company, Bridger Transportation, LLC, a Louisiana limited liability company, Bridger Leasing, LLC, a Louisiana limited liability company, Bridger Storage, LLC, a Louisiana limited liability company, Bridger Rail Shipping, LLC, a Louisiana limited liability company, J.J. Addison Partners, LLC, a Texas limited liability company, J.J. Karnack Partners, LLC, a Texas limited liability company, J.J. Liberty, LLC, a Texas limited liability company, Bridger Terminals, LLC, a Delaware limited liability company, and South C&C Trucking, LLC, a Texas limited liability company.

“Business Day” means, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Business Day shall be (a) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings of such RFR Loan and (b) in relation to Loans referencing the Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Term SOFR Rate or any other dealings of such Loans referencing the Term SOFR Rate, any such day that is only a U.S. Government Securities Business Day.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person (a) as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease or financing lease on the balance sheet of that Person or (b) as lessee which is a transaction of a type commonly known as a “synthetic lease” (i.e., a transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Collateralize” or “Cash Collateralization” means to deliver to the Agent an amount (whether in cash or in the form of a backstop letter of credit in form and substance reasonably satisfactory to, and issued by a U.S. commercial bank reasonably acceptable to, the Agent in its reasonable discretion) equal to 103% of the sum of (a) the Maximum Undrawn Amount plus (b) the aggregate amount of all unreimbursed payments and disbursements under each Letter of Credit which have not been converted to Revolving Loans.

“Cash Equivalents” means, as at any date of determination, (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (b) marketable direct obligations issued by any state of the United States of

America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A 1 from S&P or at least P 1 from Moody’s; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A 1 from S&P or at least P 1 from Moody’s; (d) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (e) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than $500,000,000, and (iii) has the highest rating obtainable from either S&P or Moody’s.

“Certificate Regarding Non-Bank Status” means a certificate substantially in the form of Exhibit D.

“Change of Control” means, at any time, any of the following occurrences:

(a)the Permitted Holders shall cease to beneficially own and control, directly or indirectly, at least 51% on a fully diluted basis of the aggregate economic and voting interests in the Capital Stock of the General Partner;

(b)the General Partner ceases to be the sole general partner of Company and have the power to manage and control Company;

(c)MLP shall cease to beneficially own and control, directly or indirectly, 100% on a fully diluted basis of the aggregate limited partnership interests in the Capital Stock of Company;

(d)the sale, lease, transfer, conveyance or otherwise by operation of law, or other disposition (including by way of merger or consolidation but excluding permitted internal reorganizations of the Company and its Subsidiaries) or Asset Sale, in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries taken as a whole;

(e)the dissolution or liquidation of the Company; or

(f)any “change of control” or similar event shall occur under, and as defined in or set forth in the documents evidencing or governing the Capital Stock (including the Company Senior Preferred Units) or any Indebtedness of Company or its Subsidiaries.

“Class” (a) when used with respect to Revolving Commitments, refers to whether such Revolver Commitments are Revolver Commitments sharing a common Stated Maturity Date and/or Revolving Commitment Termination Date and (b) when used with respect to any Loans, Revolving Loans or Borrowings, refers to whether such Loans, Revolving Loans or Borrowings are Loans, Revolving Loans or Borrowings sharing a common Stated Maturity Date and/or Revolving Commitment Termination Date.

“Closing Date” means the first date on which the Revolving Commitments are made available.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit E-1.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (“SOFR”) (or a successor administrator).

“Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock), whether tangible or intangible, and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted or purported to be granted by such Person pursuant to the Collateral Documents as security for the Obligations.

“Collateral Access Agreement” means a collateral access agreement in form and substance reasonably satisfactory to Agent.

“Collateral Documents” means the Pledge and Security Agreement, the MLP Pledge Agreement, the Mortgages, the Collateral Access Agreements, if any, any Control Agreement, and all other instruments, documents and agreements delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property, whether tangible or intangible, of that Loan Party as security for the Obligations, in each case, as such Collateral Documents may be amended or otherwise modified from time to time.

“Commitment” means any Revolving Commitment.

“Commodities Account” means a commodity account (as defined in the UCC).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commodity Risk Management Policy” means the Amended and Restated Commodity Risk Management Policy as of June 2, 2020 of the MLP and Company, as amended from time to time in compliance with Section 6.19.

“Company” has the meaning specified in the preamble hereto.

“Company Senior Preferred Units Documentation” means the definitive documentation in respect of the Company Senior Preferred Units.

“Company Senior Preferred Units” means the new non-convertible unregistered senior preferred class of limited partnership interests to be issued by the Company on or prior to the Closing Date yielding gross proceeds of $700.0 million and being classified as equity or mezzanine equity under GAAP.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit B.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Agent, any Lender or any Issuing Lender by means of electronic communications pursuant to Section 9.9, including through an Approved Electronic Platform.

“Concentration Account” has the meaning specified in the Pledge and Security Agreement.

“Consolidated Cash Balance” means, at any time, (a) the aggregate amount of cash and cash equivalents, marketable securities, treasury bonds and bills, certificates of deposit, investments in money market funds, and commercial paper, in each case, held or owned by (either directly or indirectly), credited to the account of or would otherwise be required to be reflected as an asset on the balance sheet of the Company and its Subsidiaries less (b) Excluded Cash.

“Consolidated Cash Interest Charges” means, with respect to the Company and its Subsidiaries for any period, on a consolidated basis, the sum of (a) all cash interest, fees (including letter of credit fees), charges and related expenses paid or payable (without duplication) by the Company and its Subsidiaries for such period that are considered “interest expense” under GAAP (other than any such “interest expense” with respect to the Company Senior Preferred Units), plus (b) the portion of rent paid or payable (without duplication) by the Company and its Subsidiaries for such period under Capital Leases that should be treated as interest in accordance with Financial Accounting Standards Board Statement No. 13, on a consolidated basis.

“Consolidated Cash Threshold” means $125,000,000 plus amounts that are required to be applied as a mandatory prepayment under Section 2.11(b) or (c).

“Consolidated EBITDA” means, with respect to any period, an amount equal to Consolidated Net Income of the Company and its Subsidiaries on a consolidated basis for such period plus (a) the following, to the extent deducted in calculating such Consolidated Net Income and in respect of such period: (i) any extraordinary non-cash loss, expenses related to the early extinguishment of Indebtedness, asset and goodwill impairment charges and any net losses realized in connection with an Asset Sale, (ii) non-recurring severance or restructuring cost (subject to an aggregate cap during any Fiscal Year of $5,000,000), (iii) (x) litigation reserves, legal fees for related professional services and costs for adverse results in legal proceedings (subject to an aggregate cap during the term of this Agreement (without giving regard to any usage of this clause (iii)(x) prior to the Seventh Amendment Effective Date) of $15,000,000) and (y) settlement payments made in respect of the Eddystone Settlement, (iv) any legal costs or similar transaction costs in connection with an acquisition, (v) the provision for Taxes based on income or profits of the Company and its Subsidiaries, (vi) the Consolidated Interest Charges for such period, whether paid or accrued (including amortization of original issue discount, non-cash interest payments and the interest component of any payments associated with Attributable Indebtedness in respect of Capital Leases and net payments (if any) pursuant to Hedging Agreements in respect of interest rates), (vii) the depreciation and amortization charges (including amortization of other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), and (viii) other non-recurring expenses reducing such Consolidated Net Income which do not represent a cash item in such period or any future period (including those related to dispositions and those resulting from the requirements of SFAS 133), plus (b) to the extent deducted in calculating such Consolidated Net Income, non-cash employee compensation expenses of the Company and its Subsidiaries during such period, minus (c) to the extent included in calculating such Consolidated Net Income, all non-cash items increasing Consolidated Net Income (including those related to Dispositions, from the cancellation, retirement, exchange or early extinguishment of Indebtedness and those resulting from the requirements of SFAS 133), in each case in this definition, of or by, the Company and its Subsidiaries for such period, without duplication on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any period, the net income (or loss) of the Company and its Subsidiaries on a consolidated basis for such period; provided that Consolidated Net Income shall exclude (a) extraordinary gains (or losses) for such period, (b) the net income of any Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organizational Documents or any agreement, instrument or law applicable to such Subsidiary during such period, except that the Company’s equity in any net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income, and (c) any income (or loss) for such period of any Person if such person is not a Subsidiary, except that the Company’s equity in the net income of any such Person for such period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Subsidiary as a dividend or other distribution from income generated by such Person (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Company as described in clause (b) of this proviso); provided, further, that Consolidated Net Income shall exclude the cumulative effect of a change in accounting principles and unrealized gains and losses from derivatives.

“Consolidated Net Tangible Assets” means as of any date of determination, the total assets of the Company and its Subsidiaries as would be shown on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP as of the most recently completed Fiscal Quarter, after deducting the following amounts: (a) all current liabilities reflected in such balance sheet (excluding (i) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed and (ii) current maturities of long-term debt), and (b) all goodwill, trademarks, patents, and other like intangibles reflected in such balance sheet (net of applicable reserves).

“Consolidated Total Debt” means, as of any date of determination for Company, the aggregate principal amount of all Indebtedness of Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP, but excluding the amount of all Hedge Liabilities under clause (b) of the definition of “Hedge Liabilities”, Preferred Stock (other than Disqualified Capital Stock) and Indebtedness arising under clause (f) of the definition of the “Indebtedness” unless such Indebtedness has been drawn and not been repaid. “Consolidated Total Debt” shall be calculated net of unrestricted cash of the Company and its Subsidiaries as of the applicable determination date; provided that, to the extent that the sum of the aggregate outstanding principal amount of Revolving Loans plus the LC Exposure is greater than 50% of the Revolving Commitments then in effect, the aggregate amount of unrestricted cash netted against Consolidated Total Debt for the purpose of determining compliance with Section 6.7(c) and the determination of the “Applicable Margin,” shall not exceed $100,000,000.

“Consolidated Total Secured Debt” means, as at any date of determination for Company, the aggregate principal amount of all secured Indebtedness of Company and its Subsidiaries secured (or intended to be secured) on a first priority basis (or primarily first priority basis) determined on a consolidated basis in accordance with GAAP, excluding the amount of all Hedge Liabilities under clause (b) of the definition of “Hedge Liabilities” and Indebtedness arising under clause (f) of the definition of the “Indebtedness” (other than any Eddystone Settlement LCs) unless such Indebtedness has been drawn and not been repaid.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control Agreement” means an account control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Company or one of its Subsidiaries, Agent, and the applicable securities intermediary (with respect to a Securities Account), commodities intermediary (with respect to a commodities account) or bank (with respect to a Deposit Account) establishing Agent’s “control” (within the meaning of Section 8-106, 9-106 or 9-104 of the UCC, as applicable) with respect to an account.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a conversion/continuation notice substantially in the form of Exhibit A-2.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit F delivered by a Loan Party pursuant to Section 5.10.

“Covered Entity” means (a) each Loan Party, each Subsidiary of each Loan Party, and all pledgors of Collateral and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above.  For purposes of this definition, control of a Person means the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Credit Contact” means the applicable Person designated by a Lender in writing in the Administrative Questionnaire or from time to time by notice to the Agent to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and Applicable Laws, including Federal and state securities laws.

“Credit Date” means the date of a Credit Extension.

“Credit Extension” means the making of a Revolving Loan or the issuance, amendment, extension or renewal of a Letter of Credit.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Day prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website.  Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Company; provided that if Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.  If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website.

“Debt Facilities” means, one or more debt facilities, including, without limitation, the debt facility created by this Agreement, commercial paper facilities, indentures, secured or unsecured capital market financings or other debt issuances, in each case with banks or other institutional lenders or investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or other borrowings, debt capital markets financings or other debt issuances, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including refinancing with any capital markets transaction or otherwise by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Debtor Relief Law” means the Bankruptcy Code and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief law of the United States or other applicable jurisdiction from time to time in effect.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Revolving Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to the Agent, Lender or Issuing Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or the Agent, Lender or Issuing Lender in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by Agent, Lender or Issuing Lender, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund prospective Revolving Loans and participations in then outstanding Letters of Credit under this Agreement, provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Agent, Lender or Issuing Lender’s receipt of such certification in form and substance satisfactory to it and the Agent, or (d) has become the subject of (i) an Insolvency Proceeding or (ii) a Bail-In Action.

“Default Rate” means any interest payable pursuant to Section 2.8.

“Deposit Account” means a demand, time, savings or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Disqualified Capital Stock” means any Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends or distributions in cash or in kind, or (d) is convertible into or exchangeable at the option of the holder for (i) Indebtedness or (ii) any other Capital Stock that would constitute Disqualified Capital Stock, in each case of clauses (a) through (d), prior to the date that is 91 days after the latest Revolving Commitment Termination Date, it being understood that the Company Senior Preferred Units and any Refinancing Company Senior Preferred Units are not Disqualified Capital Stock.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Drawing Date” has the meaning specified therefor in Section 2.2(d)(ii).

“Eddystone Litigation” has the meaning assigned to such term in the Fourth Amendment.

“Eddystone Settlement” has the meaning assigned to such term in the Sixth Amendment.

“Eddystone Settlement LCs” has the meaning assigned to such term in the Sixth Amendment.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Accounts” means, at any time, the Accounts of any Loan Party which the Agent determines in its Permitted Discretion are eligible as the basis for the extension of Revolving Loans and the issuance of Letters of Credit.  Without limiting the Agent’s discretion provided herein, Eligible Accounts shall not include any Account:

(a)which is not subject to a first priority perfected security interest in favor of the Agent;

(b)which is subject to any Lien other than Permitted Liens;

(c)(i) which is unpaid (x) more than 90 days or, in the case of up to 15% of all Eligible Accounts, more than 150 days, after the date of the original invoice therefor or (y) more than 60 days after the original due date therefor or (ii) which has been written off the books of the Company or otherwise designated as uncollectible;

(d)which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor are ineligible pursuant to clause (c) above;

(e)with respect to which any covenant, representation or warranty contained in this Agreement or in the Collateral Documents has been breached or is not true in any material respect;

(f)which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation which other documentation is satisfactory to the Agent, (iii) represents a progress billing, (iv) is contingent upon the Company’s completion of any further performance other than the sale of propane, propane appliances or other related goods or related provisions of services, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis except with respect to sale discounts or defective goods or (vi) relates to payments of interest;

(g)for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by the Company or if such Account was invoiced more than once;

(h)which (i) is owed by an Account Debtor (A) that shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors, (B) against which any proceeding shall be instituted seeking to adjudicate such Account Debtor bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property, (C) that shall take any action to authorize any of the actions set forth in clause (A) or (B) above or (D) that, if such Account Debtor is a natural person, is deceased or (ii) would be written off the books of any Loan Party as uncollectible or has been identified by any Loan Party as uncollectible;

(i)which is owed by an Account Debtor which (i) if a natural person, is not a resident of the United States of America or (ii) if a corporation or other business organization, is not organized under the laws of the United States of America or any political subdivision thereof;

(j)which is owed in any currency other than U.S. dollars;

(k)which is owed by any government (or any department, agency, public corporation, or instrumentality thereof) of any country unless such Account is (i) backed by a Letter of Credit acceptable to the Agent which is in the possession of, and is directly drawable by, the Agent, or (ii) the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), or any other steps necessary to perfect the Lien of the Agent in such Account have been complied with in each case in a manner reasonably acceptable to the Agent; provided, that up to 2% of Eligible Accounts may be owed by any such Person without satisfaction of clauses (i) or (ii) above;

(l)which is owed by any Affiliate of any Loan Party;

(m)which is subject to any right of rescission, set-off, counterclaim, any other defense (including defenses arising out of violations of usury laws) of the Account Debtor against the applicable Loan Party or with respect to which the Account Debtor holds any right against a Loan Party to cause such Loan Party to repurchase the propane, propane appliances or other related goods the sale of which shall have given rise to such Account (except with respect to sale discounts effected pursuant to the invoice, or defective goods returned in accordance with the terms of the invoice);

(n)which is evidenced by any promissory note, chattel paper or instrument;

(o)which the Agent has notified the Company is owed by an Account Debtor (i) located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit the Company to seek judicial enforcement in such jurisdiction of payment of such Account, unless the Company has filed such report or qualified to do business in such jurisdiction or (ii) which is a Sanctioned Person;

(p)with respect to which the Company has made any agreement with the Account Debtor for any reduction thereof (but only to the extent of such reduction), other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and the Company created a new receivable for the unpaid portion of such Account;

(q)which does not comply in all material respects with the requirements of all Applicable Laws and regulations, whether Federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board of Governors of the Federal Reserve System as in effect from time to time;

(r)which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement that indicates or purports that any Person other than a Loan Party has an ownership interest in such goods, or which indicates any party other than a Loan Party as payee or remittance party;

(s)to the extent such amount constitutes a “make-whole”, “minimum volume” or other similar payment in connection with a sales contract where an Account Debtor has not taken delivery of the volumes required by the terms of such sales contract;

(t)which are owing by any Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to the Loan Parties exceeds 20% of the aggregate Eligible Accounts, but only to the extent of such excess; or

(u)which the Agent determines in the exercise of its Permitted Discretion may not be paid by reason of the Account Debtor’s inability to pay or which the Agent otherwise determines in the exercise of its Permitted Discretion unacceptable as an Eligible Account.

“Eligible Assignee” means (a) any Lender with Revolving Exposure (other than a Defaulting Lender) or any Affiliate (other than a natural person) of a Lender with Revolving Exposure approved by each Issuing Lender (such approval not to be unreasonably withheld or delay) or (b) any other Person (other than a natural Person) approved by Agent and each Issuing Lender (such approval not to be unreasonably withheld or delayed) and, when no Event of Default exists, the Company (such approval not to be unreasonably withheld or delayed); provided that neither (i) any Loan Party nor any Affiliate of an Loan Party nor (ii) the Permitted Holders nor any Affiliate of the Permitted Holders shall, in any event, be an Eligible Assignee.

“Eligible Propane Inventory” means, at any time, the Propane Inventory of any Loan Party which the Agent determines in its Permitted Discretion is eligible as the basis for the extension of Revolving Loans and the issuance of Letters of Credit. In general and without limiting the foregoing, the following Propane Inventory shall constitute Eligible Propane Inventory:

(a)Propane Inventory that is subject to a valid, properly documented, first priority perfected lien and security interest in favor of the Agent on behalf of the Secured Parties; provided that such Propane Inventory may be subject to one or more non-first priority Permitted Liens;

(b)Propane Inventory that is in good saleable or usable condition, is not deteriorating in quality and is not obsolete, and is of a quality which (in locations where sold by the Company and its Subsidiaries) is marketable at prevailing market prices for such products and meets all applicable governmental regulations and standards at the place of intended sale;

(c)Propane Inventory to which the Company or its Subsidiaries have title; or, in the case of Propane Inventory in transit, the Company has the absolute and unconditional right to obtain such Propane Inventory or Propane Inventory equivalent to such Propane Inventory free and clear of any and all Liens whatsoever, other than those (1) in favor of the Agent on behalf of the Secured Parties and (2) those in favor of a storage or transportation provider that arise under Applicable Law or contract; provided such Propane Inventory may be subject to one or more non-first priority Permitted Liens;

(d)Propane Inventory that is (i) located at a location owned by the Company or one of its Subsidiaries, (ii) in transit in the United States of America, or (iii) located at a location leased by or under contract by the Company or one of its Subsidiaries so long as such location is either subject to a Collateral Access Agreement or such location is subject to the Rental Reserve;

(e)Propane Inventory that is not commingled with Propane Inventory of any Person other than the Company and/or its Subsidiaries or has been delivered to a storage or transportation provider so long as such storage or transportation provider carries customary insurance that will reimburse the Company and/or its Subsidiaries in the case of loss, theft or other destruction; and

(f)Propane Inventory that is in full conformity with the representations and warranties made by the Company or its Subsidiaries to the Agent or the Lenders with respect thereto whether contained in this Agreement or the other Loan Documents.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was, within the past six (6) years, sponsored, maintained or contributed to by, or required to be contributed by, Company, any of its Guarantor Subsidiaries or any of their respective ERISA Affiliates.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Environmental Claim” means any complaint, summons, citation, investigation, notice, directive, notice of violation, order, claim, demand, action, litigation, judicial or administrative proceeding, judgment, letter or other communication from any Governmental Authority or any other Person, involving (a) any actual or alleged violation of any Environmental Law; (b) any Hazardous Material or any actual or alleged Hazardous Materials Activity; (c) injury to the environment, natural resource, any Person (including wrongful death) or property (real or personal) in connection with Hazardous Materials or actual or alleged violations of Environmental Laws; or (d) actual or alleged Releases or threatened Releases of Hazardous Materials either (i) on, at or migrating from any assets, properties or businesses currently or formerly owned or operated by any Loan Party or any of its Subsidiaries or any predecessor in interest, (ii) from adjoining properties or businesses, or (iii) onto any facilities which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries or any predecessor in interest.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, decrees, permits, licenses or binding determinations of any Governmental Authorizations, or any other requirements of Governmental Authorities relating to (a) the manufacture, generation, use, storage, transportation, treatment, disposal or Release of Hazardous Materials; or (b) occupational safety and health, industrial hygiene, land use or the protection of the environment, human, plant or animal health or welfare.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, losses (including monies paid in settlement), damages, punitive damages, natural resources damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred in connection with any Remedial Action, any Environmental Claim, or any other claim or demand by any Governmental Authority or any Person that relates to any actual or alleged violation of Environmental Laws, actual or alleged exposure or threatened exposure to Hazardous Materials, or any actual or alleged Release or threatened Release of Hazardous Materials.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member, (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member, and (c) solely for purposes of Section 302 of ERISA and Section 412 of the Code, any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member.  Any former ERISA Affiliate of Company or any of its Guarantor Subsidiaries shall continue to be considered an ERISA Affiliate of Company or any such Guarantor within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Company or such Guarantor and with respect to liabilities arising after such period for which Company or such Guarantor could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for thirty day notice to the PBGC has been waived by regulation), (b) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan or a determination that any Pension Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Internal Revenue Code or Section 303 of ERISA) or that any Multiemployer Plan is, or is expected to be, in “critical” or “endangered” status under Section 432 of the Internal Revenue Code or Section 305 of ERISA, (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA, (d) the withdrawal by Company, any of its Guarantor Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Company, any of its Guarantor Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA, (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (f) the imposition of liability on Company, any of its Guarantor Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA, (g) the withdrawal of Company, any of its Guarantor Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Company, any of its Guarantor Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in insolvency pursuant to Section 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA, or (h) the imposition of a Lien pursuant to ERISA with respect to any Pension Plan.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Excess Cash” means, at any time, the amount by which the Consolidated Cash Balance at such time exceeds the Consolidated Cash Threshold.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Accounts” means (a) any Field Deposit Account, (b) payroll accounts, and (c) other Deposit Accounts or Securities Accounts maintained by the Loan Parties in the case of this clause (c) with a balance in any such individual Deposit Account or Securities Account not exceeding $10,000 at any time or an aggregate balance for all such Deposit Accounts and Securities Accounts not exceeding $250,000 at any time.

“Excluded Cash” means any cash or cash equivalents (a) for which the Company and its Subsidiaries have issued checks or have initiated wires or ACH transfers but have not yet been subtracted from the balance in the relevant account of the Company and its Subsidiaries, or (b) for which the Company and its Subsidiaries, in their respective good faith discretion, will issue checks or initiate wires or ACH transfers within five (5) Business Days to pay payroll, payroll taxes, other taxes, employee wage and benefit payments and trust and fiduciary obligations or other obligations of the Company and its Subsidiaries to third parties.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Excluded Taxes” has the meaning specified in Section 2.17(a).

“Existing Debt” means the Existing Senior Notes and the Securitization Facility.

“Existing Letters of Credit” means the letters of credit set forth on the attached Schedule 1.1.

“Existing Senior Note Documents” means the 2021 Indenture and each of the documents executed and delivered in connection therewith.

“Existing Senior Notes” means any of the (a) 2021 Senior Notes, (b) 2022 Senior Notes, (c) 2023 Senior Notes and (d) the 2025 Senior Notes.

“Facility Cap” means, as of any Business Day, the lesser of (a) the Revolving Commitments and (b) the Borrowing Base as of such Business Day.

“Fair Share” has the meaning specified in Section 7.2.

“Fair Share Contribution Amount” has the meaning specified in Section 7.2.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, in effect as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.

“FCI ESOT” means the employee stock ownership trust of Ferrell Companies, Inc. organized under Section 4975(e)(7) of the Internal Revenue Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided, that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Letters” means (a) the letter agreements dated as of July 2, 2024, between Company and Agent, as amended, amended and restated, supplemented or otherwise modified from time to time, (b) the letter agreements dated as of December 5, 2024, between Company and Agent, as amended, amended and restated, supplemented or otherwise modified from time to time, and (c) the letter agreement dated as of September 26, 2025, between Company and Agent, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Ferrell Related Parties” means collectively (a) any immediate family member or lineal descendant of James E. Ferrell, (b) any trust, corporation, company or other entity in which James E. Ferrell and/or such other Persons referred to in the foregoing clause (a) are the direct record and beneficial owners of at least 80% of all of the voting Equity Interests in such entity, (c) the FCI ESOT, (d) Ferrell Companies, Inc., as long as it is controlled by, directly or indirectly, any Persons described in the preceding clauses (a) through (c), or (e) any Subsidiary of Ferrell Companies, Inc., as long as it is controlled by, directly or indirectly, any Persons described in the preceding clauses (a) through (d).

“Field Deposit Account” means a Deposit Account into which monies, checks, notes, drafts and other payments are forwarded or deposited in the ordinary course of business, so long as (a) amounts deposited in such Deposit Account are deposited or transferred to a deposit account that is subject to a Control Agreement within five (5) Business Days of being deposited into such Deposit Account and (b) the aggregate amount on deposit in such Deposit Accounts does not at any time exceed $10,000,000 in the aggregate.

“Fifth Amendment” means that certain Fifth Amendment to Credit Agreement, dated as of December 5, 2024, by and among the Company, the Guarantors party thereto, the Agent and the Lenders and Issuing Lenders party thereto.

“Fifth Amendment Effective Date” has the meaning assigned to such term in the Fifth Amendment.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of Company that such financial statements fairly present, in all material respects, the financial condition of Company and its Subsidiaries in accordance with GAAP as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Financial Plan” has the meaning specified in Section 5.1(h).

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Company and its Subsidiaries ending on July 31st of each calendar year.

“Fixed Price Volumes” has the meaning specified therefor in Section 5.19.

“Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of Agent, for the benefit of the Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Flood Laws” means, collectively, (a) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (b) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (c) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the Second Amendment Effective Date or such other modification, amendment or renewal of this Agreement) with respect to the Term SOFR Rate or Daily Simple SOFR, as applicable. For the avoidance of doubt, the initial Floor for each of the Term SOFR Rate and Daily Simple SOFR shall be zero.

“Flow of Funds Agreement” means that certain Flow of Funds Agreement, dated as of the Closing Date, duly executed by the Company, each Agent, each Lender and any other person party thereto, in form and substance reasonably satisfactory to the Agent, in connection with the disbursement of Loan proceeds in accordance with Section 2.4.

“Foreign Official” means any officer or employee of a non-U.S. government or any department, agency, or instrumentality thereof, or of a public international organization, or any person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization.

“Fourth Amendment” means that certain Fourth Amendment to Credit Agreement, dated as of July 2, 2024, by and among the Company, the Guarantors party thereto, the Agent and the Lenders party thereto.

“Fourth Amendment Effective Date” has the meaning assigned to such term in the Fourth Amendment.

“Funding Notice” means a funding notice substantially in the form of Exhibit A-1.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“General Partner” has the meaning specified in the preamble hereto.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any Governmental Authority.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to a government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Grantor” has the meaning specified in the Pledge and Security Agreement.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation (including, for the avoidance of doubt, in respect of any judgment or surety or appeal bond posted in respect thereof); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Obligations” has the meaning specified in Section 7.1; provided, that such term shall exclude Excluded Swap Obligations.

“Guarantor” means (a) the General Partner, (b) each Subsidiary of Company, and (c) each other Person which guarantees, pursuant to Article VII or otherwise, all or any part of the Obligations, other than the MLP, the Bridger Entities, and Specified Subsidiary.

“Guaranty” means (a) the guaranty of each Guarantor set forth in Article VII, (b) the MLP Guaranty, and (c) each other guaranty, in form and substance satisfactory to the Agent, made by any other Guarantor for the benefit of the Secured Parties guaranteeing all or part of the Obligations.

“Hazardous Materials” means, regardless of amount or quantity, (a) any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws or that is likely to cause immediately, or at some future time, harm to or have an adverse effect on, the environment or risk to human health or safety, including, without limitation, any pollutant, contaminant, waste, hazardous waste, toxic substance or dangerous good which is defined or identified in any Environmental Law and which is present in the environment in such quantity or state that it contravenes any Environmental Law; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic, including, without limitation, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; (e) any raw materials, building components (including, without limitation, asbestos-containing materials) and manufactured products containing hazardous substances listed or classified as such under Environmental Laws; and (f) any substance or materials that are otherwise regulated under Environmental Law.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedging Agreement” means any swap, collar, or forward contract designed to protect against fluctuations in interest rate, currency or commodity prices or values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Hedge Liabilities” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreement have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender, an Agent or any Affiliate of a Lender or an Agent).

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such Applicable Laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than Applicable Laws now allow.

“Historical Financial Statements” means as of the Closing Date, (a) the audited financial statements of Company and its Subsidiaries, for the Fiscal Year ended July 31, 2020, consisting of consolidated balance sheets and the related consolidated statements of operations, comprehensive loss, partners’ deficit and cash flows for such Fiscal Year and (b) unaudited financial statements of Company and its Subsidiaries, consisting of consolidated balance sheets and the related consolidated statements of operations, comprehensive loss, partners’ deficit and cash flows for the Fiscal Quarters ending October 31, 2020 and January 31, 2021,  in the case of clauses (a) and (b), certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject, if applicable, to changes resulting from audit and normal year-end adjustments.

“Increased Cost Lenders” has the meaning specified in Section 2.20.

“Incremental Commitments Effective Date” has the meaning specified in Section 2.21(d).

“Incremental Facility Amendment” has the meaning specified in Section 2.21(c).

“Incremental Lender” has the meaning specified in Section 2.21(b).

“Indebtedness” means, as applied to any Person, without duplication, (a) all indebtedness for borrowed money, including any obligations evidenced by notes, debentures, bonds, or similar instruments; (b) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (c) any obligation owed for all or any part of the deferred purchase price of property or services, including any earn-outs or other deferred payment obligations in connection with an acquisition to the extent such earn-outs and deferred payment obligations are fixed and non-contingent (excluding any such obligations incurred under ERISA and excluding trade payables incurred in the ordinary course of business and repayable in accordance with customary trade terms and paid within one-hundred twenty (120) days of when due); (d) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; (e) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person; (f) the face amount of any letter of credit or letter of guaranty issued, bankers’ acceptances facilities, surety or appeal bonds and similar credit transactions issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (g) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (h) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the type described in the foregoing clauses (a) through (g) of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (i) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) of the type described in the foregoing clauses (a) through (h) or (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another Person if, in the case of any agreement described under subclauses (i) or (ii) of this clause (i), the primary purpose or intent thereof is as described in clause (i) above; (j) all obligations of such Person (including, without limitation, all Hedge Liabilities) in respect of any exchange traded or over the counter derivative transaction, including, without limitation, any Hedging Agreement, whether entered into for hedging or speculative purposes, and (k) Disqualified Capital Stock.  The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly non-recourse to such Person.

“Indemnified Taxes” has the meaning specified in Section 2.17(a).

“Indemnitee” has the meaning specified in Section 10.2(c).

“Information” has the meaning specified in Section 10.16.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of any Debtor Relief Law.

“Intercompany Subordination Agreement” means that certain Intercompany Subordination Agreement, dated as of the date hereof, made by the Loan Parties and their Subsidiaries in favor of Agent for the benefit of the Secured Parties in form and substance satisfactory to Agent, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Interest Payment Date” means with respect to (a) any Base Rate Loan, (i) the last day of each March, June, September and December, (ii) the final maturity date of such Revolving Loan, and (iii) the applicable Stated Maturity Date; (b) any Term Benchmark Loan, (i) the last day of each Interest Period applicable to such Loan, (ii) the final maturity date of such Revolving Loan and (iii) the applicable Stated Maturity Date; and (c) with respect to any RFR Loan, (i) each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (ii) the applicable Stated Maturity Date, in each case, with respect to any Class of Loans.

“Interest Period” means, with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one or three months thereafter, as selected by Company in the applicable Funding Notice or Conversion/Continuation Notice, (a) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be and (b) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (i) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day, (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (b)(i) and (b)(iii) of this definition, end on the last Business Day of a calendar month, (iii) no Interest Period with respect to any portion of the Revolving Loans of a given Class shall extend beyond the applicable Stated Maturity Date and (iv) no tenor that has been removed from this definition pursuant to Section 2.15(f) shall be available for specification in any Funding Notice or Conversion/Continuation Notice.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two (2) Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Inventory” means, with respect to any Person, all of such Person’s now owned and hereafter existing or acquired goods, wherever located, which (a) are held by such Person for sale; or (b) consist of raw materials, work in process, finished goods or materials used or consumed in its business.

“Investment” means (a) any direct or indirect purchase or other acquisition by Company or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities or all or substantially all of the assets of any other Person (other than a Guarantor) (or of any division or business line of such other Person); (b) any direct or indirect redemption, retirement, purchase or other acquisition for value, by the Company or any of its Subsidiaries from any Person (other than Company or any Guarantor), of any Capital Stock of such Person; (c) any direct or indirect loan, advance or capital contributions by Company or any of its Subsidiaries to any other Person (other than Company or any Guarantor), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business; and (d) any direct or indirect Guarantee of any obligations of any other Person.  The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“IP Short Form Agreement” has the meaning set forth in the Pledge and Security Agreement.

“Issuing Lender” means JPMorgan Chase Bank, N.A., PNC Bank, National Association and Truist Bank, any other Lender agreeing to issue Letters of Credit to the extent agreed, and any other financial institution designated by Agent with, so long as no Default or Event of Default exists, the consent of Company (such consent not to be unreasonably withheld, delayed or conditioned) to issue Letters of Credit, in each case together with its permitted successors and assigns in such capacity, and the term “Issuing Lender” in each such instance, means the Issuing Lender with respect to such Letter of Credit.  Any Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Lender, in which case the term “Issuing Lender” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.  Each reference herein to the “Issuing Lender” in connection with a Letter of Credit or other matter shall be deemed to be a reference to the relevant Issuing Lender with respect thereto.

“JPMorgan” has the meaning specified in the preamble hereto.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Known Litigation” means cases pending or dismissed as of the Third Amendment Effective Date.

“Law(s)” means any law(s) (including common law and equitable principles), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, code, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Governmental Authority, foreign or domestic.

“LC Exposure” means, at any time, the sum of (a) the Reimbursement Obligations at such time, plus (b) the Maximum Undrawn Amount.  The LC Exposure of any Lender at any time shall be its Pro Rata Share of the LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Company and each Lender shall remain in full force and effect until the Issuing Lenders and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

“L/C Fee Rate” means the Applicable Margin with respect to Revolving Loans that are Term Benchmark Loans; provided that, if the Default Rate of interest has been implemented pursuant to Section 2.8, the L/C Fee Rate shall increase by 2% per annum.

“Lead Arrangers” means JPMorgan Chase Bank, N.A., PNC Bank, National Association, RBC Capital Markets, and Truist Securities, Inc., in their capacities as joint lead arrangers and joint bookrunners hereunder.

“Lender” means each lender listed on the signature pages hereto as a Lender and any other Person that becomes a party hereto pursuant to an Assignment Agreement and not any Person that ceases to be a party hereto pursuant to any Assignment Agreement.

“Lender-Provided Hedging Agreement” means a Hedging Agreement which is provided by any Lender, Agent or any Affiliate thereof or which was entered into with a Person that was a Lender, Agent or any Affiliate thereof at the time such Hedging Agreement was entered into (it is understood, for avoidance of doubt, that the Hedge Liabilities of the Loan Parties to the provider of any Lender-Provided Hedging Agreement shall be Obligations hereunder, guaranteed obligations under any Guaranty and secured obligations under the Pledge and Security Agreement and otherwise treated as Obligations for purposes of each of the Loan Documents and the Liens securing the Hedge Liabilities shall be pari passu with the same Liens that secure all other Obligations under this Agreement and the Loan Documents).

“Lender-Related Person” has the meaning specified therefor in Section 10.2(b).

“Letter of Credit Application” has the meaning specified therefor in Section 2.2(b)(i).

“Letter of Credit Borrowing” has the meaning specified therefor in Section 2.2(d)(iv).

“Letter of Credit Fees” has the meaning specified therefor in Section 2.9(b).

“Letter of Credit Obligations” means, at any time and without duplication, the sum of (a) the Reimbursement Obligations at such time, plus (b) the Maximum Undrawn Amount.

“Letter of Credit Sublimit” means $300,000,000.

“Letters of Credit” has the meaning specified therefor in Section 2.2(a).

“Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter or other date of determination of (a) Consolidated Total Debt as of such day, to (b) Consolidated EBITDA for the Measurement Period ending on such date (or if such date of determination is not the last day of a Fiscal Quarter, for the four-Fiscal Quarters period ending as of the most recently concluded Fiscal Quarter).

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means (a) any lien, mortgage, pledge, assignment, hypothec, deed of trust, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing or (b) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Loans” means the loans made by the Lenders to the Company pursuant to this Agreement.

“Loan Account” means an account maintained hereunder by Agent on its books of account at the Payment Office and with respect to Company, in which it will be charged with all Loans made to, and all other Obligations incurred by the Loan Parties.

“Loan Document” means any of this Agreement, the Notes, if any, the Collateral Documents, the Fee Letters, the Flow of Funds Agreement, any Guaranty, any Letter of Credit Application, any reimbursement agreements or other documents or certificates executed by any Loan Party in favor of an Issuing Lender relating to Letters of Credit, the Intercompany Subordination Agreement, and all other documents, instruments or agreements executed and delivered by a Loan Party for the benefit of the Agent, any Issuing Lender or any Lender in connection herewith or designated as such by a Loan Party and the Agent.

“Loan Parties” means, collectively, Company and Guarantors (other than the MLP and the Bridger Entities).

“Loan Party” means Company or any Guarantor (other than the MLP and the Bridger Entities).

“Margin Stock” has the meaning specified in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on (a) the business operations, properties, rights, assets, financial condition, or liabilities of Company and its Subsidiaries taken as a whole, (b) the ability of any Loan Party to fully and timely perform its obligations under any Loan Document to which it is a party, (c) the legality, validity, binding effect, or enforceability against a Loan Party of a Loan Document to which it is a party, or (d) the rights, remedies and benefits available to, or conferred upon, the Agent and any Lender or any other Secured Party under any Loan Document.

“Material Acquisition” means any Permitted Acquisition with total cash and non-cash consideration (including the fair market value of all equity interests issued or transferred to the sellers thereof, all earnouts and other contingent payment obligations (other than indemnities) to, and the aggregate amounts paid or to be paid under noncompete agreements with, the sellers thereof, and all assumptions of debt and other liabilities or obligations quantifiable and known on the date that such purchase or other acquisition is consummated) paid by or on behalf of the Company and its Subsidiaries for any such purchase or other acquisition (or related series of purchases or acquisitions with the same seller (or Affiliate of such seller)) exceeding the aggregate amount of $15,000,000.

“Material Real Estate Asset” means (a) with respect to any fee owned Real Estate Asset owned as of the Seventh Amendment Effective Date, any such Real Estate Assets constituting a “Material Real Estate Asset” under this Agreement prior to giving effect to the

Seventh Amendment; and (b) with respect to any fee owned Real Estate Asset acquired or owned after the Seventh Amendment Effective Date, any such Real Estate Assets having a net book value (inclusive of bulk tanks, land improvements and buildings and associated improvements) in excess of $5,000,000 as of the date of such owned Real Estate Asset’s acquisition.

“Maximum Face Amount” means, with respect to any outstanding Letter of Credit, the face amount of such Letter of Credit including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“Maximum Undrawn Amount” means, with respect to any outstanding Letter of Credit, the amount of such Letter of Credit that is or may become available to be drawn, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“Measurement Period” means, at any date of determination, the most recently completed four Fiscal Quarters of the Company.

“Minimum Interest Coverage Ratio” means the ratio, as of the last day of any Fiscal Quarter or other date of determination, of (a) Consolidated EBITDA to (b) Consolidated Cash Interest Charges, in each case for the Measurement Period ending on such date (or if such date of determination is not the last day of a Fiscal Quarter, for the four-Fiscal Quarters period ending as of the most recently concluded Fiscal Quarter); provided, that for purposes of calculating the Minimum Interest Coverage Ratio (i) for the Fiscal Quarter ending July 31, 2021, Consolidated Cash Interest Charges shall be equal to the Consolidated Cash Interest Charges for the quarter ending on such date multiplied by four (4), (ii) for the Fiscal Quarter ending October 31, 2021, Consolidated Cash Interest Charges shall be equal to the Consolidated Cash Interest Charges for the quarter ending on July 31, 2021 and the quarter ending on such date multiplied by two (2), and (iii) for the Fiscal Quarter ending January 31, 2022, Consolidated Cash Interest Charges shall be equal to the Consolidated Cash Interest Charges for the quarter ending on July 31, 2021, the quarter ending on October 31, 2021 and the quarter ending on such date multiplied by 4/3.

“MLP” means Ferrellgas Partners, L.P., a Delaware limited partnership and the sole limited partner of the Company.

“MLP Guaranty” means the Limited Guaranty, dated as of the Closing Date, by the MLP in favor of the Agent for the ratable benefit of the Secured Parties, as amended, amended and restated, supplemented or otherwise modified from time to time.

“MLP Pledge Agreement” means the Pledge Agreement, dated as of the Closing Date, between the MLP and the Agent, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Moody’s” means Moody’s Investor Services, Inc.

“Mortgage” means a mortgage, deed of trust or deed to secure debt, in form and substance reasonably satisfactory to Agent, made by a Loan Party in favor of Agent for the benefit of the Secured Parties, securing the Obligations and delivered to Agent, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, (a) a narrative report describing the operations of Company and its Subsidiaries in the form prepared for presentation to senior management thereof and (b) a financial report package including management’s discussion and analysis of the financial condition and results of operations, in each case, for the applicable Fiscal Quarter or Fiscal Year and for the period from the beginning of the then-current Fiscal Year to the end of such period to which such financial statements relate with comparison to and variances from the immediately preceding period and budget.

“Net Proceeds” means, with respect to any Asset Sale, the proceeds thereof net of (i) reasonable and documented attorneys’ fees, accountants’ fees and investment banking fees, in each case, actually incurred in connection therewith, (ii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by a Permitted Lien (other than a Lien that is required hereunder to be or is junior or subordinated to the Liens securing the Obligations) on the asset subject to such Asset Sale and that is contractually required to be repaid (and is timely repaid) in connection with such Asset Sale, (iii) Taxes paid or reasonably estimated to be payable as a result thereof, and (iv) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any Taxes deducted pursuant to clause (iii) above) (x) related to any of the applicable assets and (y) retained by the Company or any of the Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be proceeds of such Disposition that are subject to a prepayment under this Section 2.11(c) at the time of such reduction).

“Non-Extending Class” means, as applicable, the Revolving Commitments, Loans, Revolving Loans and other Obligations of any Lenders that are not party to the Fifth Amendment.

“Non-Loan Party Judgment” means any money judgment, writ or warrant of attachment or similar process solely against one or more Subsidiaries that is not a Loan Party.

“Non-US Lender” has the meaning specified in Section 2.17(d)(i).

“Note” means a promissory note evidencing the Revolving Loans.

“Notice” means a Funding Notice or a Conversion/Continuation Notice.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that, if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the

Agent from a federal funds broker of recognized standing selected by it; provided, further, that, if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means (a) all obligations of every nature of each Loan Party and its Subsidiaries from time to time owed to the Agent (including former Agent), the Lenders or any of them, and Issuing Lenders under any Loan Document whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Loan Party, would have accrued on any Obligation, whether or not a claim is allowed against such Loan Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise and whether primary, secondary, direct, indirect, contingent, fixed or otherwise (including obligations of performance) and (b) all Bank Product Obligations; excluding, in each case, any Excluded Swap Obligations.

“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.

“Order” has the meaning specified therefor in Section 2.2(j)(ii).

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended.  In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” has the meaning specified in Section 2.17(a).

“Other Taxes” has the meaning specified in Section 2.17(b).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Participant Register” has the meaning specified in Section 10.5(h)(ii).

“Participation Commitment” means each Revolving Lender’s obligation to buy a participation of the Letters of Credit issued hereunder.

“Participation Revolving Loan” has the meaning specified therefor in Section 2.2(d)(iii) hereof.

“Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of Company dated as of the Closing Date, as amended from time to time in accordance with the terms of this Agreement.

“PATRIOT Act” has the meaning specified in Section 4.31.

“Payment” has the meaning specified in Section 9.5(d).

“Payment Conditions” shall be deemed to be satisfied, as at any date of determination, with respect to an action or proposed action if (a) no Default or Event of Default has occurred and is continuing as of such date; (b) Availability exceeds the greater of (i) $50,000,000 and (ii) 15% of the Revolving Commitments; and (c) the Leverage Ratio as of the last day of the most recently ended Fiscal Quarter, calculated as though such action occurred on the last day of such Fiscal Quarter, is (i) for any Fiscal Quarter ending prior to (and, for the avoidance of doubt, excluding) April 30, 2027, less than or equal to 5.25 to 1.00, and (ii) for the Fiscal Quarter ending April 30, 2027 and any Fiscal Quarter thereafter, less than or equal to 5.00 to 1.00.  For purposes of determining satisfaction of the Payment Conditions for all purposes hereunder, Availability shall be calculated both immediately before and immediately after giving effect to the applicable action or proposed action.

“Payment in Full” means (a) the Commitments have terminated or expired, (b) the payment in full in cash of all Obligations (other than (i) contingent obligations for which no claim has been made in writing and (ii) Bank Product Obligations which are subject to clause (d) below), (c) all Letters of Credit have terminated, been Cash Collateralized or other arrangements reasonably satisfactory to the Agent and Issuing Lender thereof have been made and (d) all Bank Product Obligations have been terminated and paid in full or, if the Bank Product Provider otherwise agrees, Bank Product Collateralization has been provided in respect thereof or other arrangements reasonably satisfactory to the Bank Product Provider thereof have been made; provided, that it is understood that the Agent shall be (i) permitted to rely on a certificate of a Responsible Officer of the Company to establish the foregoing in clause (d) and (ii) entitled to deem that the foregoing clause (d) has occurred with respect to any Bank Product Provider if it does not respond to a written request from the Agent to confirm that the foregoing clause (c) has occurred within two (2) Business Days of such request.

“Payment Notice” has the meaning specified in Section 9.5(d).

“Payment Office” means Agent’s office located at 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102 or such other office or offices of Agent as may be designated in writing from time to time by Agent to Agent and Company.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Perfection Certificate” means a certificate in form reasonably satisfactory to Agent that provides information with respect to the assets of each Loan Party.

“Permitted Acquisition” means any acquisition by Company or any Guarantor, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Capital Stock of, or a business line or unit or a division of, any Person located in the United States; provided that,

(a)immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(b)all transactions in connection therewith shall be consummated, in all material respects, in accordance with all Applicable Laws and in conformity with all applicable Governmental Authorizations;

(c)in the case of the acquisition of Capital Stock, all of the Capital Stock (except for any such Securities in the nature of directors’ qualifying shares required pursuant to Applicable Law) acquired or otherwise issued by such Person or any newly formed Guarantor of Company in connection with such acquisition shall be owned 100% by Company or a Guarantor thereof, and Company shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of Company, each of the actions set forth in Section 5.10 and/or Section 5.11, as applicable;

(d)Company and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.7 on a pro forma basis after giving effect to such acquisition as of the last day of the Fiscal Quarter most recently ended (calculating the amount of Indebtedness of Company and its Subsidiaries as the amount outstanding immediately after giving effect to such acquisition and otherwise as determined in accordance with Section 6.7(d));

(e)(i) with respect to any acquisition involving a purchase price of greater than $25,000,000, Company shall have delivered to Agent at least ten (10) Business Days prior to the closing of such proposed acquisition, (A) a Compliance Certificate evidencing compliance with Section 6.7 as required under clause (d) above, with relevant financial information required to demonstrate compliance with Section 6.7 and (B) an executed letter of intent, term sheet or commitment letter (setting forth in reasonable detail the terms and conditions of such acquisition) and, (ii) at the request of the Agent, such other information and documents that the Agent may reasonably request, including, without limitation, executed copies of the respective agreements, instruments or other documents pursuant to which such acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, instruments or other documents and all other material ancillary agreements, instruments or other documents to be executed or delivered in connection therewith;

(f)any Person or assets or division as acquired in accordance herewith with respect to any acquisition involving a purchase price of greater than $25,000,000, for the four quarter period most recently ended prior to the date of such acquisition, shall have generated earnings before income taxes, depreciation, and amortization during such period that shall be a positive amount;

(g)with respect to any acquisition involving a purchase price of greater than $25,000,000, the acquisition shall have been approved by the Board of Directors or other governing body or controlling Person of the Person acquired or the Person from whom such assets or division is acquired; and

(h)with respect to any acquisition involving a purchase price greater than $25,000,000, after giving effect to such acquisition, Qualified Cash of Company and its Subsidiaries plus Availability shall be at least 10% of the Borrowing Base then in effect.

“Permitted Commodity Hedging Agreement” means any Hedging Agreement entered into by Company (a) with, other than in respect of exchanged-traded transactions, a counterparty that was an Approved Counterparty on the date on which the Hedging Agreement was entered into and (b) that was entered into in compliance with the terms and provisions of the Commodity Risk Management Policy.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured lender) business judgment.

“Permitted Holders” means James E. Ferrell and the Ferrell Related Parties.

“Permitted Indebtedness” means:

(a)the Obligations;

(b)Indebtedness of any Subsidiary to Company or to any other Subsidiary, or of Company to any Subsidiary; provided, that (i) all such Indebtedness shall be subject to a First Priority Lien pursuant to the Pledge and Security Agreement and (ii) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the Intercompany Subordination Agreement;

(c)Indebtedness incurred by Company or any of its Subsidiaries arising from agreements providing for indemnification or from guaranties or letters of credit, surety bonds, performance bonds, bid bonds, appeal bonds, and similar obligations securing the performance of Company or any such Subsidiary pursuant to such agreements that are (i) in connection with Permitted Acquisitions or permitted dispositions of any business, assets or Subsidiary of Company or any of its Subsidiaries or (ii) provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations, solely to the extent such Indebtedness described in this clause (ii) is not overdue;

(d)(i) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business and (ii) Indebtedness constituting guaranties in the ordinary course of business, in each case of clauses (i) and (ii) in respect of the obligations of suppliers, customers, franchisees and licensees of Company and its Subsidiaries;

(e)Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(f)Indebtedness described in Schedule 6.1 and Indebtedness under the Senior Note Documents, but not any extensions, renewals or replacements of such Indebtedness except (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date of this Agreement, and (ii) refinancings and extensions of any such Indebtedness if the terms and conditions thereof do not (1) contain any Prohibited Covenants, (2) have any financial maintenance covenants tighter than, or in addition to, those in the Credit Agreement, (3) have other covenants or “events of default” that, taken as a whole, are less favorable to or more restrictive upon Company or any Guarantor than those contained in the Loan Documents as reasonably determined in good faith by the Company’s chief financial officer or other Authorized Officer and (4) the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided, such Indebtedness permitted under the immediately preceding clause (i) or (ii) above shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced other than the guaranty by a Guarantor, (B) exceed in a principal amount the Indebtedness being renewed, extended or refinanced plus any premium or make-whole amounts payable upon the refinancing and the costs and fees paid in connection with the refinancing or (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom;

(g)Indebtedness in an aggregate amount not to exceed at any time $75,000,000 with respect to (i) Capital Leases and (ii) purchase money Indebtedness (including any Indebtedness acquired in connection with a Permitted Acquisition); provided, that any such Indebtedness shall be secured only by the asset subject to such Capital Lease or by the asset acquired in connection with the incurrence of such Indebtedness;

(h)Permitted Unsecured Debt;

(i)obligations in respect of letters of credit, letters of guaranty, surety bonds, and similar credit transactions in an aggregate face amount not to exceed $15,000,000;

(j)obligations (contingent or otherwise) existing or arising under any Permitted Commodity Hedging Agreement or under any Permitted Interest Hedging Agreement, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business, and (ii) such Hedging Agreements do not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(k)the Company Senior Preferred Units issued on the Closing Date and any paid-in-kind Company Senior Preferred Units issued pursuant to the terms of the Company Senior Preferred Units Documentation on the Closing Date and any Refinancing Company Senior Preferred Units;

(l)Indebtedness under the Senior Notes;

(m)Permitted Secured Debt; and

(n)other Indebtedness of Company and its Subsidiaries, which is unsecured in an aggregate amount not to exceed $10,000,000 at any time.

“Permitted Interest Hedging Agreement” means any Hedging Agreement entered into by Company (i) with, other than in respect of exchanged-traded transactions, a counterparty that was an Approved Counterparty when the Hedging Agreement was entered into and (ii) that was entered into in the ordinary course of business and not for speculative purposes.

“Permitted Investments” means:

(a)Investments in Cash and Cash Equivalents;

(b)equity Investments owned as of the Closing Date in any Subsidiary and Investments made after the Closing Date in any Subsidiaries;

(c)Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors, and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Company and its Subsidiaries;

(d)intercompany loans to the extent permitted under clause (b) of the definition of Permitted Indebtedness;

(e)loans and advances to employees of Company and its Subsidiaries made in the ordinary course of business in an aggregate amount not to exceed $5,000,000 at any time;

(f)Permitted Acquisitions permitted pursuant to Section 6.8;

(g)Investments arising in connection with Bank Product Agreements;

(h)Investments described in Schedule 6.6;

(i)Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors;

(j)Guarantees otherwise permitted under this Agreement;

(k)other Investments, with respect to which the Payment Conditions are satisfied as of the date thereof; and

(l)other Investments in an aggregate amount not to exceed at any time $25,000,000.

“Permitted Liens” means:

(a)Liens in favor of Agent for the benefit of Secured Parties granted pursuant to any Loan Document;

(b)Liens for Taxes (other than Liens for United States Taxes that have priority over Liens held by the Agent) if obligations with respect to such Taxes are not yet due or are being Properly Contested;

(c)statutory Liens of landlords, banks (and rights of set off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA), in each case, arising in the ordinary course of business for amounts not overdue for more than thirty (30) days or which are being Properly Contested;

(d)Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e)easements, rights of way, restrictions, encroachments, and other similar defects or irregularities in title, in each case which, in the aggregate, do not and will not interfere in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries;

(f)any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;

(g)Liens solely on any cash earnest money deposits made by Company or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(h)purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(i)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j)any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(k)non-exclusive licenses of patents, trademarks and other intellectual property rights granted by Company or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of Company or such Subsidiary;

(l)Liens described in in any title policy accepted by the Agent in connection with a Mortgage;

(m)Liens securing purchase money Indebtedness or Capital Leases permitted pursuant to clause (g) of the definition of Permitted Indebtedness; provided, any such Lien shall encumber only the asset subject to such Capital Lease or the asset acquired with the proceeds of such Indebtedness and proceeds therefrom;

(n)Liens on cash in an aggregate amount not to exceed $90,000,000 that are granted in the ordinary course of business of Company or any Subsidiary to secure obligations arising under Permitted Commodity Hedging Agreements and Permitted Interest Hedging Agreements, in each case as permitted under clause (j) of the definition of Permitted Indebtedness (for the avoidance of doubt, any cash subject to a Lien permitted by this clause (n) shall not constitute unrestricted cash);

(o)Liens securing judgments for the payment of money not constituting an Event of Default;

(p)Liens of landlords or mortgages of landlords on fixtures located on premises leased by the Company or any of its Subsidiaries in the ordinary course of business;

(q)deposits of cash to secure liability to insurance carriers under insurance arrangements;

(r)other Liens securing obligations in an aggregate amount not to exceed the greater of $75,000,000 and 5% of Consolidated Net Tangible Assets at any time outstanding; provided that Liens permitted in reliance on this clause (r) that secure obligations other than Permitted Secured Debt shall not exceed $40,000,000; and

(s)Liens on personal property consigned to a Loan Party or a Subsidiary.

“Permitted Secured Debt” means secured Indebtedness in an aggregate amount not to exceed at any time the greater of $75,000,000 and 5% of Consolidated Net Tangible Assets, which Indebtedness may be secured by the Collateral or be in the form of purchase money Indebtedness or Capital Leases (in which case such Indebtedness shall not be secured by any assets or property other than the asset subject to such Capital Lease or the asset acquired in connection with the incurrence of such purchase money Indebtedness); provided that if such Indebtedness is secured by the Collateral, it (a) shall not be secured by any assets or property other than the Collateral, (b) shall not at any time be guaranteed by any Person that is not a Guarantor, (c) shall be secured by the Collateral on a second priority basis with the Liens securing the Obligations, (d) shall be subject to an Acceptable Intercreditor Agreement and (e) shall be incurred under a single facility documented under a single credit agreement (or functionally equivalent loan document).

“Permitted Unsecured Debt” means Indebtedness of the type described in clause (a) of the definition thereof that complies with all of the following requirements:

(a)such Indebtedness is unsecured;

(b)no scheduled payment of principal, scheduled mandatory redemption or scheduled sinking fund payment of such Indebtedness is due on or before ninety-one (91) days after the latest Revolving Commitment Termination Date (as in effect at the time the agreement or indenture governing such Indebtedness is entered into); provided that such Indebtedness may be prepaid in connection with a refinancing thereof with other Indebtedness that is permitted by this Agreement;

(c)unless the documentation governing such Indebtedness is on substantially the same or better terms to the Company, taken as a whole, as this Agreement, as reasonably determined in good faith by the Company’s chief financial officer or other Authorized Officer, the agreement or indenture governing such Indebtedness must not contain (i) financial maintenance covenants tighter than, or in addition to, those in this Agreement (as in effect at the time the agreement or indenture governing such Indebtedness is entered into), or (ii) other covenants or “events of default” that, taken as a whole, are less favorable to or more restrictive upon (in each case, in any material respect) Company or any Guarantor than those contained in the Loan Documents (as in effect at the time the agreement or indenture governing such Indebtedness is entered into) as reasonably determined in good faith by the Company’s chief financial officer or other Authorized Officer, provided, that the inclusion of any other covenant (other than Prohibited Covenants) or event of default that is contained in the Existing Senior Note Documents or the Senior Note Documents or is reasonable and customary with respect to such type of debt and that is not found in the Loan Documents (in each case, as in effect at the time the agreement or indenture governing such Indebtedness is entered into) shall not be deemed to be less favorable or more restrictive for purposes of this clause;

(d)in the case of the Company, on each date on which such Indebtedness is incurred (in this definition defined as a “Date of Issuance”) and immediately after giving effect to such Indebtedness the Company is in compliance on a pro forma basis with Section 6.7, calculated as of the last day of the most recent Fiscal Quarter for which the financial statements described in Sections 5.1(a) and (b) are available to the Agent and the Lenders;

(e)no Default or Event of Default exists on the Date of Issuance or will occur as a result of the incurrence of such Indebtedness;

(f)such Indebtedness is not guaranteed by any Person which is not a Guarantor of all of the Obligations; and

(g)Company shall have delivered to the Agent a certificate in reasonable detail reflecting compliance with the foregoing requirements.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Pledge and Security Agreement” means the Pledge and Security Agreement, dated as of the date hereof, executed by Grantors in favor of Agent for the benefit of the Secured Parties, substantially in the form of Exhibit G, as it may be amended, supplemented or otherwise modified from time to time.

“PNC” means PNC Bank, National Association.

“Preferred Equity Tax Distributions” means “Tax Distributions” (as defined in the Partnership Agreement as in effect on the Closing Date).

“Preferred Stock” means any Capital Stock with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up (including, without limitation, the Company Senior Preferred Units).

“Preferred Unit Documents” means the Company Senior Preferred Units Documentation and the definitive documentation in respect of any Refinancing Company Senior Preferred Units.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Agent) or any similar release by the Federal Reserve Board (as determined by the Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Principal Office” means, for each of Agent and an Issuing Lender, such Person’s “Principal Office” as set forth on Appendix B, or such other office as such Person may from time to time designate in writing to Company, Agent and each Lender.

“Proceeding” means any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.

“Pro Forma Adjustments” means, with respect to calculating the impact of a Subject Transaction on Consolidated EBITDA and Consolidated Cash Interest Charges, the respective amounts of Consolidated EBITDA and components of Consolidated Cash Interest Charges generated or incurred, as the case may be, by the assets, business lines, Person, units or divisions acquired or disposed of or Indebtedness incurred, assumed or extinguished in such Subject Transaction (a) based on the most recently-ended four fiscal quarter period for which audited financial statements or a quality of earnings report is available (or, if audited financial statements or a quality of earnings reports are not available covering a four Fiscal Quarter period ended within nine (9) months from the date of such Subject Transaction, such other unaudited financial information as available) and (b) adjusted for any personnel expenses of employees not retained by the Company or its Subsidiaries in the operation of acquired assets, business lines, Person, units or divisions (provided that such employees were either not assumed in connection with the Permitted Acquisition or are not, as of such date of determination, employed by the Company, any of its Subsidiaries or the General Partner).

“Prohibited Covenants” means (a) covenants that restrict the ability to grant liens in favor of Agent to secure the Obligations; (b) covenants that restrict the ability of Company to borrow under this Agreement or have Hedging Agreements permitted under this Agreement; (c) covenants that require Company to prepay the applicable Permitted Unsecured Debt, except upon a change of control or mandatory prepayments or offers to prepay from asset sales that are reduced by the amount from such assets sales used to repay the Obligations, and prohibit Company from prepaying the Obligations; and (d) covenants that require the use of specific cash flows or asset sale proceeds to prepay the applicable Permitted Unsecured Debt, except upon a change of control or mandatory prepayments and offers from asset sales that are reduced by the amount from such assets sales used to repay the Obligations, and prohibit Company from prepaying the Obligations with such cash flow or proceeds.

“Projections” has the meaning specified in Section 4.8.

“Propane Bobtail” means a truck and ancillary equipment (including the tank mounted directly thereon) that is used to deliver propane and similar products to customers (regardless of type) and is commonly referred to as a “propane bobtail” or a “bobtail”.

“Propane Inventory” means the propane inventory of Company and its Subsidiaries consisting of propane available to be distributed and sold to retail, wholesale, tank exchange, and other similar customers.

“Properly Contested” means contested in good faith and by appropriate proceedings diligently conducted so long as adequate reserves in accordance with GAAP have been maintained.

“Pro Rata Share” means with respect to all payments, computations and other matters relating to the Revolving Commitment or Revolving Loans of any Lender or any Letters of Credit issued or participations purchased therein by any Lender, the percentage obtained by dividing (a) the Revolving Exposure of that Lender, by (b) the aggregate Revolving Exposure of all Lenders (disregarding the Revolving Exposure of any Defaulting Lender).

“Protective Advances” has the meaning specified in Section 2.1(c).

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning set forth in Section 10.22.

“Qualified Cash” means, as of any date of determination, the amount of unrestricted Cash and Cash Equivalents of the Loan Parties that is in Deposit Accounts or in Securities Accounts, or any combination thereof, which such Deposit Account or Securities Account is subject to a Control Agreement and is maintained by a branch office of thee bank or securities intermediary located within the United States.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Loan Party in any real property.

“Real Property” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Company or any of its Subsidiaries or any of their respective predecessors.

“Reasonably Anticipated Purchases” means the amount of Fixed Price Volumes anticipated in good faith by the Company and its Subsidiaries to be sold during the respective contract terms with respect to propane sales, with such amount to be calculated in consideration of, among other factors, historical purchasing behavior of Company’s customers and as may be revised from time to time to reflect, among other factors, updated market conditions and customer purchasing trends.

“Reference Time” with respect to any setting of the then-current Benchmark means (a) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two (2) U.S. Government Securities Business Days preceding the date of such setting, (b) if the RFR for such Benchmark is Daily Simple SOFR, then four (4) Business Days prior to such setting and (c) if such Benchmark is not the Term SOFR Rate or Daily Simple SOFR, the time determined by the Agent in its reasonable discretion.

“Refinancing Company Senior Preferred Units” means limited partnership interests issued by the Company to replace and refinance the Company Senior Preferred Units so long as, at any time of determination, (a) the terms of such limited partnership interests and the governing documentation thereof are no less favorable to the Company than the terms of the Company Senior Preferred Units being refinanced or replaced thereby (including with respect to dividend rights, liquidation preference, mandatory redemption, and conversion rights and other restrictive covenants) and (b) the amount that would constitute the principal amount of such limited partnership interests (if such limited partnership interests were characterized as indebtedness) shall not exceed the amount required by the terms of the Company Senior Preferred Units Documentation to redeem the Company Senior Preferred Units being refinanced or replaced (determined at the time such redemption is made based on the Company Senior Preferred Units Documentation as in effect on the date hereof) plus reasonable and customary fees and expenses incurred in connection with such replacement and refinancing.

“Register” has the meaning specified in Section 2.5(b).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Regulatory Authority” has the meaning specified in Section 10.16.

“Reimbursement Obligations” has the meaning specified therefor in Section 2.2(d)(ii).

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, Agent and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Relevant Rate” means (a) with respect to any Term Benchmark Borrowing, the Term SOFR Rate or (b) with respect to any RFR Borrowing, Daily Simple SOFR, as applicable.

“Rental Reserve” means (a) with respect to any storage or transportation provider, such amount as the Agent in its Permitted Discretion shall establish after consultation with the Company, from time to time for such storage or transportation provider and (b) with respect to any location not owned by the Company or a Guarantor at which Propane Inventory is located, stored, processed, maintained or otherwise held, until such time as such location is subject to a Collateral Access Agreement, an amount equal to three (3) month’s rent or storage for such location.

“Remedial Action” means all actions taken to (a) correct or address any actual or threatened non-compliance with Environmental Law, (b) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (c) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (d) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (e) perform any other actions authorized or required by Environmental Law or Governmental Authority.

“Replacement Lender” has the meaning specified in Section 2.20.

“Report” has the meaning specified in Section 9.9.

“Reportable Compliance Event” means that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.

“Required Lenders” means Lenders (other than Defaulting Lenders) whose Pro Rata Share aggregate more than 50%.

“Required Payment” has the meaning specified in Section 2.15(f).

“Reserves” means any and all reserves which the Agent deems necessary, in its Permitted Discretion, to maintain (including reserves applicable to the Borrowing Base, reserves for accrued and unpaid interest on the Obligations, Bank Product Reserves, Rental Reserves, volatility reserves, reserves for dilution of Accounts, reserves for obligations of any of the Loan Parties owing to Swap Counterparties under any Swap Agreements, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or Loan Party.

“Resolution Authority” means, with respect to any EEA Financial Institution, an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Junior Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of Company now or hereafter outstanding, except a dividend payable solely in shares of that class of Capital Stock to the holders of that class; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of Company or any of its Subsidiaries that is not a Loan Party now or hereafter outstanding; (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of Company or any of its Subsidiaries that is not a Loan Party now or hereafter outstanding; (d) management or similar fees (and related expenses) payable to any Permitted Holder or any of its Affiliates or any other Affiliates of any Loan Party other than directors fees and expenses, reimbursement for all direct and indirect expenses incurred or payments made on behalf of the Company or the MLP and all other necessary or appropriate expenses allocable to the Company or the MLP or otherwise reasonably incurred by its general partner in connection with operating the MLP and its Subsidiaries’ business; and (e) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to, any subordinated Indebtedness.

“Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and, if applicable, to acquire participations in Letters of Credit and “Revolving Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Revolving Commitment is set forth on Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Commitments as of the Seventh Amendment Effective Date is $350,000,000.

“Revolving Commitment Increase” and “Revolving Commitment Increases” has the meaning specified in Section 2.21(a).

“Revolving Commitment Increase Lender” has the meaning specified in Section 2.21(g).

“Revolving Commitment Period” means, with respect to any Class, the period from the Closing Date to but excluding the applicable Revolving Commitment Termination Date.

“Revolving Commitment Termination Date” means, with respect to any Class of Revolving Commitments, the earliest to occur of (a) the Stated Maturity Date with respect to such Class; (b) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.10(b) or 2.11; and (c) the date of the termination of the Revolving Commitments pursuant to Section 8.1.

“Revolving Exposure” means, with respect to any Lender as of any date of determination, (a) prior to the termination of the Revolving Commitments, that Lender’s Revolving Commitment; and (b) after the termination of the Revolving Commitments, the sum of (i) the aggregate outstanding principal amount of the Revolving Loans of that Lender, and (ii) the interests of such Revolving Lender in outstanding Letter of Credit Obligations.

“Revolving Lender” means a Lender with a Revolving Commitment, a Revolving Loan or a Letter of Credit Obligation.

“Revolving Loan” means a Loan made by a Lender to Company pursuant to Section 2.1(a).

“Revolving Usage” means, with respect to a Lender, as at any date of determination, the sum of (a) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of reimbursing an Issuing Lender for any amount drawn under any Letter of Credit, but not yet so applied) of such Lender, (b) the Letter of Credit Obligations of such Lender and (c) the aggregate principal amount of all outstanding Protective Advances of such Lender.

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Loan” means a Loan that bears interest at a rate based on Daily Simple SOFR.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc.

“Sanctioned Country” means a country, region, or territory subject to a sanctions program maintained under any Anti-Terrorism Law.

“Sanctioned Person” means (a) any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Second Amendment” means the Second Amendment, dated as of May 23, 2023, among the Company, the Agent and the Lenders party thereto.

“Second Amendment Effective Date” has the meaning specified in the Second Amendment.

“Secured Parties” means the Agent, the Issuing Lenders, the Bank Product Providers and the Lenders (it being understood that former Agents, Issuing Lenders and Lenders to the extent that any Obligations owing to such Persons were incurred while such Persons were an Agent, Issuing Lender or Lenders and such Obligations have not been paid or satisfied in full may as set forth herein or as agreed with the Company in the case of an Agent or Issuing Lender continue to be Secured Parties in respect of such Obligations).

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Account” means a securities account (as defined in the UCC).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Securitization Facility” means that certain securitization facility providing for the sale of Ferrellgas Receivables, LLC’s interest in trade accounts receivable.

“Senior Note Documents” means the 2025 Indenture and each of the documents executed and delivered in connection therewith.

“Senior Notes” means the 9.250% Senior Notes due January 15, 2031, issued by Company and Ferrellgas Finance Corp. on the Seventh Amendment Effective Date pursuant to the Senior Note Documents.

“Senior Secured Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter or other date of determination of (a) Consolidated Total Secured Debt as of such day, to (b) Consolidated EBITDA for the Measurement Period ending on such date (or if such date of determination is not the last day of a Fiscal Quarter, for the four-Fiscal Quarters period ending as of the most recently concluded Fiscal Quarter).

“Settlement Period” has the meaning specified in Section 2.1(b)(vii).

“Seventh Amendment” means that certain Seventh Amendment to Credit Agreement, dated as of October 27, 2025, by and among the Company, the Guarantors party thereto, the Agent and the Lenders and Issuing Lenders party thereto.

“Seventh Amendment Effective Date” has the meaning specified in the Seventh Amendment.

“Seventh Amendment Effective Date Financial Statements” means the audited financial statements of Company and its Subsidiaries, for the Fiscal Year ended July 31, 2025, consisting of consolidated balance sheets and the related consolidated statements of operations, comprehensive loss, partners’ deficit and cash flows for such Fiscal Year.

“Sixth Amendment” means that certain Sixth Amendment to Credit Agreement, dated as of January 15, 2025, by and among the Company, the Guarantors party thereto, the Agent and the Lenders party thereto.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Solvent” means, with respect to any Loan Party, that as of the date of determination, both (a)(i) the sum of such Loan Party’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Loan Party’s present assets; (ii) such Loan Party’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated or undertaken after the Closing Date; and (iii) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (b) such Person is “solvent” within the meaning given that term and similar terms under Applicable Laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No.5).

“Specified L/C Sublimit” means, with respect to any Issuing Lender, (a) in the case of JPMorgan Chase Bank, N.A., PNC Bank, National Association or Truist Bank, one-third (1/3) of $200,000,000, unless, with respect to such Person, such Person consents in its sole discretion, and (b) in the case of any other Issuing Lender, such percentage as is specified in the agreement pursuant to which such Person becomes an Issuing Lender under this Agreement.

“Specified Subsidiary” means Ferrellgas Receivables, LLC and Ferrellgas Finance Corp.

“Stated Maturity Date” means with respect to all Classes of Revolving Commitments, October 27, 2028.

“Subject Transaction” has the meaning specified in Section 6.7(d).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body are at the time owned by such Person; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Notwithstanding anything to the contrary herein, no Specified Subsidiary shall be considered a Subsidiary of the Company.

“Super-Majority Lenders” means Lenders (other than Defaulting Lenders) whose Pro Rata Share aggregate more than 66 2/3%.

“Swap Agreement” means any contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any Swap Agreement.

“Tax” means any present or future tax, levy, impost, duty, assessment, deduction or withholding imposed, levied, collected, withheld or assessed by any Governmental Authority, including all interest, penalties or additions to tax with respect thereto.

“Terminated Lender” has the meaning specified in Section 2.20.

“Term Benchmark” when used in reference to any Loan or Borrowing (other than any Loan or Borrowing bearing interest based on the Term SOFR Rate pursuant to clause (c) of the definition of “Base Rate”), refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Term SOFR Rate.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of “Term SOFR Reference Rate”.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two (2) U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator; provided that if Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Agent as the forward-looking term rate based on SOFR. If by 5:00 p.m. (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Third Amendment” means that certain Third Amendment to Credit Agreement, dated as of May 23, 2023, by and among the Company and the Lenders party thereto.

“Third Amendment Effective Date” has the meaning assigned to such term in the Third Amendment.

“Titled Equipment” means any Equipment (as defined in the Pledge and Security Agreement) that is covered by a certificate of title under a statute of any jurisdiction under the law of which an indication of a security interest on such certificate is required as a condition of perfection of a security interest in such Equipment.

“Titled Equipment of Significance” means, (a) any Titled Equipment owned by any Loan Party before the Seventh Amendment Effective Date with a net book value of $50,000 or more and (b) (i) any Titled Equipment acquired by any Loan Party following the Seventh Amendment Effective Date used in the transportation of propane (including each Propane Bobtail) with a net book value of $50,000 or more or acquired by any Loan Party following the Seventh Amendment Effective Date at a cost of $50,000 or more, and (ii) any other Titled Equipment acquired by any Loan Party following the Seventh Amendment Effective Date with a net book value of $100,000 or more or acquired by any Loan Party following the Seventh Amendment Effective Date at a cost of $100,000 or more.

“Total Revolving Usage” means, as at any date of determination, the sum of (a) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of reimbursing an Issuing Lender for any amount drawn under any Letter of Credit, but not yet so applied), (b) the Letter of Credit Obligations and (c) the aggregate principal amount of all outstanding Protective Advances.

“Type of Loan” means, when used in reference to any Loan or Borrowing, refers to whether such Loan or Borrowing is a Base Rate Loan, a Base Rate Borrowing, a Term Benchmark Loan, a Term Benchmark Borrowing, an RFR Loan or an RFR Borrowing.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“UCP 600” has the meaning specified therefor in Section 2.2(b)(ii).

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2Accounting and Other Terms.

(a)Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.  Financial statements and other information required to be delivered by the General Partner and Company to Lenders pursuant to Section 5.1(a), 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(d), if applicable). Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements. Notwithstanding the foregoing, (i) with respect to the accounting for leases as either operating leases or capital leases and the impact of such accounting in accordance with FASB ASC 840 on the definitions and covenants herein, GAAP as in effect on the Closing Date shall be applied and (ii) for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of Company and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)All terms used in this Agreement which are defined in Article 8 or Article 9 of the UCC as in effect from time to time in the State of New York and which are not otherwise defined herein shall have the same meanings herein as set forth therein, provided that terms used herein which are defined in the UCC as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Agent may otherwise determine.

Section 1.3Interpretation, etc.  Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.  References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided.  The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.  The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.  The use herein of the word “issue” or “issuance” with respect to any Letter of Credit shall be deemed to include any amendment, extension renewal or replacement thereof.  Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations or Guaranteed Obligations means (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with the payment of any premium applicable to the repayment of the Loans, (ii) all costs, expenses, or indemnities payable pursuant to Section 10.2 of this Agreement that have accrued and are unpaid regardless of whether demand has been made therefor, (iii) all fees or charges that have accrued hereunder or under any other Loan Document and are unpaid, (b) in the case of obligations with respect to Bank Products, providing Bank Product Collateralization, (c) the receipt by Issuing Lenders of Cash Collateralization in respect of all outstanding Letters of Credit or other security acceptable to Agent and the applicable Issuing Lender, (d) the receipt by Agent of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to an Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys’ fees and legal expenses), such cash collateral to be in such amount as Agent reasonably determine is appropriate to secure such contingent Obligations, (e) the payment or repayment in full in immediately available funds of all other outstanding Obligations other than any Bank Product Obligations that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or being Bank Product Collateralized; provided that it is understood that the Agent shall be (i) permitted to rely on a certificate of a Responsible Officer of the Company to establish the foregoing in clause (d) and (ii) entitled to deem that the foregoing clause (d) has occurred with respect to any Bank Product Provider if it does not respond to a written request from the Agent to confirm that the foregoing clause (c) has occurred within two (2) Business Days of such request, and (f) the termination of all of the Commitments of the Lenders. Notwithstanding anything in the Agreement to the contrary, (A) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (B) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be enacted, adopted, issued, phased in or effective after the date of this Agreement regardless of the date enacted, adopted, issued, phased in or effective. No intention to subordinate the first priority Lien granted in favor of the Agent and the Lenders is to be hereby implied or expressed by the permitted existence of the Liens permitted under Section 6.2 or the use of the phrase “subject to” when used in connection with Permitted Liens, Liens permitted by Section 6.2, First Priority or otherwise.

Section 1.4Time References.  Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day.  For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided, however, that with respect to a computation of fees or interest payable to the Agent, any Lender or any Issuing Lender, such period shall in any event consist of at least one full day.

Section 1.5Divisions.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.6Letter of Credit Amounts.  Unless otherwise specified herein, the face amount or amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Agreement related thereto, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

Section 1.7Interest Rates; Benchmark Notification.  The interest rate on a Loan may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.15(b) provides a mechanism for determining an alternative rate of interest. The Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate

(including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Company. The Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Company, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Article II

Loans and Letters of Credit

Section 2.1Revolving Loans.

(a)Revolving Commitments.  During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make Revolving Loans to Company; provided, that after giving effect to the making of any Revolving Loans in no event shall (i) the Total Revolving Usage exceed the lesser of (A) the Borrowing Base or (B) the Revolving Commitments then in effect and (ii) a Lender’s Revolving Usage exceed such Lender’s Revolving Commitment.  Amounts borrowed pursuant to this Section 2.1 may be repaid and reborrowed during the Revolving Commitment Period.  Each Lender’s Revolving Commitment of a given Class shall expire on the Revolving Commitment Termination Date with respect to such Class and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall become due and payable as of such date.

(b)Borrowing Mechanics for Revolving Loans

(i)Except pursuant to Section 2.2(d), Revolving Loans that are Base Rate Loans shall be made in an aggregate minimum amount of the lesser of (A) $1,000,000 and integral multiples of $500,000 in excess of that amount and (B) the unused Revolving Commitment, and Revolving Loans that are Term Benchmark Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount.

(ii)Whenever Company desires that Lenders make Revolving Loans, Company shall deliver to Agent a fully executed and delivered Funding Notice (A) no later than 12:00 p.m. (New York City time) at least three (3) Business Days in advance of the proposed Credit Date in the case of a Term Benchmark Loan, and (B) no later than 11:00 a.m. (New York City time) on the Business Day of the proposed Credit Date in the case of a Revolving Loan that is a Base Rate Loan.  Except as otherwise provided herein, a Funding Notice for a Revolving Loan that is a Term Benchmark Loan shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to make a borrowing in accordance therewith.

(iii)Notice of receipt of each Funding Notice in respect of Revolving Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by Agent to each applicable Lender by facsimile with reasonable promptness, but (provided Agent shall have received such notice by 11:00 a.m. (New York City time)) not later than 2:00 p.m. (New York City time) on the same day as Agent’s receipt of such Notice from Company.

(iv)Each Lender shall make the amount of its Revolving Loan available to Agent not later than 1:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at Agent’s Principal Office.  Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Agent shall make the proceeds of such Revolving Loans available to Company on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Revolving Loans received by Agent from Lenders to be credited to the funding account of Company at PNC designated “Commercial Checking” on Schedule 4.29 or such other account as may be permitted by the Agent.

(v)Notwithstanding any other provision of this Agreement, and in order to reduce the number of fund transfers among the Company, the Agent and the Lenders, the Company, Agent and the Lenders agree that the Agent may (but shall not be obligated to), and Company and the Lenders hereby irrevocably authorize the Agent to, fund, on behalf of the Revolving Lenders, Revolving Loans pursuant to Section 2.1, subject to the procedures for settlement set forth in Sections 2.1(b)(viii) and (b)(ix); provided however that, (a) the Agent shall in no event fund any such Revolving Loans if the Agent shall have received written notice from the Required Lenders on the Business Day prior to the date of the proposed Revolving Loan that one or more of the conditions precedent contained in Section 3.2 will not be satisfied at the time of the proposed Revolving Loan, and (b) the Agent shall not otherwise be required to determine that, or take notice whether, the conditions precedent in Section 3.2 have been satisfied.  If the Company gives a Funding Notice requesting a Revolving Loan and the Agent elects not to fund such Revolving Loan on behalf of the Revolving Lenders, then promptly after receipt of the Funding Notice requesting such Revolving Loan, the Agent shall notify Company and each Revolving Lender of the specifics of the requested Revolving Loan and that it will not fund the requested Revolving Loan on behalf of the Revolving Lenders.  If the Agent notifies the Revolving Lenders that it will not fund a requested Revolving Loan on behalf of the Revolving Lenders, each Revolving Lender shall make its Pro Rata Share of the Revolving Loan available to the Agent, in immediately available funds, in the Agent’s Account no later than 3:00 p.m. (New York City time) (provided that, the Agent requests payment from such Revolving Lender not later than 1:00 p.m. (New York City time)) on the date of the proposed Revolving Loan.  The Agent will make the proceeds of such Revolving Loans available to the Company on the day of the proposed Revolving Loan by causing an amount, in immediately available funds, equal to the proceeds of all such Revolving Loans received by the Agent in the Agent’s Account or the amount funded by the Agent on behalf of the Revolving Lenders to be deposited in an account designated by the Company.

(vi)If the Agent has notified the Revolving Lenders that the Agent, on behalf of the Revolving Lenders, will not fund a particular Revolving Loan pursuant to Section 2.1(b)(v), the Agent may assume that each such Revolving Lender has made such amount available to the Agent on such day and the Agent, in its sole discretion, may, but shall not be obligated to, cause a corresponding amount to be made available to the Company on such day.  If the Agent makes such corresponding amount available to the Company and such corresponding amount is not in fact made available to the Agent by any such Revolving Lender, the Agent shall be entitled to recover such corresponding amount on demand from such Revolving Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Agent, at the Federal Funds Effective Rate for three (3) Business Days and thereafter at the Base Rate.  During the period in which such Revolving Lender has not paid such corresponding amount to the Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Agent to the Company shall, for all purposes hereof, be a Revolving Loan made by the Agent for its own account.  Upon any such failure by a Revolving Lender to pay the Agent, the Agent shall promptly thereafter notify the Company of such failure and the Company shall immediately pay such corresponding amount to the Agent for its own account.

(vii)Nothing in this Section 2.1 shall be deemed to relieve any Revolving Lender from its obligations to fulfill its Revolving Commitment hereunder or to prejudice any rights that the Agent or the Company may have against any Revolving Lender as a result of any default by such Revolving Lender hereunder.

(viii)With respect to all periods for which the Agent has funded Revolving Loans pursuant to Section 2.1, on Friday of each week, or if the applicable Friday is not a Business Day, then on the following Business Day, or on the last Business Day of any shorter period as the Agent may from time to time select (any such week or shorter period being herein called a “Settlement Period”), the Agent shall notify each Revolving Lender of the unpaid principal amount of the Revolving Loans outstanding as of the last day of each such Settlement Period.  In the event that such amount is greater than the unpaid principal amount of the Revolving Loans outstanding on the last day of the Settlement Period immediately preceding such Settlement Period (or, if there has been no preceding Settlement Period, the amount of the Revolving Loans made on the date of such Revolving Lender’s initial funding), each Revolving Lender shall promptly (and in any event not later than 2:00 p.m. (New York City time) if the Agent requests payment from such Lender not later than 12:00 p.m. (New York City time) on such day) make available to the Agent its Pro Rata Share of the difference in immediately available funds.  In the event that such amount is less than such unpaid principal amount, the Agent shall promptly pay over to each Revolving Lender its Pro Rata Share of the difference in immediately available funds.  In addition, if the Agent shall so request at any time when a Default or an Event of Default shall have occurred and be continuing, or any other event shall have occurred as a result of which the Agent shall determine that it is desirable to present claims against the Company for repayment, each Revolving Lender shall promptly remit to the Agent or, as the case may be, the Agent shall promptly remit to each Revolving Lender, sufficient funds to adjust the interests of the Revolving Lenders in the then-outstanding Revolving Loans to such an extent that, after giving effect to such adjustment, each such Revolving Lender’s interest in the then-outstanding Revolving Loans will be equal to its Pro Rata Share thereof.  The obligations of the Agent and each Revolving Lender under this Section 2.1(b)(viii) shall be absolute and unconditional.  Each Revolving Lender shall only be entitled to receive interest on its Pro Rata Share of the Revolving Loans which have been funded by such Revolving Lender.

(ix)In the event that any Revolving Lender fails to make any payment required to be made by it pursuant to Section 2.1(b), the Agent shall be entitled to recover such corresponding amount on demand from such Revolving Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Agent, at the Federal Funds Effective Rate for three (3) Business Days and thereafter at the Base Rate.

During the period in which such Revolving Lender has not paid such corresponding amount to the Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Agent to the Company shall, for all purposes hereof, be a Revolving Loan made by the Agent for its own account.  Upon any such failure by a Revolving Lender to pay the Agent, the Agent shall promptly thereafter notify the Company of such failure and the Company shall immediately pay such corresponding amount to the Agent for its own account.  Nothing in this Section 2.1(b)(ix) shall be deemed to relieve any Revolving Lender from its obligation to fulfill its Revolving Commitment hereunder or to prejudice any rights that the Agent or the Company may have against any Revolving Lender as a result of any default by such Revolving Lender hereunder.

(c)Protective Advances.  Subject to the limitations set forth below, and whether or not an Event of Default or a Default shall have occurred and be continuing, Agent is authorized by Company and the Lenders, from time to time in Agent’s sole discretion (but Agent shall have absolutely no obligation to), to make disbursements or advances to Company, which Agent, in its sole discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by Company pursuant to the terms of this Agreement and the other Loan Documents, including, without limitation, payments of principal, interest, fees and reimbursable expenses (any of such Loans are in this clause (c) referred to as “Protective Advances”); provided, that after giving effect to the making of any Protective Advance in no event shall (A) the Total Revolving Usage exceed the Revolving Commitments then in effect or (B) a Lender’s Revolving Usage exceed such Lender’s Revolving Commitment.  Protective Advances may be made even if the conditions precedent set forth in Article III have not been satisfied.  The interest rate on all Protective Advances shall be at the Base Rate plus the Applicable Margin for Base Rate Loans.  Each Protective Advance shall be secured by the Liens in favor of Agent in and to the Collateral and shall constitute Obligations hereunder.  The Protective Advances shall constitute Obligations hereunder which may be charged to the Loan Account in accordance with Section 2.13(f).  Company shall pay the unpaid principal amount and all unpaid and accrued interest of each Protective Advance on the earlier of the latest Revolving Commitment Termination Date and the date on which demand for payment is made by Agent.  The Agent shall notify each Lender and Company in writing of each such Protective Advance, which notice shall include a description of the purpose of such Protective Advance.  Without limitation to its obligations pursuant to Section 10.2(d), each Lender agrees that it shall make available to the Agent, upon the Agent’s demand, in Dollars in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Protective Advance.  If such funds are not made available to the Agent by such Lender, Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to the applicable Agent, at the Federal Funds Effective Rate for three (3) Business Days and thereafter at the Base Rate.

Section 2.2Letters of Credit.

(a)Letters of Credit.  Subject to the terms and conditions hereof (including Section 2.1 hereof), (i) the Existing Letters of Credit shall be deemed issued under this Agreement on and after the Closing Date and shall constitute Letters of Credit for all purposes hereunder and under the Loan Documents and (ii) upon request of Company made in accordance herewith, each

Issuing Lender shall issue or cause the issuance by an Affiliate of such Issuing Lender of standby letters of credit (collectively, “Letters of Credit”) for the account of any Loan Party.  The Maximum Undrawn Amount of all outstanding Letters of Credit shall not exceed in the aggregate at any time the lowest of (i) (A) the total Revolving Commitment minus (B) the aggregate principal amount of all Revolving Loans then outstanding, (ii) (A) the Borrowing Base minus (B) the aggregate principal amount of all Revolving Loans then outstanding, and (iii) the Letter of Credit Sublimit; provided, that, other than with respect to (x) the Existing Letters of Credit deemed issued by PNC Bank, National Association and its Affiliates hereunder and (y) any Letter of Credit issued by PNC on the Closing Date or as otherwise agreed by PNC with respect to PNC, no Letter of Credit shall be issued by any Issuing Lender the amount of which, when added to the outstanding amount of Letters of Credit with respect to such L/C Issuer, would exceed the applicable Specified L/C Sublimit of such Issuing Lender then in effect. All disbursements or payments related to Letters of Credit shall be deemed to be Revolving Loans and shall bear interest at the applicable rate in accordance with Section 2.6 and Section 2.8.  Without prejudice to Section 2.9, Letters of Credit that have not been drawn upon shall not bear interest under Section 2.6.

(b)Issuance of Letters of Credit.

(i)Subject to the terms hereof, Company may request an Issuing Lender to issue or cause the issuance of a Letter of Credit by delivering to an Issuing Lender, prior to 12:00 p.m. (New York City time), at least three (3) Business Days’ prior to the proposed date of issuance, an Issuing Lender’s form of letter of credit application (the “Letter of Credit Application”) completed to the reasonable satisfaction of such Issuing Lender and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request.

(ii)Each Letter of Credit shall, among other things, (A) provide for the payment of sight drafts, other written demands for payment, or acceptances of drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (B) have an expiry date not later than 12 months after such Letter of Credit’s date of issuance (subject to automatic renewals) and in no event later than the date that five (5) Business Days before the latest Stated Maturity Date (unless all Lenders of the applicable Class and the Issuing Lender have approved such expiry date in writing or the Revolving Exposure in respect of such requested Letter of Credit has been Cash Collateralized or otherwise backstopped pursuant to arrangements reasonably satisfactory to the Agent and such L/C Issuer; provided further that, if such Letter of Credit is so Cash Collateralized or backstopped, no Revolving Lender shall be required to fund participations with respect to such Letter of Credit after such latest Stated Maturity Date).  Each standby Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 600, and any amendments or revision thereof adhered to by the Issuer (“UCP 600”) or the International Standby Practices (ISP98- International Chamber of Commerce Publication Number 590), as determined by an Issuing Lender, and each trade Letter of Credit shall be subject to UCP 600.

(iii)Each Issuing Lender shall use its reasonable efforts to notify the Agent and the Lenders of the request by the Loan Parties for a Letter of Credit hereunder.

(c)Requirements For Issuance of Letters of Credit.

(i)The Company hereby authorizes and directs the Issuing Lenders to name one or more Loan Parties as the “Applicant” or “Account Party” of each Letter of Credit, as shall be set forth more particularly in the Letter of Credit Application.  Company hereby authorizes and directs the Issuing Lenders to deliver to the Agent the Letter of Credit Application and such other certificates, documents and other papers and information as such Issuing Lender may have reasonably requested in connection therewith and to accept and rely upon the Agent’s instructions and agreements with respect to all matters arising in connection with such Letter of Credit or the application therefor.

(ii)An Issuing Lender shall not be under any obligation to issue, amend or extend any Letter of Credit if:

(A)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing, amending or extending such Letter of Credit, or any Applicable Law applicable to such Issuing Lender shall prohibit, or require that such Issuing Lender refrain from, the issuance, amendment or extension of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Lender any unreimbursed loss, cost or expense that was not applicable on the Closing Date and that such Issuing Lender in good faith deems material to it; or

(B)the issuance, amendment or extension of such Letter of Credit would violate one or more policies of such Issuing Lender applicable to letters of credit generally.

(d)Disbursements, Reimbursement.

(i)Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Issuing Lender a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Pro Rata Share of the Maximum Face Amount of such Letter of Credit and the amount of such drawing, respectively.

(ii)In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the applicable Issuing Lender will promptly notify the Company; provided, that if Company shall have received such notice by 10:00 a.m. (New York City time), the Loan Parties shall reimburse (such obligation to reimburse such Issuing Lender or any Lender together with any interest thereon pursuant to Section 2.6 and Section 2.8 shall sometimes be referred to as a “Reimbursement Obligation”) the Agent on behalf of the Issuing Lenders and the Revolving Lenders prior to 12:00 p.m. (New York City time) on such date that an amount is paid by the Issuing Lenders and the Revolving Lenders under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by the Issuing Lenders and the Revolving Lenders.  In the event the Loan Parties fail to reimburse the Issuing Lenders and the

Revolving Lenders for the full amount of any drawing under any Letter of Credit by 12:00 p.m. (New York City time) on the Drawing Date, the Agent will promptly notify each Revolving Lender thereof, and the Company shall be deemed to have requested that a Revolving Loan that is a Base Rate Loan be made by the Revolving Lenders to be disbursed on the Drawing Date in respect of such Letter of Credit pursuant to Section 2.1 and subject to Sections 3.1 and 3.2 hereof.  Any notice given by the Agent pursuant to this Section 2.2(d)(ii) may be oral if immediately confirmed in writing; provided, that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(iii)Each Revolving Lender shall upon any notice pursuant to Section 2.2(d)(ii) make available to the Agent an amount in immediately available funds equal to its Pro Rata Share of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.2(d)(iv)) each be deemed to have made a Revolving Loan that is a Base Rate Loan to Company in that amount.  If any Revolving Lender so notified fails to make available to the Agent the amount of such Lender’s Pro Rata Share of such amount by no later than 2:00 p.m. (New York City time) on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (x) at a rate per annum equal to the Federal Funds Effective Rate during the first three (3) days following the Drawing Date and (y) at a rate per annum equal to the interest rate on Revolving Loans that are Base Rate Loans on and after the 4th day following the Drawing Date.  The Agent will promptly give notice of the occurrence of the Drawing Date, but failure of the Agent to give any such notice on the Drawing Date or in sufficient time to enable any Revolving Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section 2.2(d)(iii), provided, that such Lender shall not be obligated to pay interest as provided in Section 2.2(d)(ii) until and commencing from the date of receipt of notice from the Agent of a drawing.  Each Revolving Lender’s payment to the Agent pursuant to this Section 2.2(d)(iii)(x) and (y) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a “Participation Revolving Loan” from such Lender in satisfaction of its Participation Commitment under this Section 2.2(d).

(iv)With respect to any unreimbursed drawing that is not converted into a Revolving Loan to the Company in whole or in part as contemplated by Section 2.2(d)(ii), because of Company’s failure to satisfy the conditions set forth in Section 3.2 (other than any notice requirements) or for any other reason, Company shall be deemed to have incurred from the Revolving Lenders a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing.  Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum equal to the interest rate on Revolving Loans that are Base Rate Loans.

(v)Each Lender’s Participation Commitment shall continue until the last to occur of any of the following events: (i) an Issuing Lender ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (ii) no Letter of Credit issued or created hereunder remains outstanding and uncanceled and (iii) all Persons (other than Company) have been fully reimbursed for all payments made under or relating to Letters of Credit; provided that, (A) upon the occurrence of the Revolving Commitment Termination Date in respect of the Non-Extending Class, all LC Exposure of the Lenders of such Non-Extending Class shall be reallocated among each other Lender with a Revolving Commitment on and after such date in accordance with their respective Pro Rata Shares but only to the extent that such reallocation does not, as to any such Lender, cause such Lender’s Revolving Exposure to exceed its Revolving Commitment; (B) if the reallocation described in clause (A) cannot, or can only partially, be effected, the Company shall within one Business Day following notice by the Agent Cash Collateralize for the benefit of the Issuing Lenders only the Company’s obligations corresponding to the LC Exposure of the Lenders of the Non-Extending Class (after giving effect to any partial reallocation pursuant to clause (A)) in accordance with the procedures set forth in Section 8.1; and (C) if the LC Exposure of the other Lenders is reallocated pursuant to clause (A), then the fees payable to such Lenders pursuant to Section 2.9(a) and Section 2.9(b) shall be adjusted in accordance with such Lenders’ Pro Rata Shares.

(e)Repayment of Participation Revolving Loans.

(i)Upon (and only upon) receipt by the Agent for its account of immediately available funds from Company (i) in reimbursement of any payment made by the Agent under the Letter of Credit with respect to which any Lender has made a Participation Revolving Loan to the Agent or (ii) in payment of interest on such a payment made by the Agent under such a Letter of Credit, the Agent will pay to each Revolving Lender, in the same funds as those received by the Agent, the amount of such Lender’s Pro Rata Share of such funds, except the Agent shall retain the amount of the Pro Rata Share of such funds of any Revolving Lender that did not make a Participation Revolving Loan in respect of such payment by the Agent.

(ii)If the Agent is required at any time to return to the Company, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by Company to the Agent pursuant to Section 2.2(e)(i) in reimbursement of a payment made under a Letter of Credit or interest or fee thereon, each Revolving Lender shall, on demand of the Agent, forthwith return to the Agent the amount of its Pro Rata Share of any amounts so returned by the Agent plus interest at the Federal Funds Effective Rate.

(f)Documentation.  The Loan Parties agree to be bound by the terms of each Letter of Credit Application and by the applicable Issuing Lender’s interpretations of each Letter of Credit issued for the Loan Parties’ Loan Account and by the applicable Issuing Lender’s written regulations and customary practices relating to letters of credit, though the applicable Issuing Lender’s interpretations may be different from the Loan Parties’ own.  In the event of a conflict between any Letter of Credit Application and this Agreement, this Agreement shall govern.  It is understood and agreed that, except in the case of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final nonappealable judgment), the Agent or Issuing Lender shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Loan Party’s instructions or those contained in any Letter of Credit or any modification, amendment or supplement thereto.

(g)Determination to Honor Drawing Request.  In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, such Issuing Lender shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

(h)Nature of Participation and Reimbursement Obligations.  Each Revolving Lender’s obligations in accordance with this Agreement to make the Revolving Loans or Participation Revolving Loans as a result of a drawing under a Letter of Credit and to make any payments in respect of such Revolving Loans or Participation Revolving Loans, and the obligations of the Loan Parties to reimburse the Agent and/or the Issuing Lenders upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.2 under all circumstances, including the following circumstances:

(i)any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Agent, the Issuing Lenders, the Loan Parties or any other Person for any reason whatsoever;

(ii)the failure of the Loan Parties or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in this Agreement for the making of a Revolving Loan (including, without limitation, if the Revolving Commitment has been fully utilized and drawn), it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Revolving Lenders to make Participation Revolving Loans under Section 2.2(d);

(iii)any lack of validity or enforceability of any Letter of Credit;

(iv)any claim of breach of warranty that might be made by any Loan Party or any Revolving Lender against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which any Loan Party or any Revolving Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or the proceeds thereof (or any Person for whom any such transferee may be acting), the Agent or any Revolving Lender or any other Person, whether in connection with this Agreement, such Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the Loan Parties or any other party and the beneficiary for which any Letter of Credit was procured);

(v)the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provisions of services relating to a Letter of Credit, in each case even if the Agent or any of the Agent’s Affiliates has been notified thereof;

(vi)except as provided in Section 2.2(g), any payment by the Agent and/or Issuing Lenders under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(vii)the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a

Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii)any failure by the Agent, an Issuing Lender or any of their respective Affiliates to issue any Letter of Credit in the form requested by the Loan Parties, unless the Agent and/or an Issuing Lender has received written notice from the Company of such failure within three (3) Business Days after the Agent and/or an Issuing Lender shall have furnished Company a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix)any Material Adverse Effect on Company or any Guarantor;

(x)any breach of this Agreement or any Loan Document by any party thereto;

(xi)the occurrence or continuance of an Insolvency Proceeding with respect to the MLP, Company or any Guarantor;

(xii)the fact that a Default or Event of Default shall have occurred and be continuing;

(xiii)the fact that the Revolving Commitment Termination Date with respect to any Class shall have expired or this Agreement or the Obligations hereunder shall have been terminated; and

(xiv)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

Nothing contained in this Section 2.2(h) shall be deemed to relieve an Issuing Lender from any claim by the Loan Parties for the gross negligence or willful misconduct of such Issuing Lender in respect of honoring or failing to honor any drawing under any Letter of Credit or otherwise in respect of any Letter of Credit, but any such claim may not be used as a defense to the reimbursement obligation for any such drawing.

(i)Indemnity.  In addition to amounts payable as provided in Section 10.2, the Loan Parties hereby agree to protect, indemnify, pay and save harmless the Agent and the Issuing Lenders from and against any and all claims, demands, liabilities, damages, Taxes (except for the imposition of, or any change in the rate of, any taxes imposed on the net income of the Agent, any Lender or any Issuing Lender by the jurisdiction in which such Person is organized or has its principal lending office), penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of outside counsel (provided that, counsel shall be limited to (x) one counsel to all Persons, taken as a whole, and one local counsel as reasonably necessary in each relevant jurisdiction for all Persons, taken as a whole and (y) solely in the event of any actual conflict of interest, one additional counsel (and, if reasonably necessary, one local counsel in each relevant jurisdiction) to each group of similarly situated affected Persons)) which the Agent, any Issuing Lender or any of their respective Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of (a) the gross negligence or willful misconduct of the Agent or any Issuing Lender (as determined by a court of competent jurisdiction in a final nonappealable judgment) or (b) the wrongful dishonor by the Agent, any Issuing Lender, or any of the Agent’s or any Issuing Lender’s Affiliates of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any Governmental Acts.  The obligations of the Loan Parties under this Section 2.2(i) shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.  This Section 2.2(i) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(j)Liability for Acts and Omissions.

(i)As between the Loan Parties and the Agent and the Lenders, the Loan Parties assume all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, the Agent and the Lenders shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the Agent shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of the Loan Parties against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among Loan Parties and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Agent and/or any Issuing Lender, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of the Agent’s and/or an Issuing Lender’s rights or powers hereunder.  Nothing in the preceding sentence shall relieve the Agent or an Issuing Lender from liability for the Agent’s and/or an Issuing Lender’s, as applicable, gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final nonappealable judgment) in connection with actions or omissions described in such clauses (i) through (viii) of such sentence.  In no event shall the Agent, any Issuing Lender or their respective Affiliates be liable to the Loan Parties for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

(ii)Without limiting the generality of the foregoing, the Agent, the Issuing Lenders and each of their respective Affiliates (i) may rely on any oral or other communication believed in good faith by the Agent, an Issuing Lender or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Agent, any Lender or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Agent, an Issuing Lender or their Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

(iii)In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the Agent or an Issuing Lender under or in connection with the Letters of Credit or any documents or certificates delivered thereunder, if taken or omitted in good faith, in compliance with UCP 600 and ISP 98 Rules, as applicable, and without gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final nonappealable judgment), shall not put the Agent or any Issuing Lender under any resulting liability to any Loan Party or any Lender.

(k)Replacement and Resignation of an Issuing Lender.

(i)An Issuing Lender may be replaced at any time by written agreement among the Agent, Company and the replaced Issuing Lender and, if required by the foregoing Persons, the successor(s) Issuing Lender(s) (whose Specified L/C Sublimit shall not be needed to be greater that the Specified L/C Sublimit of the replaced Issuing Lender).  The Agent shall notify the Lenders of any such replacement of an Issuing Lender.  At the time any such replacement shall become effective, Company shall pay all unpaid fees accrued for the account of the replaced Issuing Lender pursuant to Section 2.9(b).  From and after the effective date of any such replacement, (x) the successor Issuing Lender(s) shall have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit to be issued by it thereafter and (y) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require.  After the replacement of an Issuing Lenders hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit or extend or otherwise amend any existing Letter of Credit.

(ii)Subject to the appointment and acceptance of a successor Issuing Lender unless agreed by the Company and other Issuing Lenders, any Issuing Lender may resign as an Issuing Lender at any time upon thirty days’ prior written notice to the Agent, Company and the Lenders, in which case, such resigning Issuing Lender shall be replaced in accordance with Section 2.2(k)(i).

(l)Letters of Credit Issued for Account of Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Lender (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, Company (i) shall reimburse, indemnify and compensate the applicable Issuing Lender hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of Company and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit.  Company hereby acknowledges that the issuance of such Letters of Credit for its Subsidiaries inures to the benefit of Company, and that Company’s business derives substantial benefits from the businesses of such Subsidiaries.

Section 2.3Pro Rata Shares.  All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

Section 2.4Use of Proceeds.  The proceeds of the Revolving Loans, if any, made on the Closing Date shall be used by Company for general working capital purposes of the Loan Parties and to pay fees and expenses related to this Agreement and Existing Letters of Credit shall be deemed issued as Letters of Credit under this Agreement on the Closing Date.  The proceeds of the Revolving Loans, and Letters of Credit made after the Closing Date shall be applied by Company for (a) working capital and general corporate purposes of Company and its Subsidiaries in the ordinary course of business; (b) settlement payments in respect of the Eddystone Settlement, or, in the case of the Eddystone Settlement LCs, to secure payment obligations of the Company and its Subsidiaries or the MLP in respect of the Eddystone Settlement; or (c) one or more distributions to MLP for the sole purpose of satisfying the MLP’s payment obligations in respect of the Eddystone Settlement pursuant to Section 6.4(e).  No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.

Section 2.5Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a)Lenders’ Evidence of Debt.  Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Company to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof.  Any such recordation shall be conclusive and binding on Company, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or Company’s Obligations in respect of any applicable Loans; and provided, further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b)Register.  Agent shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the principal amount of the Revolving Commitments and Loans (and stated interest therein) of each Lender from time to time (the “Register”).  The Register shall be available for inspection by Company or Agent at any reasonable time and from time to time upon reasonable prior notice.  Agent shall record in the Register the Revolving Commitments and the Loans, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on Company and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or Company’s Obligations in respect of any Loan.  Company hereby designates the entity serving as Agent to serve as Company’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.5, and Company hereby agrees that, to the extent such entity serves in such capacity, the entity serving as Agent and its officers, directors, employees, Agent and affiliates shall constitute “Indemnitees.”

(c)Notes.  If so requested by any Lender by written notice to Company (with a copy to Agent) at least two (2) Business Days prior to the Closing Date, or at any time thereafter, Company shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.5) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Company’s receipt of such notice) a Note.

Section 2.6Interest.

(a)Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows: (i) if a Base Rate Loan, at the Base Rate plus the Applicable Margin; (ii) if a Term Benchmark Loan, at the Term SOFR Rate plus the Applicable Margin; or (iii) if an RFR Loan, at Daily Simple SOFR plus the Applicable Margin.

(b)The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any Term Benchmark Loan, shall be selected by Company and notified to Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be.  If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.

(c)In connection with Term Benchmark Loans there shall be no more than ten (10) Interest Periods outstanding at any time.  In the event Company fails to specify between a Base Rate Loan or a Term Benchmark Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a Term Benchmark Loan) will be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan).  In the event Company fails to specify an Interest Period for any Term Benchmark Loan in the applicable Funding Notice or Conversion/Continuation Notice, Company shall be deemed to have selected an Interest Period of one month.  As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Term Benchmark Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Company and each Lender.

(d)Interest payable pursuant to Section 2.6(a) shall be computed on the basis of a 360 day year (other than interest payable with respect to Base Rate Loans which shall be computed on the basis of a 365/366 day year), in each case for the actual number of days elapsed in the period during which it accrues.  In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Term Benchmark Loan, the date of conversion of such Term Benchmark Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Term Benchmark Loan, the date of conversion of such Base Rate Loan to such Term Benchmark Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e)Except as otherwise set forth herein, interest on each Loan of a given Class shall be payable in cash and in arrears on and to (i) each Interest Payment Date applicable to that Loan, (ii) upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid, and (iii) at the Revolving Commitment Termination Date with respect to such Class of Loans.

Section 2.7Conversion/Continuation.

(a)Subject to Section 2.15, Company shall have the option:

(i)to convert at any time all or any part of any Revolving Loan equal to $1,000,000 and integral multiples of $500,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, that a Term Benchmark Loan may only be converted on the expiration of the Interest Period applicable to such Term Benchmark Loan unless Company shall pay all amounts due under Section 2.15 in connection with any such conversion, no Base Rate Loan may be converted into a Term Benchmark Loan when a Default or Event of Default exists and no Term Benchmark Loan may be continued as a Term Benchmark Loan when a Default or Event of Default exists; or

(ii)upon the expiration of any Interest Period applicable to any Term Benchmark Loan, to continue all or any portion of such Loan equal to $1,000,000 and integral multiples of $500,000 in excess of that amount as a Term Benchmark Loan.

(b)Company shall deliver a Conversion/Continuation Notice to Agent no later than 12:00 p.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three (3) Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Term Benchmark Loan).  Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Term Benchmark Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to effect a conversion or continuation in accordance therewith.

Section 2.8Default Interest.  Automatically upon the occurrence and during the continuance of an Event of Default under Section 8.1(f) or Section 8.1(g), or otherwise upon the occurrence and during the continuance of an Event of Default and upon the Agent providing written notice to the Company, the principal amount of all Loans outstanding and, to the extent permitted by Applicable Law, any interest payments on the Loans or fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans); provided, in the case of Term Benchmark Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Term Benchmark Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans; provided, further, all overdue, interest fees or other amounts payable pursuant to this Agreement shall bear interest payable on demand at a rate that is 2% per annum in excess of the interest rate payable hereunder with respect to Base Rate Loans.  Payment or acceptance of the increased rates of interest provided for in this Section 2.8 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Agent or any Lender.

Section 2.9Fees.

(a)If, for any day in each calendar quarter during the Revolving Commitment Period, the daily unpaid balance of the Total Revolving Usage for each day of such calendar quarter does not equal the aggregate Revolving Commitments, then the Company shall pay to Lenders (other than Defaulting Lenders) having a Revolving Commitment, a fee at a rate equal to the percentage indicated in the definition of “Applicable Margin” per annum on the amount by which the aggregate Revolving Commitments on such day exceeds such Total Revolving Usage.

All fees shall be paid to Agent as set forth in Section 2.13(a) and upon receipt, Agent shall promptly distribute to each Lender having Revolving Exposure, its Pro Rata Share thereof.

All fees shall be calculated on the basis of 360 day year and the actual number of days elapsed and shall be payable quarterly in arrears on or before the date which is fifteen (15) days after the end of each quarter during the Revolving Commitment Period, commencing on the first such date to occur after the Closing Date, and, with respect to any Class of Revolving Commitments, on the Revolving Commitment Termination Date in respect of such Class.

(b)Company agrees to pay (i) to the Agent, for the ratable benefit of the Revolving Lenders, a Letter of Credit fee (in addition to the charges, commissions, fees and costs set forth in clause (ii) below) which shall accrue at a rate per annum equal to the L/C Fee Rate in effect at such time, times the aggregate daily face amount of each outstanding Letter of Credit, for the period from and excluding the date of issuance of same to and including the date of expiration or termination, such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable quarterly in arrears on or before the date which is fifteen (15) days after the end of each quarter and, with respect to any Class of Revolving Commitments, on the Revolving Commitment Termination Date in respect of such Class, and (ii) to an Issuing Lender, (A) a fronting fee in an amount agreed to with such Issuing Lender, and (B) any and all customary administrative, issuance, amendment, payment and negotiation charges (as per such Issuing Lender’s standard fee schedule) with respect to any Letters of Credit and all fees and expenses as agreed upon by an Issuing Lender and the Company in connection with any Letter of Credit, including in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder and shall reimburse the Agent for any and all fees and expenses, if any, paid by the Agent to such Issuing Lender, which charges and fees shall be payable on demand or as otherwise mutually agreed upon by the Agent and the Company (all of the foregoing fees and charges, collectively, the “Letter of Credit Fees”).  Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in such Issuing Lender’s prevailing charges for that type of transaction.  All Letter of Credit Fees payable hereunder shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason.

(c)In addition to any of the foregoing fees, Company agrees to pay to Agent, for itself or on behalf of the Lenders, all fees payable by it in the Fee Letters in the amounts and at the times specified therein.

Section 2.10Voluntary Prepayments and Commitment Reductions.

(a)Voluntary Prepayments.

(i)Any time after the Closing Date:

(A)with respect to Base Rate Loans, Company may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount; and

(B)with respect to Term Benchmark Loans or RFR Loans, Company may prepay any such Loans on any Business Day in whole or in part (together with any amounts due pursuant to Section 2.13(k)) in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount.

(ii)All such prepayments shall be made:

(A)upon advance prior written or telephonic notice given not later than 12:00 p.m. on the date of prepayment in the case of Base Rate Loans;

(B)upon not less than three (3) Business Days’ prior written or telephonic notice in the case of Term Benchmark Loans; and

(C)upon not less than four (4) Business Days’ prior written or telephonic notice in the case of RFR Loans,

in each case given to Agent by noon (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Agent (and Agent will promptly transmit such telephonic or original notice for Revolving Loans, as the case may be, by e-mail, facsimile or telephone to each Lender).  Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided, that Company may condition such prepayment upon the effectiveness of a credit facility or other financing, in which case, such notice shall be revocable should such credit facility or financing shall fail to become effective Any such voluntary prepayment shall be applied as specified in Section 2.12(a).

(b)Voluntary Commitment Reductions.

(i)Company may, upon not less than three (3) Business Days’ prior written or telephonic notice confirmed in writing to Agent (which original written or telephonic notice Agent will promptly transmit by e-mail, facsimile or telephone to each applicable Lender), terminate in whole or permanently reduce in part the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the Total Revolving Usage at the time of such proposed termination or reduction; provided, any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.

(ii)Company’s notice to Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the applicable Revolving Commitments shall be effective on the date specified in Company’s notice and shall reduce the applicable Revolving Commitment of each Lender proportionately to its Pro Rata Share thereof; provided, that Company may condition such prepayment upon the effectiveness of a credit facility or other financing, in which case, such notice shall be revocable should such credit facility or financing shall fail to become effective.

Section 2.11Mandatory Prepayments and Commitment Reductions.

(a)Excess Cash. If (i) Availability is less than 50% of the Revolving Commitments and (ii) the Loan Parties have Excess Cash, in each case, as of the end of the last Business Day of any calendar week, then the Company shall, on the immediately following Business Day, prepay Revolving Loans in an aggregate principal amount equal to the lesser of (x) the amount of such Excess Cash and (y) the aggregate principal amount of Revolving Loans then outstanding.

(b)Availability Shortfall.  Company shall, at any time that the Total Revolving Usage exceeds the lesser of (i) the Borrowing Base and (ii) the Revolving Commitments then in effect, within one Business Day and in the amount of such excess (i) first, prepay the Revolving Loans up to the aggregate principal amount of Revolving Loans then outstanding and (ii) second, Cash Collateralize the Letters of Credit then outstanding.

(c)Asset Sales. Company shall apply the Net Proceeds of each Asset Sale described in Section 6.8(c)(ii) within one Business Day of receipt if a Default or Event of Default has occurred and is continuing at the time such Asset Sale is consummated.

Section 2.12Application of Prepayments/Reductions.

(a)Application of Voluntary Prepayments of Revolving Loans.  Any prepayment of any Revolving Loans pursuant to Section 2.10 shall be applied, at any time an Application Event does not exist, to repay the principal of the Revolving Loans until paid in full.

(b)Application of Prepayments by Type of Loans.  So long as no Application Event has occurred and is continuing, any mandatory prepayment of any Loan pursuant to Section 2.11(b) shall be applied as follows:

first, to prepay the principal of the Revolving Loans until paid in full by the amount of such prepayment; and

second, to provide Cash Collateralization in respect of all outstanding Letters of Credit;

(c)Application of Prepayments of Loans to Base Rate Loans, Term Benchmark Loans and RFR Loans.  Considering each Class of Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof, next to RFR Loans and finally to Term Benchmark Loans, in each case in a manner which minimizes the amount of any payments required to be made by Company pursuant to Section 2.13(k).

(d)Application Events. At any time an Application Event has occurred and is continuing, all payments shall be applied pursuant to Section 2.13(h).  Nothing contained herein shall modify the provisions of Section 2.10(c), Section 2.10(d) or Section 2.13(b) regarding the requirement that all prepayments be accompanied by accrued interest and fees on the principal amount being prepaid to the date of such prepayment, or any requirement otherwise contained herein to pay all other amounts as the same become due and payable.

Section 2.13General Provisions Regarding Payments.

(a)All payments by Company of principal, interest, fees and other Obligations shall be made in Dollars in immediately available funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to Agent, for the account of Lenders, not later than 11:00 a.m. (New York City time) to Agent’s Account or via wire transfer of immediately available funds to an account designated in writing by Agent; funds received by Agent after that time on such due date shall be deemed to have been paid by Company on the next Business Day.

(b)All payments in respect of the principal amount of any Loan (other than voluntary prepayments of Revolving Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid and all commitment fees and other amounts payable with respect to the principal amount being repaid or prepaid.

(c)Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due with respect thereto, including, without limitation, all fees payable with respect thereto, to the extent received by Agent.

(d)Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Lender pursuant to Section 2.18(a) or if any Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Term Benchmark Loans pursuant to Section 2.18(a), Agent shall give effect thereto in apportioning payments received thereafter.

(e)Subject to the provisos set forth in the definition of “Interest Period,” whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder.

(f)If Company shall have failed to remit payment to Agent (or its sub agent) when due (after giving effect to applicable grace periods) of principal, interest, fees, expenses or any other amounts due hereunder or under any Loan Document (each a “Required Payment”), Company agrees that Agent (or it sub agent) is hereby authorized to, at its election, either (a) debit such Required Payment from Company’s deposit accounts with Agent (or its sub agent) or any of its Affiliates (subject to sufficient funds being available in such deposit accounts for that purpose) or (b) charge such Required Payment to the Loan Account when due (after giving effect to applicable grace periods).  Each of the Lenders and Company agrees that Agent (or its sub agent) shall have the right to make such charges to the Loan Account whether or not any Default or Event of Default shall have occurred and be continuing or whether any of the conditions precedent in Section 3.2 have been satisfied.  Any amount charged to the Loan Account shall be deemed a Revolving Loan hereunder made by the Lenders to Company, funded by Agent on behalf of the Lenders and subject to Section 2.1; provided, however, if any such amount is charged to the Loan Account at any time when Agent (or its sub agent) has actual knowledge that the Company is not able to meet the conditions in Section 3.2, the making of a Revolving Loan shall not constitute a representation and warranty that the conditions in Section 3.2 are satisfied as of such date.  The Lenders and Company confirm that any charges which Agent (or it sub agent) may so make to the Loan Account as herein provided will be made as an accommodation to Company and solely at Agent’s (or its sub agent’s) discretion, provided, that Agent (or its sub agent) shall from time to time upon the request of Agent, charge the Loan Account of Company with any Required Payment.

(g)Agent shall deem any payment by or on behalf of Company hereunder that is not made in same day funds prior to 2:00 p.m. (New York City time) to be a non-conforming payment.  Any such payment shall not be deemed to have been received by Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day.  Agent shall give prompt telephonic notice to Company and each applicable Lender (confirmed in writing) if any payment is non-conforming.  Any non- conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a).  Interest and Letter of Credit Fees shall continue to accrue on any principal or Letter of Credit outstanding as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Rate determined pursuant to Section 2.8 from the date such amount was due and payable until the date such amount is paid in full.

(h)At any time an Application Event has occurred and is continuing, or the maturity of the Obligations shall have been accelerated pursuant to Section 8.1, all payments or proceeds received by the Agent hereunder or under any Collateral Document in respect of any of the Obligations, including, but not limited to all proceeds received by the Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral, but excluding any “adequate protection” payments that may be paid in an Insolvency Proceeding with respect to the Obligations, shall, unless otherwise agreed in a written agreement by and among the Agent and the Lenders, be applied in full or in part as follows:

first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due and payable to the Agent until paid in full;

second, ratably to pay interest then due and payable in respect of Protective Advances until paid in full;

third, ratably to pay principal of Protective Advances then due and payable until paid in full;

fourth, ratably to pay the Obligations in respect of any fees and indemnities then due and payable to the Lenders until paid in full;

fifth, ratably to pay (i) interest then due and payable in respect of the Revolving Loans and Reimbursement Obligations and (ii) regularly scheduled payments under Lender-Provided Hedging Agreements until paid in full;

sixth, ratably to pay (i) principal of the Revolving Loans and the Letter of Credit Obligations (or, to the extent such Obligations are contingent, to provide Cash Collateralization in respect of such Obligations) until paid in full and (ii) to the extent not paid under clause fifth above, the Bank Product Obligations; and

seventh, to the ratable payment of all other Obligations then due and payable until paid in full.

(i)For purposes of Section 2.13(h) (other than clause seventh of Section 2.13(h)), “paid in full” means payment in cash of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding, except to the extent that default or overdue interest (but not any other interest) and loan fees, each arising from or related to a default, are disallowed in any Insolvency Proceeding; provided, however, that for the purposes of clause seventh of Section 2.13(h), “paid in full” means payment in cash of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(j)In the event of a direct conflict between the priority provisions of Section 2.13(h) and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of Section 2.13(h) shall control and govern.

(k)In the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked), or (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.20, then, in any such event, the Company shall compensate each Lender for the loss, cost and expense attributable to such event.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company and shall be conclusive absent manifest error.  The Company shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(l)In the event of (i) the payment of any principal of any RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default), (ii) the failure to prepay any RFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked) or (iii) the assignment of any RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by the Company pursuant to Section 2.20, then, in any such event, the Company shall compensate each Lender for the loss, cost and expense attributable to such event.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company and shall be conclusive absent manifest error.  The Company shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.14Ratable Sharing.  Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to such Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender having Loans of the same Class, then the Lender receiving such proportionately greater payment shall (a) notify Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders having Loans of the same Class in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest.  Company expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set off or counterclaim with respect to any and all monies owing by Company to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

Section 2.15Alternate Rate of Interest.

(a)Subject to clauses (b), (d), (e), (f) and (g) of this Section 2.15, if prior to the commencement of any Interest Period for a Term Benchmark Borrowing:

(i)the Agent determines (which determination shall be conclusive and binding absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Daily Simple SOFR; provided, that no Benchmark Transition Event shall have occurred at such time, or

(ii)the Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Term SOFR Rate for the applicable Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period or (B) at any time, Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing, then the Agent shall give notice thereof to the Company and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Conversion/Continuation Notice that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Term Benchmark Borrowing shall be ineffective and (B) if any Borrowing Request requests a Term Benchmark Borrowing, such Borrowing shall be made as (x) an RFR Borrowing so long as Daily Simple SOFR is not also the subject of Section 2.15(a)(i) or (ii) above or (y) a Base Rate Borrowing if Daily Simple SOFR also is the subject of Section 2.15(a)(i) or (ii) above.  Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Company’s receipt of the notice from the Agent referred to in this Section 2.15(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Company delivers a new Conversion/Continuation Notice or a new Borrowing Request, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Agent to, and shall constitute, (x) an RFR Borrowing so long as Daily Simple SOFR is not also the subject of Section 2.15(a)(i) or (ii) above or (y) a Base Rate Loan if Daily Simple SOFR also is the subject of Section 2.15(a)(i) or (ii) above, on such day, and (2) any RFR Loan shall on and from such day be converted by the Agent to, and shall constitute a Base Rate Loan.

(b)Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.15), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c)[Reserved].

(d)In connection with the implementation of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(e)The Agent will promptly notify the Company and the Lenders of (i) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.15, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.15.

(f)Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(g)Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Company may revoke any request for a Term Benchmark Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Company will be deemed to have converted any request for a Term Benchmark Borrowing into a request for a Borrowing of or conversion to (A) an RFR Borrowing so long as Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) a Base Rate Borrowing if Daily Simple SOFR is the subject of a Benchmark Transition Event.  During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.  Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.15, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Agent to, and shall constitute, (x) an RFR Borrowing so long as Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) a Base Rate Loan if Daily Simple SOFR is the subject of a

Benchmark Transition Event, on such day and (2) any RFR Loan shall on and from such day be converted by the Agent to, and shall constitute a Base Rate Loan.

Section 2.16Increased Costs; Capital Adequacy.

(a)Compensation For Increased Costs and Taxes.  Subject to the provisions of Section 2.17 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender (which term shall include Issuing Lenders for purposes of this Section 2.16(a)) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-Governmental Authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any (A) Indemnified Taxes or Other Taxes and (B) Excluded Taxes) with respect to this Agreement or any of the other Loan Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder, (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender, or (iii) imposes any other condition (other than Taxes) on or affecting such Lender (or its applicable lending office) or its obligations hereunder; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Company shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder.  Such Lender shall deliver to Company (with a copy to Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.16(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b)Capital Adequacy Adjustment.  In the event that any Lender (which term shall include Issuing Lenders for purposes of this Section 2.16(b)) shall have determined that the adoption, effectiveness, phase in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital or liquidity adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital or liquidity adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Revolving Commitments or Letters of Credit, or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital or liquidity adequacy), then from time to time, within five (5) Business Days after receipt by Company from such Lender of the statement referred to in the next sentence, Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after tax basis for such reduction.  Such Lender shall deliver to Company (with a copy to Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.16(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

Section 2.17Taxes; Withholding, etc.

(a)Withholding of Taxes.  All sums payable by any Loan Party hereunder and under the other Loan Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax, other than (i) Taxes imposed on or measured by the recipient’s net income (however denominated), branch profits Taxes and franchise Taxes imposed on the recipient, in each case, (A) by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (B) as the result of any other present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document ) (“Other Connection Taxes”), (ii) in the case of a Lender, United States federal income withholding Taxes imposed on amounts payable to or for the account of such Lender pursuant to a law in effect on the date on which such Lender becomes a party hereto (other than a Replacement Lender that becomes a party hereto pursuant to an assignment request under Section 2.20) or such Lender changes its lending office, except that this clause (ii) shall not apply to the extent that, pursuant to this Section 2.17 amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such recipient’s failure to comply with Section 2.17(d), and (iv) Taxes imposed under FATCA (“Excluded Taxes”, and all such non-Excluded Taxes, collectively or individually, “Indemnified Taxes”).  If any Loan Party or any other Person is required by law to make any deduction or withholding on account of any Indemnified Tax or Other Tax from any sum paid or payable by any Loan Party to the Agent or any Lender (which term shall include Issuing Lenders for purposes of this Section 2.17(a)) under any of the Loan Documents: (A) such Loan Party shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Loan Party) for its own account or (if that liability is imposed on the Agent or such Lender, as the case may be) on behalf of and in the name of such Agent or such Lender, (B) the sum payable by such Loan Party shall be increased to the extent necessary so that, after the making of that deduction, withholding or payment, such Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made, and (C) within thirty days after paying any sum from which it is required by law to make any deduction or withholding, Company shall deliver to Agent evidence reasonably satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other Governmental Authority.

(b)Other Taxes.  The Loan Parties shall pay to the relevant Governmental Authorities, without duplication of any other obligation in this Section 2.17, any present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment, other than an assignment pursuant to a request made pursuant to Section 2.20 (“Other Taxes”).  Within thirty days after paying any such Other Taxes, each Loan Party shall deliver to Agent evidence that such Other Taxes have been paid to the relevant Governmental Authority.

(c)Tax Indemnification.  The Loan Parties hereby jointly and severally, without duplication of any other obligation in this Section 2.17, indemnify and agree to hold each Agent and Lender harmless from and against all Indemnified Taxes and Other Taxes (including, without limitation, Indemnified Taxes and Other Taxes imposed on any amounts payable under this Section 2.17) paid by such Person or required to be withheld or deducted from a payment to such Person and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted.  Such indemnification shall be paid within ten days from the date on which the Agent or Lender makes written demand therefor specifying in reasonable detail the nature and amount of such Indemnified Taxes or Other Taxes.

(d)Evidence of Exemption From U.S. Withholding Tax.

(i)Each Lender (which term shall include Issuing Lenders for purposes of this Section 2.17(d)(i)) that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income tax purposes (a “Non-US Lender”) shall deliver to the Agent (for transmission to Company upon Company’s written request), on or prior to the Closing Date (in the case of each such Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date such Person becomes a Lender hereunder, and at such other times as may be necessary in the determination of the Agent (in its reasonable exercise of its discretion), (A) two copies of Internal Revenue Service Form W-8IMY (with appropriate attachments), W-8BEN (or W-8BEN-E) or W-8ECI (or any successor forms), as applicable, properly completed and duly executed by such Lender to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest under any of the Loan Documents, and (B) if such Lender is claiming exemption from United States federal income tax under Section 871(h) or 881(c) of the Internal Revenue Code, a Certificate Regarding Non-Bank Status, properly completed and duly executed by such Lender.  Notwithstanding the above, a Non-US Lender shall not be required to deliver any form pursuant to this Section 2.17(d)(i) that such Non-US Lender is not legally able to deliver.

(ii)If a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to Company and the Agent at the time or times prescribed by Law and at such time or times reasonably requested by Company or the Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Company or the Agent as may be necessary for Company and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 2.17(d)(ii), FATCA shall include any amendments made to FATCA after the date of this Agreement.

(iii)Each Lender that is a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income tax purposes shall deliver to the Agent (for transmission to Company upon Company’s written request), on or prior to the Closing Date (in the case of each such Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date such Person becomes a Lender hereunder, and at such other times as may be necessary in the determination of the Agent (in its reasonable exercise of its discretion), two copies of Internal Revenue Service Form W-9 (or any successor forms) properly completed and duly executed by such Lender to establish that such Lender is not subject to United States backup withholding taxes with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents.

(iv)On or before the date on which JPMorgan (and any successor or replacement Agent) becomes the Agent hereunder, it shall deliver to the Company two duly executed copies of either (A) IRS Form W-9 or (B) IRS Form W-8ECI with respect to any payment to be received on its own behalf and IRS Form W-8IMY (certifying that it is either a “qualified intermediary” within the meaning of Treasury Regulation 1.1441-1(e)(5) that has assumed primary withholding obligations under the Internal Revenue Code, including Chapters 3 and 4 of the Internal Revenue Code, or a “U.S. branch” within the meaning of Treasury Regulation Section 1.1441-1(b)(2)(iv) that is treated as a U.S. Person for purposes of withholding obligations under the Internal Revenue Code) for the amounts the Agent receives for the account of others.

Each Lender and the Agent (or, upon assignment or replacement, any assignee or successor) agrees that if any form or certification it previously delivered under this Section 2.17(d) expires or becomes obsolete or inaccurate in any respect, it shall update any such form or certification or promptly notify the Company and, in the case of a Lender, the Agent in writing of its legal inability to do so.

(e)If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).

Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(f)Each Lender (which term shall include Issuing Lenders for purposes of this Section 2.17(f)) shall severally indemnify the Agent, within ten days after demand therefor, for (i) any Indemnified Taxes and Other Taxes attributable to such Lender (but only to the extent that the Loan Parties have not already indemnified the Agent for such Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(h)(ii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (f).

Section 2.18Illegality; Obligation to Mitigate.

(a)If any Lender reasonably determines that any change in Applicable Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable lending office to make or maintain any Term Benchmark Loans, then, on notice thereof by such Lender to the Company through the Agent, any obligations of such Lender to make or continue Term Benchmark Loans or to convert Base Rate Borrowings to Term SOFR Rate Borrowings, as the case may be, shall be suspended until such Lender notifies the Agent and the Company that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Company shall, upon demand from such Lender (with a copy to the Agent), convert all such Term SOFR Rate Borrowings of such Lender to Base Rate Borrowings on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain Term SOFR Rate Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Company shall also pay accrued interest on the amount so prepaid or converted.

(b)Each Lender (which term shall include Issuing Lenders for purposes of this Section 2.18) agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans or Letters of Credit, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would entitle such Lender to receive payments under Section 2.16, 2.17, or 2.18(a) it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Loans affected by the circumstances detailed in Section 2.15, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.16, 2.17, or 2.18(a) would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Revolving Commitments, Loans or Letters of Credit through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Revolving Commitments, Loans or Letters of Credit or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.18 unless Company agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above.  A certificate as to the amount of any such expenses payable by Company pursuant to this Section 2.18 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Company (with a copy to Agent) shall be conclusive absent manifest error.

Section 2.19Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.13 or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 10.3 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender; third, to Cash Collateralize Letter of Credit Obligations with respect to such Defaulting Lender in accordance with this Section; fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Revolving Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Company, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Revolving Loans under this Agreement and (y) Cash Collateralize future Letter of Credit Obligations with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Lenders or the Issuing Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that if (x) such payment is a payment of the principal amount of any Revolving Loans or Letter of Credit disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Revolving Loans of, and Letter of Credit disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Revolving Loans of, and Letter of Credit disbursements owed to, such Defaulting Lender until such time as all Revolving Loans and funded and unfunded participations in the Company’s obligations corresponding to such Defaulting Lender’s Letter of Credit Obligations are held by the Lenders pro rata in accordance with the Revolving Commitments without giving effect to clause (c) below.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b)The Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or Super Majority Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.4); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby.

(c)If any Letters of Credit Obligations exist at the time such Lender becomes a Defaulting Lender then:

(i)all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Revolving Exposure to exceed its Revolving Commitment;

(ii)if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company shall within one Business Day following notice by the Agent Cash Collateralize for the benefit of the Issuing Lenders only the Company’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 8.1;

(iii)if the Company Cash Collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Company shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.9(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is Cash Collateralized;

(iv)if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.9(a) and Section 2.9(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Pro Rata Shares; and

(v)if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor Cash Collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Lender or any other Lender hereunder, all fees that otherwise would have been payable to such Defaulting Lender pursuant to Section 2.9(a) or Section 2.9(b) (solely with respect to the portion of such Defaulting Lender’s Revolving Commitment that was utilized by such LC Exposure) shall be payable to the Issuing Lenders until and to the extent that such LC Exposure is reallocated and/or Cash Collateralized; and

(d)In the event that each of the Agent, the Company, and each Issuing Lender agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders as the Agent shall determine may be necessary in order for such Lender to hold such Revolving Loans in accordance with its Pro Rata Share.

Section 2.20Removal or Replacement of a Lender.  Anything contained herein to the contrary notwithstanding, in the event that: (a)(i)(A) any Lender (an “Increased Cost Lender”) shall give notice to Company that such Lender is entitled to receive payments under Section 2.16 or 2.17, or (B) any Lender shall give notice to Agent that such Lender cannot make Term Benchmark Loans as contemplated by Section 2.18(a), (ii) the circumstances which entitle such Lender to receive such payments or are affecting such Lender under Section 2.18(a) shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five (5) Business Days after Company’s request for such withdrawal; or (b) (i) any Lender shall become a Defaulting Lender and (ii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five (5) Business Days after Company’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.4(b), the consent of Agent and Required Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased Cost Lender, Lender giving notice under Section 2.18(a), Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), Agent may (which, in the case of an Increased-Cost Lender, only after receiving written request from Company to remove such Increased-Cost Lender), by giving written notice to Company and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Revolving Commitments, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.5 and Terminated Lender shall pay any fees payable thereunder in connection with such assignment; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, (B) an amount equal to all unreimbursed drawings that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.9; (2) on the date of such assignment, Company shall pay any amounts payable to such Terminated Lender pursuant to Section 2.16 or 2.17; and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender; provided, Agent may not make such election with respect to any Terminated Lender that is also an Issuing Lender unless, prior to the effectiveness of such election, Agent shall have caused each outstanding Letter of Credit issued thereby to be cancelled.  Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Revolving Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender. Each party hereto agrees that (x) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment Agreement executed by the Company, the Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment Agreement by reference pursuant to an Approved Electronic Platform as to which the Agent and such parties are participants), and (y) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided, that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided, that any such documents shall be without recourse to or warranty by the parties thereto.

Section 2.21Revolving Commitment Increases.

(a)Requests for Incremental Revolving Commitments.  Upon notice to the Agent (which shall promptly notify the Lenders) at any time after the Seventh Amendment Effective Date but prior to the Revolving Commitment Termination Date, the Company may request additional revolving loan commitments or increases in the aggregate amount of Revolving Commitments (each such additional commitment or increase, a “Revolving Commitment Increase” and all of them, collectively, the “Revolving Commitment Increases”); provided that after giving effect to any Revolving Commitment Increase, the aggregate amount of Revolving Commitment Increases that have been added hereunder shall not exceed $50,000,000 after the Seventh Amendment Effective Date.  Notwithstanding the foregoing, (i) each Revolving Commitment Increase effected pursuant to this Section 2.21 shall be in a minimum amount of at least $15,000,000 and (ii) no more than three Revolving Commitment Increases may be effected after the Seventh Amendment Effective Date.

(b)Notices; Lender Elections.  The notice from the Company to the Agent delivered pursuant to Section 2.21(a) shall set forth the requested amount of such increase.  At the time of the sending of such notice, the Company shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) days from the date of delivery of such notice to the Lenders).  Revolving Commitment Increases (or any portion thereof) may be made by any existing Lender or by any other bank or financial institution (any such bank or other financial institution, an “Incremental Lender”), in each case on terms permitted in this Section 2.21 and otherwise on terms reasonably acceptable to the Agent and the Company, provided that, solely with respect to any Incremental Lender that is not an existing Lender, the Agent and the Issuing Lender shall have consented (which consent shall not be unreasonably withheld, conditioned or delayed) to such Incremental Lender’s providing such Revolving Commitment Increase if such consent would be required under Section 10.5 for an assignment of Loans to such Incremental Lender.  No Lender shall be obligated to provide any Revolving

Commitment Increase, unless it so agrees in its sole discretion.  Each Lender shall notify the Agent within such time period whether or not it agrees to provide a Revolving Commitment Increase and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase.  Any Lender not responding within such time period shall be deemed to have declined to provide a Revolving Commitment Increase.  The Agent shall notify the Company and each Lender of the Lenders’ responses to each request made hereunder.  To achieve the full amount of a requested increase, the Company may also invite Eligible Assignees that are not existing Lenders to become Incremental Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Agent and the Company.

(c)Incremental Facility Amendment.  Revolving Commitment Increases shall become Revolving Commitments (or in the case of any Revolving Commitment Increase to be provided by an existing Revolving Lender, an increase in such Revolving Lender’s Revolving Commitment) under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Company, each Incremental Lender and the Agent.  An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Agent, to effect the provisions of this Section 2.21.

(d)Effective Date and Allocations.  If any Revolving Commitment Increases are added in accordance with this Section 2.21, the Agent and the Company shall determine the effective date (the “Incremental Commitments Effective Date”) and the final allocation of such Revolving Commitment Increases.  The Agent shall promptly notify the Company and the Lenders of the final allocation of such Revolving Commitment Increases and the Incremental Commitments Effective Date, and such Revolving Commitment Increases shall become effective upon the Incremental Commitment Effective Date after satisfaction of the conditions specified in Section 2.21(e).

(e)Conditions to Effectiveness.  The effectiveness of any Incremental Facility Amendment shall, unless otherwise agreed to by the Agent, each Lender party thereto, if any, and the Incremental Lenders, be subject to the satisfaction on or prior to the Incremental Commitments Effective Date of each of the following conditions:

(i)the Agent shall have received each of the following, each dated the Incremental Commitments Effective Date unless otherwise indicated or agreed to by the Agent and each in form and substance reasonably satisfactory to the Agent:  (1) the applicable Incremental Facility Amendment; (2) certified copies of resolutions of the Board of Directors or similar governing body of each Loan Party or its general partner or member approving and authorizing the execution, delivery and performance of the Incremental Facility Amendment; and (3) a favorable opinion of counsel for the Loan Parties dated the Incremental Commitments Effective Date, as to such matters as Agent may reasonably request and otherwise in form and substance reasonably satisfactory to Agent;

(ii)the conditions precedent set forth in Section 3.2(a)(ii) and Section 3.2(a)(iii) shall have been satisfied both before and immediately after giving effect to such Incremental Facility Amendment (it being understood that all references to “Credit Extension”

shall be deemed to refer to the effectiveness of the Incremental Facility Amendment on the Incremental Commitments Effective Date and all references to the “Credit Date” shall be deemed to refer to the “Incremental Commitments Effective Date”); and

(iii)there shall have been paid to the Agent, for the account of the Agent and the Lenders (including any Person becoming a Lender as part of such Incremental Facility Amendment on the related Incremental Commitments Effective Date), as applicable, all fees as may be agreed to in writing by the Company and all reasonable and documented out of pocket expenses invoiced with reasonable supporting documentation that are due and payable pursuant to Section 10.2(a) on or before the Incremental Commitments Effective Date.

(f)Effect of Incremental Facility Amendment.  On the Incremental Commitments Effective Date, each Eligible Assignee which is providing a Revolving Commitment Increase (i) shall become a “Lender” for all purposes of this Agreement and the other Loan Documents and (ii) shall have a Revolving Commitment Increase which shall become a “Revolving Commitment” hereunder.

(g)Revolving Commitment Increase Assignments Etc.  Upon the Incremental Commitments Effective Date, with respect to each Revolving Commitment Increase pursuant to this Section 2.21, (i) each Revolving Lender immediately prior to such Incremental Commitments Effective Date will automatically and without further act be deemed to have assigned to each existing Lender, if any, and each Incremental Lender, if any, in each case providing a portion of such Revolving Commitment Increase (each a “Revolving Commitment Increase Lender”), and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participation interests hereunder in outstanding Letters of Credit such that, after giving effect to such Revolving Commitment Increase and each such deemed assignment and assumption of participation interests, the percentage of the aggregate outstanding participation interests hereunder in Letters of Credit held by each Revolving Lender (including such Revolving Commitment Increase Lender) will equal such Revolving Lender’s Revolving Exposure and (ii) if, on the Incremental Commitments Effective Date, there are any Revolving Loans outstanding, each Incremental Lender shall make available to the Agent such amounts in immediately available funds as the Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such Revolving Commitment Increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its revised Pro Rata Share of such outstanding Revolving Loans and the Agent shall take any other steps which it deems, in its sole discretion and in consultation with the Company, necessary and appropriate to result in each Revolving Lender (including each Revolving Commitment Increase Lender) having its Pro Rata Share of the outstanding Revolving Loans, provided that (x) any prepayment made in connection with the taking of any such steps shall be accompanied by accrued interest on the Revolving Loans being prepaid and any costs incurred by any Lender in accordance with Section 2.16 and (y) each transfer effected pursuant to this Section 2.16 in connection with the reallocation contemplated hereby shall be made at par.  The Agent and the Lenders hereby agree that the minimum borrowing, pro-rata borrowing and pro-rata payment requirements contained elsewhere in this Agreement shall not apply to any transaction that may be effected pursuant to the immediately preceding sentence.

(h)Conflicting Provisions.   The provisions of this Section 2.21 shall supersede any provision of Section 10.4 or Section 10.5 to the contrary.

Article III

Conditions Precedent

Section 3.1Closing Date.  The obligation of each Lender or Issuing Lender, as applicable, to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.4, of the following conditions on or before the Closing Date:

(a)Loan Documents.  Agent shall have received copies of each Loan Document originally executed and delivered by each applicable Loan Party for each Lender.

(b)Organizational Documents; Incumbency.  Agent shall have received (i) copies of certificates of incorporation or formation, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto, of each Loan Party and the MLP and copies of other Organizational Documents of each Loan Party and the MLP, certified by a secretary or assistant secretary as being true copies in full force and effect; (ii) signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of MLP and each Loan Party or its general partner or member approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of MLP and each Loan Party’s jurisdiction of incorporation, organization or formation, each dated a recent date prior to the Closing Date; and (v) such other documents as Agent may reasonably request.

(c)Organizational and Capital Structure.  The organizational structure and capital structure of Company and its Subsidiaries shall be as set forth on Schedule 4.2.

(d)Other Debt.  On the Closing Date, the Loan Parties shall not have any Indebtedness other than Permitted Indebtedness.

(e)Sources and Uses.  On or prior to the Closing Date, Company shall have delivered to Agent Company’s reasonable best estimate of all sources and uses of Cash and other proceeds on the Closing Date.

(f)Governmental Authorizations and Consents.  Each Loan Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Loan Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Agent.  All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(g)Personal Property Collateral.  In order to create in favor of Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the personal property Collateral, Agent shall have received:

(i)evidence satisfactory to Agent of the compliance by each Loan Party of their obligations under the Pledge and Security Agreement and the other Collateral Documents (including, without limitation, their obligations to authorize or execute, as the case may be, and deliver UCC financing statements, intellectual property security agreements, originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein and a duly executed authorization to pre-file UCC-1 financing statements), together with (A) arrangements to file appropriate financing statements on Form UCC-1 in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect the security interests purported to be created by each Pledge and Security Agreement and each Mortgage, (B) evidence satisfactory to Agent of the filing of such UCC-1 financing statements on the Closing Date and (C) evidence satisfactory to Agent of the filing of any other required agreements (including any necessary filings with the United States Patent and Trademark Office or the United States Copyright Office, as applicable);

(ii)a completed Perfection Certificate dated the Closing Date and executed by an Authorized Officer of each Loan Party, together with all attachments contemplated thereby, including (A) the results of a recent search, by a Person satisfactory to Agent, of all effective UCC financing statements (or equivalent filings) and filings made at the United States Patent and Trademark Office and the United States Copyright Office, as applicable, made with respect to any assets or property of any Loan Party in the jurisdictions specified in the Perfection Certificate, together with copies of all such filings disclosed by such search, and (B) UCC termination statements, releases or similar documents duly authorized for filing or executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements, grants of security interests or equivalent filings disclosed in such search (other than any such financing statements in respect of Permitted Liens); and

(iii)evidence that each Loan Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument (including without limitation, any intercompany notes evidencing Indebtedness permitted to be incurred pursuant to clause (b) of the definition of Permitted Indebtedness) and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Agent.

(h)Financial Statements; Projections.  Agent and Lenders shall have received from the General Partner and Company (i) the Historical Financial Statements, (ii) pro forma consolidated balance sheet of Company and its Subsidiaries as at the Closing Date, and reflecting the related financings and the other transactions contemplated by the Loan Documents to occur on or prior to the Closing Date, which pro forma balance sheet shall be in form and substance satisfactory to Agent, and (iii) the Projections.

(i)Evidence of Insurance.  Agent shall have received a certificate from Company’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect, together with endorsements naming Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.5, in each case, in form and substance reasonably satisfactory to Agent.

(j)Opinions of Counsel to Loan Parties.  Agent and Lenders and their respective counsel shall have received originally executed copies of the favorable written opinion of Squire Patton Boggs (US) LLP, counsel for Loan Parties and the MLP, and (ii) Fishman Haygood LLP Louisiana counsel to the Loan Parties, as to such matters as Agent may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Agent (and each Loan Party hereby instructs such counsel to deliver such opinions to Agent and Lenders).

(k)Fees.  Company shall have paid to each Agent, the fees and expenses then due and payable pursuant to Section 2.9 and Section 10.2(a).

(l)Solvency Certificate.  On the Closing Date, Agent shall have received a Solvency Certificate of the chief financial officer of Company substantially in the form of Exhibit E-2, dated as of the Closing Date and addressed to the Agent and Lenders, and in form, scope and substance reasonably satisfactory to the Agent, with appropriate attachments and demonstrating that after giving effect to the consummation of the transactions contemplated herein, Company and its Subsidiaries are and will be Solvent.

(m)Closing Date Certificate.  The General Partner and Company shall have delivered to the Agent an originally executed Closing Date Certificate, together with all attachments thereto.

(n)No Litigation.  There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, singly or in the aggregate, materially impairs the repayment of the obligations under the Existing Debt or any of the other transactions contemplated by the Loan Documents, or that could have a Material Adverse Effect.

(o)Reserved.

(p)Reserved.

(q)Maximum Total Revolving Usage.  Immediately after giving effect to the transactions contemplated hereby to occur on the Closing Date, including, without limitation, after giving effect to all amounts to be borrowed and Letters of Credit issued on the Closing Date, the lesser of (a) the Borrowing Base and (b) the Revolving Commitments shall not exceed the Total Revolving Usage by less than $125,000,000.

(r)No Material Adverse Effect.  Since July 31, 2020, no event, circumstance or change shall have occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

(s)Reserved.

(t)Bank Regulations.  The Agent and each Lender shall have received all documentation and other information that is required by bank regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act, for each Credit Party, in each case no later than ten (5) days prior to the Closing Date to the extent reasonably requested by the Lenders at least ten (10) days in advance of the Closing Date.  To the extent the Company qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) days prior to the Closing Date, the Agent and any Lenders who have provided a written request therefor shall have received a Beneficial Ownership Certification with respect to the Company.

(u)Borrowing Base.  Agent shall have received a certificate of an Authorized Officer of Company certifying as to the amount of the Borrowing Base along with customary supporting documentation and supplement reporting satisfactory to the Agent in its Permitted Discretion.

Each Lender, by delivering its signature page to this Agreement and funding a Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by the Agent, Required Lenders or Lenders, as applicable, on the Closing Date.

Section 3.2Conditions to Each Credit Extension.

(a)Conditions Precedent.  The obligation of each Lender to make any Revolving Loan, or an Issuing Lender to issue or amend to increase any Letter of Credit, on any Credit Date, including the Closing Date, are subject to the satisfaction, or waiver in accordance with Section 10.4, of the following conditions precedent:

(i)Agent shall have received a fully executed and delivered Funding Notice or a Letter of Credit Application pursuant to Section 2.2(b)(i);

(ii)as of such Credit Date, the representations and warranties contained herein and in each other Loan Document, certificate or other writing delivered to the Agent or any Lender pursuant hereto or thereto on or prior to the Credit Date shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date;

(iii)as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default; and

(iv)with respect to any request to make any Revolving Loan only (but not with respect to any request to issue or amend to increase any Letter of Credit), if Availability will be less than 50% of the Facility Cap after giving effect thereto, the Consolidated Cash Balance on and as of such Credit Date does not exceed the Consolidated Cash Threshold after giving pro forma effect to the applicable Credit Extension.

(b)Notices.  Any Notice shall be executed by an Authorized Officer of Company in a writing delivered to Agent.  In lieu of delivering a Notice, Company may give Agent telephonic notice by the required time of any proposed borrowing, conversion/continuation or issuance of a Letter of Credit, as the case may be; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to Agent on or before the applicable date of borrowing, continuation/conversion or issuance.  Neither Agent nor any Lender shall incur any liability to Company in acting upon any telephonic notice referred to above that Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of Company or for otherwise acting in good faith.

Article IV

Representations and Warranties

Each Loan Party represents and warrants to each Agent and Lender and Issuing Lender, on the Closing Date, the Seventh Amendment Effective Date and on each Credit Date, that the following statements are true and correct (it being understood and agreed that the representations and warranties made on the Seventh Amendment Effective Date are deemed to be made concurrently with the consummation of the transactions contemplated by the Seventh Amendment):

Section 4.1Organization; Requisite Power and Authority; Qualification.  Each of the MLP, the General Partner and Company and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby and, in the case of Company, to make the borrowings hereunder, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

Section 4.2Capital Stock and Ownership.  The Capital Stock of the Company and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable.  Except as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which the General Partner, Company or any of its Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of the

General Partner, Company or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by the General Partner, Company or any of its Subsidiaries of any additional membership interests or other Capital Stock of the General Partner, Company or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of the General Partner, Company or any of its Subsidiaries.  Schedule 4.2 correctly sets forth the ownership interest of the General Partner, Company and each of its Subsidiaries in their respective Subsidiaries as of the Seventh Amendment Effective Date.

Section 4.3Due Authorization.  The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action on the part of each Loan Party that is a party thereto.

Section 4.4No Conflict.  The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not (a) violate any provision of any law or any governmental rule or regulation applicable to MLP, the General Partner, Company or any of its Subsidiaries, any of the Organizational Documents of MLP, the General Partner, Company or any of its Subsidiaries, or any order, judgment or decree of any court or other agency of government binding on MLP, the General Partner, Company or any of its Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of MLP, the General Partner, Company or any of its Subsidiaries; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of MLP, the General Partner, Company or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Agent, on behalf of Secured Parties); (d) result in any default, non-compliance, suspension revocation, impairment, forfeiture or non-renewal of any permit, license, authorization or approval applicable to its operations or any of its properties; or (e) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of MLP, the General Partner, Company or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date.

Section 4.5Governmental Consents.  The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing and/or recordation, as of the Closing Date.

Section 4.6Binding Obligation.  Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

Section 4.7Historical Financial Statements.  The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments.  As of the Seventh Amendment Effective Date, neither the General Partner nor Company or any of its Subsidiaries has any contingent liability long term lease or unusual forward or long term commitment that is not reflected in the Seventh Amendment Effective Date Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of (a) the General Partner and (b) Company and any of its Subsidiaries taken as a whole.  The pro forma consolidated balance sheet of Company and its Subsidiaries as of the Seventh Amendment Effective Date after giving effect to the transactions contemplated hereby to occur on the Seventh Amendment Effective Date, certified by the chief financial officer, officer or any authorized signatory of the Company, a copy of which has been furnished to each Lender, fairly present in all material respects the pro forma financial condition of the Company and its Subsidiaries as of such date.

Section 4.8Projections.  On and as of the Seventh Amendment Effective Date, the Projections of Company and its Subsidiaries for the period of Fiscal Year 2026 through and including Fiscal Year 2029, including monthly projections for each month during the Fiscal Year in which the Seventh Amendment Effective Date takes place, (the “Projections”) are based on good faith estimates and assumptions made by the management of Company; provided, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material; provided, further, as of the Seventh Amendment Effective Date, management of Company believed that the Projections were reasonable and attainable.  Such Projections, as so updated, shall be believed by Company at the time furnished to be reasonable, shall have been prepared on a reasonable basis and in good faith by Company, and shall have been based on assumptions believed by Company to be reasonable at the time made and upon the best information then reasonably available to Company, and Company shall not be aware of any facts or information that would lead it to believe that such projections, as so updated, are not attainable.

Section 4.9No Material Adverse Effect.  Since July 31, 2025, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

Section 4.10Adverse Proceedings, etc.  There are no Adverse Proceedings, individually or in the aggregate, that (a) relate to any Loan Document or the transactions contemplated hereby or thereby or (b) could reasonably be expected to have a Material Adverse Effect.  Neither the General Partner nor Company or any of its Subsidiaries (i) is in violation of any Applicable Laws that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  the General Partner and Company and its Subsidiaries have paid in full all sums owing or claimed for labor, materials, supplies, personal property, and services of every kind and character used, furnished or installed in or on any Real Estate Asset that are now due and owing and no claim for same exists, except such claims as have arisen in the ordinary course of business and that are not yet past due.

Section 4.11Payment of Taxes.  Except as otherwise permitted under Section 5.3, all U.S. federal and state tax returns and reports of Company and its Subsidiaries required to be filed by any of them have been timely filed, and all Taxes due and payable upon Company and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable, except for those being Properly Contested or to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.  The MLP has, for all tax years beginning after the later of December 31, 1987 and MLP’s formation, as applicable, met and currently meets the gross income requirements as set forth in Section 7704(c) of the Internal Revenue Code.

Section 4.12Properties.

(a)Title.  Each of the General Partner and Company and its Subsidiaries has (i) good, sufficient, marketable and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good and valid title to (in the case of all other personal property), all of their respective material properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.5 and in the most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.8.  All such properties and assets, taken as a whole, are in working order and condition, ordinary wear and tear excepted, and all such properties and assets are free and clear of Liens other than Permitted Liens.

(b)Real Estate.  As of the Seventh Amendment Effective Date, Schedule 4.12 contains a true, accurate and complete list of (i) all Material Real Estate Assets and (ii) all material leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Loan Party, regardless of whether such Loan Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment.  Each agreement described in clause (ii) of the immediately preceding sentence is in full force and effect and Company does not have knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.  To the best knowledge of each Loan Party, no other party to any such agreement is in default of its material obligations thereunder except where such default could not reasonably be expected to have a Material Adverse Effect and, as of the Seventh Amendment Effective Date, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a material default under any such agreement.

Section 4.13Environmental Matters.  Except as set forth on Schedule 4.13:

(a)No Environmental Claim has been asserted against any Loan Party or any predecessor in interest nor has any Loan Party received notice of any threatened or pending Environmental Claim against Loan Party or any predecessor in interest, in each case, that could reasonably be expected to have a Material Adverse Effect.

(b)To the knowledge of the Loan Parties, there has been no Release of Hazardous Materials and there are no Hazardous Materials present in violation of Environmental Law at any of the properties currently or formerly owned or operated by any Loan Party or any predecessor in interest, or at any disposal or treatment facility which received Hazardous Materials generated by any Loan Party or any predecessor in interest, in each case that could reasonably be expected to have a Material Adverse Effect.

(c)To the knowledge of the Loan Parties, the operation of the business of, and each of the properties owned or operated by, each Loan Party are in compliance with all Environmental Laws except where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

(d)To the knowledge of the Loan Parties, each Loan Party holds and is in compliance Governmental Authorizations required under any Environmental Laws in connection with the operations carried on by it and the properties owned or operated by it except where to the failure to hold or comply could not reasonably be expected to have a Material Adverse Effect.

(e)To the knowledge of the Loan Parties, no event or condition has occurred or is occurring with respect to any Environmental Law or any Release of Hazardous Materials which could reasonably be expected to form the basis of an Environmental Claim against any Loan Party that could reasonably be expected to have a Material Adverse Effect.

(f)No Loan Party has received any written notification from a third party alleging pursuant to any Environmental Laws (i) that any material work, repairs, construction or capital expenditures are required to be made in respect as a condition of continued compliance with any Environmental Laws, or any license, permit or approval issued pursuant thereto or (ii) other than notifications regarding ordinary permit renewals that any license, permit or approval referred to above is about to be reviewed, made subject to limitations or conditions, revoked, withdrawn or terminated in a manner that could reasonably be expected to have a Material Adverse Effect.

Section 4.14No Defaults.  Neither the General Partner nor Company or any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations or covenants or contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except, in each case, where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

Section 4.15[Reserved].

Section 4.16Governmental Regulation.  Neither the General Partner nor Company or any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.  Neither the General Partner nor Company or any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

Section 4.17Margin Stock.  Neither Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No part of the proceeds of the Loans made to such Loan Party will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

Section 4.18Employee Matters.  Neither the General Partner nor Company or any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect.  There is (a) no unfair labor practice complaint pending against the General Partner or Company or any of its Subsidiaries, or to the best knowledge of the General Partner and Company, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against the General Partner or Company or any of its Subsidiaries or to the best knowledge of the General Partner and Company, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving the General Partner or Company or any of its Subsidiaries, and (c) to the best knowledge of the General Partner and Company, no union representation question existing with respect to the employees of the General Partner or Company or any of its Subsidiaries and, to the best knowledge of the General Partner and Company, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

Section 4.19Employee Benefit Plans.  Except as would not reasonably be expected to result in a Material Adverse Effect, (a) the General Partner, Company and each of its Guarantor Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan, (b) each Employee Benefit Plan (other than a Multiemployer Plan) which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status, (c) no liability to the PBGC (other than required premium payments), the Internal Revenue Service (with respect to any Employee Benefit Plan), or any Employee Benefit Plan (other than with respect to employer contributions in the ordinary course) has been or is expected to be incurred by the General Partner, Company or any of its Guarantor Subsidiaries or any of their ERISA Affiliates, and (d) except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the General Partner, Company or any of its Guarantor Subsidiaries or any of their respective ERISA Affiliates.  No ERISA Event has occurred or is reasonably expected to occur that could reasonably be expected to result in a liability in excess of $25,000,000.

Section 4.20Certain Fees.  Except as disclosed in writing to the Agent prior to the Closing Date, no broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated hereby.

Section 4.21Solvency.  Each Loan Party is and, upon the incurrence of any Credit Extension by such Loan Party on any date on which this representation and warranty is made, will be, individually and together with its Subsidiaries on a consolidated basis, Solvent.

Section 4.22Compliance with Statutes, etc.  Each of the General Partner and Company and its Subsidiaries is in compliance with (a) its organizational documents and (b) all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property, except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.23Intellectual Property.  Each of Company and its Subsidiaries exclusively own, hold licenses in or otherwise have the valid right to use all trademarks, trade names, copyrights, patents, technology, trade secrets, know-how and other intellectual property rights (“Intellectual Property”) material to the conduct of its business, free and clear of all Liens (other than Permitted Liens), and the use thereof and the conduct of their businesses by each of the Company and its Subsidiaries does not infringe in any material respect upon the rights of any other Person. Schedule 4.23 is a true, correct, and complete listing of all (i) registrations of Intellectual Property and all applications for registrations thereof owned by Company or one of its Subsidiaries and (ii) all licenses under which Company or one of its Subsidiaries is an exclusive licensee of registered or applied for Intellectual Property; provided, however, that Company and each of the Subsidiaries must amend Schedule 4.23 to add any additional Intellectual Property and licenses and such amendment must occur by written notice to Agent at the time that Company provides its Compliance Certificate pursuant to Section 5.1(a). Each such registration and application that is material to the business of such Company or such Subsidiary is subsisting, and has not expired or been abandoned or cancelled.  No proceeding is pending (or to the knowledge the Company or each Subsidiary, threatened) in which any Person is alleging that Company or any the Subsidiaries is infringing, misappropriating, diluting, or otherwise violating the Intellectual Property rights of any Person in any material respect.  To the knowledge of Company and each Subsidiary, no Person is infringing the Intellectual Property owned by such Company or such Subsidiary.

Section 4.24Inventory and Equipment.  Each of Company and its Subsidiaries keeps correct and accurate records itemizing and describing the type, quality, and quantity of its and its Subsidiaries’ Inventory and the book value thereof.

Section 4.25Customers and Suppliers.  There exists no actual or threatened termination, cancellation or limitation of, or modification to or change in, the business relationship between (a) any of Company or its Subsidiaries, on the one hand, and any customer or any group thereof, on the other hand, whose agreements with any of Company or its Subsidiaries are individually or in the aggregate material to the business or operations of such Loan Party or any of its Subsidiaries, or (b) any of Company or its Subsidiaries, on the one hand, and any supplier or any group thereof, on the other hand, whose agreements with any of Company or its Subsidiaries are individually or in the aggregate material to the business or operations of Company or its Subsidiaries, in each case, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  There exists no present state of facts or circumstances that could give rise to or result in any such termination, cancellation, limitation, modification or change that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

Section 4.26Insurance.   (a)Each of Company and its Subsidiaries keeps its property adequately insured and maintains (i) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar businesses, (ii) workmen’s compensation insurance in the amount required by Applicable Law, (iii) public liability insurance, which shall include product liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (iv) such other insurance as may be required by law or as may be reasonably required by Agent, including flood insurance.   Schedule 4.26 sets forth a list of all insurance maintained by each Loan Party on the Seventh Amendment Effective Date.

(b)With respect to each Material Real Estate Asset that is a Flood Hazard Property, the Company and its Subsidiaries will (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Laws, (ii) cooperate with the Agent and provide information reasonably required by the Agent to comply with the Flood Laws and (iii) promptly deliver to the Agent evidence of such compliance in form and substance reasonably acceptable to the Agent, including, without limitation, evidence of annual renewals of such insurance.

Section 4.27Common Enterprise.  The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party.  Each Loan Party expects to derive benefit (and its Board of Directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (a) successful operations of each of the other Loan Parties and (b) the credit extended by the Lenders to the Loan Parties hereunder, both in their separate capacities and as members of the group of companies.  Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interest.

Section 4.28Permits, Etc. Each Loan Party has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person, which, if not obtained, could not reasonably be expected to have a Material Adverse Effect.  No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect, except, to the extent any such condition, event or claim could not be reasonably be expected to have a Material Adverse Effect.

Section 4.29Bank Accounts, Securities Accounts and Commodities Accounts.  Schedule 4.29 sets forth a complete and accurate list as of the Seventh Amendment Effective Date of all deposit, checking and other bank accounts, commodity accounts and all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by each Loan Party, together with a description thereof (i.e., the bank or broker dealer at which such deposit or other account is maintained and the account number and the purpose thereof).

Section 4.30Security Interests.  The Collateral Documents create in favor of Agent, for the benefit of Secured Parties, a legal, valid and enforceable security interest in the Collateral secured thereby, except to the extent such enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by generally applicable principles of equity relating to enforceability.

Section 4.31Anti-Terrorism Laws.  To the extent applicable, each Loan Party is in compliance with (a) the laws, regulations and Executive Orders administered by OFAC, and (b) the Bank Secrecy Act, as amended by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) of 2001 (the “PATRIOT Act”).  Neither the Loan Parties nor any of their officers, directors, employees, Agent or shareholders acting on the Loan Parties’ behalf shall use the proceeds of the Loans to make any payments, directly or indirectly (including through any third party intermediary), to any Foreign Official in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or any other laws concerning or relating to bribery or corruption (collectively, “Anti-Corruption Laws”), or otherwise in violation of any Anti-Terrorism Law.  Each Loan Party represents and warrants that (i) no Covered Entity is a Sanctioned Person and (ii) no Covered Entity, either in its own right or, to its knowledge, through any third party, (A) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti- Terrorism Law, (B) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti- Terrorism Law, or (C) engages in any dealings or transactions prohibited by any Anti-Terrorism Law. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

Section 4.32Reserved.

Section 4.33Disclosure.  No representation or warranty of any Loan Party contained in any Loan Document or in any other documents, certificates or written statements furnished to Lenders by or on behalf of the General Partner and Company or any of its Subsidiaries for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact (known to the General Partner or Company, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein, taken as a whole, not misleading in light of the circumstances in which the same were made.  Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the General Partner or Company to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.  There are no facts known (or which should upon the reasonable exercise of diligence be known) to the General Partner or Company (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby. As of the Closing Date, to the best knowledge of the Company, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all respects.

Section 4.34Indebtedness.  Set forth on Schedule 4.34 is a true and complete list of all material Indebtedness of each Loan Party and each of its Subsidiaries immediately after giving effect to the closing hereunder on the Seventh Amendment Effective Date to the extent not included in the balance sheets referred to in Section 4.7, and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Seventh Amendment Effective Date.

Section 4.35Use of Proceeds.  The proceeds of the Revolving Loans, if any, made on the Closing Date shall be applied by Company to repay the obligations under the Existing Debt, for general working capital purposes of the Loan Parties and to pay fees and expenses related to this Agreement.  The proceeds of the Revolving Loans, and Letters of Credit made after the Closing Date shall be applied by Company for (a) working capital and general corporate purposes of Company and its Subsidiaries in the ordinary course of business; (b) settlement payments in respect of the Eddystone Settlement, or, in the case of the Eddystone Settlement LCs, to secure payment obligations of the Company and its Subsidiaries or the MLP in respect of the Eddystone Settlement; or (c) one or more distributions to MLP for the sole purpose of satisfying the MLP’s payment obligations in respect of the Eddystone Settlement pursuant to Section 6.4(e).  No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.

Section 4.36Hedging Agreements.  Set forth on Schedule 4.36 is a true and complete list as of the close of business two (2) Business Days before the Seventh Amendment Effective Date of all Hedging Agreements of the Loan Parties, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net marked-to-market value thereof (including the hedged prices) as of the close of business two (2) Business Days before the Seventh Amendment Effective Date; provided that, notwithstanding the foregoing, it is understood and agreed that the material terms included on Schedule 4.36 shall be consistent with the scope of terms disclosed pursuant to Section 5.1(q) of this Agreement (without giving effect to the Seventh Amendment.)

Article V

Affirmative Covenants

Each Loan Party covenants and agrees that until Payment in Full, each Loan Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Article V.

Section 5.1Financial Statements and Other Reports.  Unless otherwise provided below, Company will deliver to Agent for delivery to Lenders:

(a)Quarterly Financial Statements.  Promptly upon becoming available, and in any event within forty-five (45) days after the end of each Fiscal Quarter of each Fiscal Year (excluding the fourth Fiscal Quarter), the consolidated balance sheets of Company and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of operations, comprehensive loss, partners’ deficit and cash flows of Company and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then-current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, together with (i) a report that sets forth a line-item reconciliation between Consolidated Net Income and Consolidated EBITDA for such Fiscal Quarter, (ii) a report setting for the comparisons of actual results to the figures set forth in the Financial Plan for the current Fiscal Year, all in reasonable detail, (iii) a Financial Officer Certification, and (iv) if and only if MLP or the Company has failed to timely file all regular and periodic reports as required by the Securities and Exchange Commission to date, a Narrative Report with respect thereto;

(b)Annual Financial Statements.  Promptly upon becoming available, and in any event within ninety (90) days after the end of each Fiscal Year, (i) the consolidated balance sheets of Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of operations, comprehensive loss, partners’ deficit and cash flows of Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, together with (A) a report that sets forth a line-item reconciliation between Consolidated Net Income and Consolidated EBITDA for such Fiscal Year, (B) a report setting for the comparisons of actual results to the figures set forth in the Financial Plan for the current Fiscal Year, all in reasonable detail, (C) a Financial Officer Certification, and (D) if and only if MLP or the Company has failed to timely file all regular and periodic reports as required by the Securities and Exchange Commission to date, a Narrative Report with respect thereto and (ii) with respect to such consolidated financial statements a report thereon by Grant Thornton, a “big four” accounting firm, or another independent certified public accountants of recognized national standing selected by Company and reasonably satisfactory to the Agent (which report shall be unqualified as to going concern (other than a going concern qualification solely with respect to, or resulting solely from, (i) an upcoming maturity date under Indebtedness occurring within one year from the time such opinion is delivered or (ii) any potential inability to satisfy any financial maintenance covenant on a future date or in a future period) and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards);.  In connection with the audited financial statements, (i) such accountants shall deliver a report to Company (and Company shall deliver such report to the Agent) that will include a detailed summary of any audit adjustments and (ii) Company shall deliver (A) a reconciliation of any audit adjustments or reclassifications to the previously provided quarterly financials; and (B) restated quarterly financials for any impacted periods;

(c)Compliance Certificate.  (i) Together with each delivery of financial statements of Company and its Subsidiaries pursuant to Section 5.1(a) or Section 5.1(b), a duly executed and completed Compliance Certificate and (ii) together with such duly executed and completed Compliance Certificate, a certified schedule of Titled Equipment of Significance (other than any Titled Equipment of Significance in which the Agent has a First Priority perfected security interest in accordance with Section 5.12), which shall include the vehicle identification numbers and locations of such Titled Equipment of Significance and any other reasonable detail requested by the Agent (it being understood and agreed that such schedule may be attached to the Compliance Certificate and subject to a reasonably acceptable certification thereunder);

(d)Statements of Reconciliation after Change in Accounting Principles.  If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of Company and its Subsidiaries delivered pursuant to Section 5.1(a) or Section 5.1(b) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to Agent;

(e)Notice of Default.  Promptly (but in any event within three (3) Business Days) upon any officer of the General Partner or Company obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to the General Partner or Company with respect thereto; (ii) that any Person has given any notice to the General Partner or Company or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto;

(f)Notice of Litigation.  Promptly (but in any event within three (3) Business Days) upon any officer of the General Partner or Company obtaining knowledge of (i) the institution of any Adverse Proceeding not previously disclosed in writing by Company to Lenders, or (ii) any material development in any Adverse Proceeding that, in the case of either clause (i) or (ii) if adversely determined, could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be readily available to the General Partner or Company to enable Lenders and their counsel to evaluate such matters;

(g)ERISA.  (i) Promptly (but in any event within five (5) Business Days) upon becoming aware of the occurrence of or forthcoming occurrence of (A) any ERISA Event that could reasonably be expected to have a liability in excess of $25,000,000 or (B) to the extent reasonably expected to have a Material Adverse Effect (x) the occurrence of an act or omission which could give rise to the imposition on Company, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (y) the assertion of a claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Company, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; or (z) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code, in each case, a written notice specifying the nature thereof, what action the General Partner or Company or any of its Guarantor Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (A) upon request from the Agent, each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Company, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (B) all notices received by the General Partner, Company or any of its Guarantor Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (C) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Agent shall reasonably request;

(h)Financial Plan.  No later than ninety (90) days after the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year and each Fiscal Year (or portion thereof) through the final maturity date of the Loans (a “Financial Plan”), including (i) a forecasted consolidated statements of income and capital expenditures of Company and its Subsidiaries for each such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based, (ii) forecasted consolidated statements of income and capital expenditures of Company and its Subsidiaries for each month of each such Fiscal Year, (iii) forecasted calculations of the covenants set forth in Section 6.7 through the final maturity date of the Loans, and (iv) forecasts of liquidity through the final maturity date of the Loans, together, in each case, with an explanation of the assumptions on which such forecasts are based all in form and substance reasonably satisfactory to Agent;

(i)Insurance Report.  By the last day of each Fiscal Year, a report in form and substance satisfactory to Agent outlining all material insurance coverage maintained as of the date of such report by Company and its Subsidiaries and all material insurance coverage planned to be maintained by Company and its Subsidiaries in the immediately succeeding Fiscal Year;

(j)Notice of Change in Board of Directors.  With the delivery of each Compliance Certificate, a list of any change in the Board of Directors (or similar governing body) of the General Partners or Company since the previous Compliance Certificate;

(k)Notice Regarding Senior Note Documents, Company Preferred Unit Documents, Material Debt Documents and Organizational Documents.  Promptly (i) but in any event within five (5) Business Days, before any Senior Note Documents, the Company Senior Preferred Units Documentation or any other Preferred Unit Documents, or documentation related to any other Indebtedness in an aggregate principal amount greater than $25,000,000 is terminated, amended or modified in a manner that is materially adverse to Company or such Subsidiary or the Lenders, as the case may be, notice thereof and a copy of the substantially final documentation with respect thereto delivered to Agent, and an explanation of the reason for such termination, amendment or modification, (ii) but in any event within one (1) Business Day before any Senior Note Documents, Company Senior Preferred Units Documentation or any other Preferred Unit Documents or to any documentation related to any such other Indebtedness is terminated, amended or otherwise modified notice thereof and a copy of the final documentation with respect thereto delivered to Agent, and an explanation of the reason for such termination, amendment or modification or (iii) without prejudice to the foregoing requirements, but in any event prior to the amendment or other modification of, or entry into new Organizational Documents, notice thereof with copies of such material amendments or modifications or new Organizational Documentation, delivered to Agent, and an explanation of any actions being taken with respect thereto.

(l)Environmental Reports and Audits.  Within ten (10) days following the receipt thereof, copies of all material environmental audits and reports with respect to any environmental matter which has resulted in or is reasonably likely to result in an Environmental Claim asserted against any Loan Party or in any Environmental Liabilities and Costs of any Loan Party, to the extent any of the foregoing are reasonably expected to result in a Material Adverse Effect;

(m)Information Regarding Collateral.  Company will furnish to Agent prior written notice of any change (a) in any Loan Party’s corporate name, (b) in any Loan Party’s identity or type of organization, (c) in any Loan Party’s Federal Taxpayer Identification Number, (d) in the case of a Loan Party that is a registered organization, in any Loan Party’s jurisdiction of organization or organizational identification number or (e) in the case of a Loan Party that is not a registered organization, in the jurisdiction of any Loan Party’s chief executive office or sole place of business (or the principal residence if such Loan Party is a natural person).  Company agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made (or will be made substantially simultaneously with such change) under the UCC or otherwise that are required in order for Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Loan Documents.  Company also agrees promptly to notify Agent if any material portion of the Collateral is damaged or destroyed;

(n)Annual Collateral Verification.  Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.1(b), Company shall deliver to Agent an Officer’s Certificate (i) either confirming that there has been no change in the information contained in the Perfection Certificate since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section and/or identifying any changes to the information contained in the Perfection Certificate, or (ii) certifying whether all UCC financing statements (including fixtures filings, as applicable) or other appropriate filings, recordings or registrations, necessary to perfect the Agent’s security interest in the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction to the extent required under the Collateral Documents (except as noted therein with respect to any continuation statements to be filed within such period);

(o)Aging Reports.  On or before the fifteenth (15th) Business Day of each month, (i) a summary of the accounts receivable aging report of each Loan Party as of the preceding month, (ii) a summary of accounts payable aging report of each Loan Party as of the end of the preceding month, (iii) a report listing all Inventory of the Loan Parties, and containing a breakdown of such Inventory by type and amount (by location) as of the end of the preceding month, and (iv) such other information as the Agent may reasonably request, in each case, all in detail and in form and substance reasonably satisfactory to the Agent;

(p)Change in Account Structure.  With the delivery of each Compliance Certificate, a list of any Deposit Account opened or terminated since the date of the previous Compliance Certificate;

(q)[Reserved];

(r)Borrowing Base Certificates.  As soon as available but in any event within fifteen (15) Business Days of the end of each calendar month, and at such other times as may be requested by the Agent in its Permitted Discretion, as of the period then ended, the Company shall deliver or cause to be delivered to the Agent a Borrowing Base Certificate and supporting information in connection therewith, together with any additional reports with respect to the Borrowing Base as the Agent may reasonably request.

(s)Permitted Secured Debt. Within five (5) Business Days after the furnishing or receipt thereof, copies of (i) any notice of default or event of default or any notice related to the exercise of remedies , in each case pursuant to the documentation governing any Permitted Secured Debt, (ii) any material notice (other than a notice subject to the preceding clause (i)) pursuant to the documentation governing any Permitted Secured Debt secured by all or any portion of the Collateral and (iii) any replacement, amendment, modification, consent or waiver of the documentation governing any Permitted Secured Debt secured by all or any portion of the Collateral, in each case not otherwise required to be furnished pursuant to any other provisions of the Loan Documents; provided that substantially final drafts of the documentation governing such Permitted Secured Debt, shall be furnished to the Administrative no less than three (3) Business Days prior to the execution thereof in connection with the initial closing or effective date thereunder.

(t)[Reserved];

(u)Notice Regarding Commodity Risk Management Policy.  Promptly (but in any event within two (2) Business Days) after the Commodity Risk Management Policy is amended or modified, a written statement describing such amendment or modification, with copies of such amendments or modifications;

(v)Beneficial Ownership Certificate If at any time any information contained in the most recent Beneficial Ownership Certification delivered hereunder becomes untrue, inaccurate, incorrect or incomplete, the Company will promptly provide an updated Beneficial Ownership Certification to the Agent correcting such information; and

(w)Other Information.  (i) Promptly upon their becoming available, copies of (A) all financial statements, reports, notices and proxy statements sent or made available generally by MLP, the General Partner or Company to its security holders acting in such capacity or by any Subsidiary of Company to its security holders other than Company or another Subsidiary of Company, (B) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, (C) all press releases and other statements made available generally by MLP, the General Partner, Company or any of its Subsidiaries to the public concerning material developments in the business of MLP, the General Partner, Company or any of its Subsidiaries, (ii) promptly after submission to any Governmental Authority, all documents and information furnished to such Governmental Authority in connection with any investigation of any Loan Party (other than a routine inquiry), (iii) promptly upon receipt thereof, copies of all financial reports (including, without limitation, management letters) submitted to any Loan Party by its auditors in connection with any annual interim audit of the books thereof, (iv) promptly upon reasonable request by the Agent, information regarding Collateral, including Titled Equipment of Significance, and (v) such other information and data with respect to MLP, the General Partner, Company or any of its Subsidiaries as from time to time may be reasonably requested by the Agent or by the Agent on behalf of any Lender.

Notwithstanding the foregoing, the obligations in Section 5.1(a) and Section 5.1(b), with respect to the delivery of financial statements and the information required thereby may be satisfied by furnishing (A) the applicable financial statements or other information of Company and its Subsidiaries or (B) MLP’s or the Company’s Form 10-K or 10-Q, as applicable, filed with the SEC, in each case, within the time periods specified in such paragraphs; provided, that, with respect to each of clauses (A) and (B) of this paragraph, to the extent such statements are in lieu of statements required to be provided under Section 5.1(b), such statements shall be accompanied by a report and opinion of an independent certified public accountant of recognized national standing selected by Company, and reasonably satisfactory to Agent, which report and opinion shall satisfy the applicable requirements set forth in Section 5.1(b).

Section 5.2Existence.  Except as otherwise permitted under Section 6.8, each Loan Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and Governmental Authorizations, qualifications, franchises, licenses and permits material to its business and to conduct its business in each jurisdiction in which its business is conducted; provided, no Loan Party or any of its Subsidiaries shall be required to preserve any such existence, right or Governmental Authorizations, qualifications, franchise, licenses and permits if the preservation thereof is no longer desirable in the conduct of the business of such Person or if the loss thereof is not disadvantageous in any material respect to such Person or to Lenders.

Section 5.3Payment of Taxes and Claims.  Except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, each Loan Party will, and will cause each of its Subsidiaries to, file all U.S. federal and state tax returns required to be filed and pay all Taxes imposed upon it before any penalty or fine accrues thereon,and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien other than a Permitted Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being Properly Contested.  No Loan Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Company or any of its Subsidiaries).  The MLP will meet the gross income requirements as set forth in Section 7704(c) of the Internal Revenue Code for each tax year through and including the latest Revolving Commitment Termination Date.

Section 5.4Maintenance of Properties.  Each Loan Party will, and will cause each of its Subsidiaries to (a) maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all Material Real Estate Assets and all material properties used or useful in the business of Company and its Subsidiaries and from time to time will make or cause to be made all necessary repairs, renewals and replacements thereof, and (b) comply at all times with the provisions of all material leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder, except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.5Insurance.

(a)The Loan Parties will maintain or cause to be maintained, with financially sound and reputable insurers, casualty insurance, such public liability insurance, third party property damage insurance, business interruption or such other insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Loan Parties as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons.  Without limiting the generality of the foregoing, the Loan Parties will maintain or cause to be maintained (i) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with the Flood Laws, and (ii) casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses.  Each such policy of insurance shall (A) name Agent, on behalf of Lenders as an additional insured thereunder as its interests may appear, (B) in the case of each casualty insurance policy, contain a loss payable or lender’s loss payable clause or endorsement, reasonably satisfactory in form and substance to the Agent, that names Agent, on behalf of Secured Parties as the loss payee or lender’s loss payee thereunder and (C) provide that, with respect to any claim made by or on behalf of the Company or any of its Subsidiaries, any payment with respect to such claim shall be made to the Company or its applicable Subsidiary.  If any Loan Party or any of its Subsidiaries fails to maintain such insurance, Agent may arrange for such insurance, but at Company’s expense and without any responsibility on Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims.  Upon the occurrence and during the continuance of an Event of Default, Agent shall have the right, in the name of the Lenders, any Loan Party and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(b)Each of the insurance policies required to be maintained under this Section 5.5 shall provide for at least thirty (30) days’ prior written notice (or such shorter period not less than 10 days if the insurer will not agree to provide 30 days’ prior written notice) or, in the case of flood insurance 45 days’ prior written notice, to Agent of the cancellation or substantial modification thereof.  Receipt of such notice of cancellation or non-payment of premium shall entitle Agent (but Agent shall not be obligated) to renew any such policies, cause the coverages and amounts thereof to be maintained at levels required pursuant to this Section 5.5 or otherwise to obtain similar insurance in place of such policies if Company is not in compliance with this Section 5.5, in each case at the expense of the Loan Parties.

(c)Each Loan Party shall take all actions required under the Flood Laws and/or reasonably requested by the Agent or any Lender to assist in ensuring that each Agent and each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing the Agent with the address and/or GPS coordinates of each structure on any Real Estate Asset that will be subject to a Mortgage in favor of the Agent, for the benefit of the Secured Parties, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral, and thereafter maintaining such flood insurance in full force and effect with reputable and financially sound insurers for so long as required by the Agent or any Lender to ensure compliance with the Flood Laws.

Section 5.6Inspections.  Each Loan Party will, and will cause each of its Subsidiaries to, (a) keep adequate books of record and account in accordance with GAAP and (b) permit any representatives designated by Agent or any Lender (including employees of Agent, any Lender or any consultants, auditors, accountants, lawyers and appraisers retained by Agent) to visit and inspect any of the properties of any Loan Party and any of its respective Subsidiaries, to conduct audits and/or valuations of any Loan Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent accountants and auditors, all upon reasonable notice and at such reasonable times during normal business hours (so long as no Default or Event of Default has occurred and is continuing) and as often as may reasonably be requested.  The Loan Parties agree to pay the (i) the examiner’s out-of-pocket costs and expenses incurred in connection with all such visits, audits, inspections, and valuations and (ii) the costs of all visits, audits, inspections, and valuations conducted by a third party on behalf of the Agent and the Lenders.  The Loan Parties acknowledge that Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the Loan Parties’ assets for internal use by Agent and the Lenders.

Section 5.7Lenders Meetings and Conference Calls.

(a)The General Partner and Company will, upon the request of Agent or Required Lenders, participate in a meeting of Agent and Lenders once during each Fiscal Year to be held at Company’s corporate offices (or at such other location as may be agreed to by Company and Agent) at such time as may be agreed to by the General Partner, Company and Agent.

(b)If the Company does not have a public earnings call within fourteen (14) days of delivery of financial statements and other information required to be delivered pursuant to Section 5.1(a) or (b), Company shall cause its chief financial officer or another Authorized Officer to participate in a conference call with Agent and all Lenders who choose to participate in such conference call during which conference call the chief financial officer or other Authorized Officer shall review the financial condition of Company and its Subsidiaries and such other matters as the Agent or any Lender may reasonably request.

Section 5.8Compliance with Laws.  Each Loan Party will comply, and shall cause each of its Subsidiaries to comply, with the requirements of all Applicable Laws, rules, regulations and orders of any Governmental Authority, non-compliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.9Environmental.

(a)Each Loan Party shall (i) comply, and take reasonable steps to cause all tenants and other Persons who may come upon any property owned or operated by it to comply, with all Environmental Laws which the failure to comply could reasonably be expected to have a Material Adverse Effect, (ii) maintain and comply all Governmental Authorizations required under applicable Environmental Laws which the failure to maintain or comply could reasonably be expected to have a Material Adverse Effect, (iii) take reasonable steps to prevent any Release of Hazardous Materials from any property owned or operated by any Loan Party that could reasonably be expected to have a Material Adverse Effect, (iv) take reasonable steps to ensure that no Hazardous Materials are Released or migrating from any property owned or operated by any Loan Party in violation of any Environmental Law the violation of which could reasonably be expected to have a Material Adverse Effect, and (v) undertake or cause to be undertaken any and all Remedial Actions in response to any material Environmental Claim, Release of Hazardous Materials or violation of Environmental Law to the extent required by Environmental Law or any Governmental Authority and, upon request of Agent, provide Agent all material data, information and reports generated in connection therewith.

(b)The Loan Parties shall promptly (but in any event within five (5) Business Days) (i) notify Agent in writing (A) if it knows, suspects or believes there may be a material Release in excess of any reportable quantity or material violation of Environmental Laws in, at, on, under or from any part of the Real Property or any improvements constructed thereon, (B) of any material Environmental Claims asserted against or Environmental Liabilities and Costs of any Loan Party or predecessor in interest or concerning any Real Property, (C) of any failure to comply with Environmental Law in all material respects at any Real Property or that is reasonably likely to result in a material Environmental Claim asserted against any Loan Party, (D) any Loan Party’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any

Real Property that could cause such Real Property or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws, and (E) any notice of Environmental Lien filed against any Real Property, and (ii) provide such other documents and information as reasonably requested by Agent in relation to any matter pursuant to this Section 5.9(b).

Section 5.10Subsidiaries.  In the event that any Person becomes a Subsidiary of Company, Company shall (a) concurrently with such Person becoming a Subsidiary cause such Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to each Agent a Counterpart Agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates requested by the Agent as are similar to those described in Sections 3.1(b), 3.1(g), and 3.1(j).  With respect to each such Subsidiary, Company shall promptly send to Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Company, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of Company; provided, that such written notice shall be deemed to supplement Schedules 4.1 and 4.2 for all purposes hereof.

Section 5.11Additional Material Real Estate Assets.  In the event that any Loan Party acquires a Material Real Estate Asset, any Person owning a Material Real Estate Asset becomes a Loan Party or a Real Estate Asset owned on the Closing Date becomes a Material Real Estate Asset and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of Agent, for the benefit of Secured Parties, then, other than with respect to those Material Real Estate Assets for which the Agent in its sole discretion determines that the burdens, costs or consequences of obtaining a mortgage are excessive in view of the benefits to be obtained by the Secured Parties (it being understood that, for the avoidance of doubt, the Agent may conclude that the burdens, costs or consequences of obtaining a mortgage on any Material Real Estate Asset having special flood or mud slide hazards (as determined by the Agent in its sole discretion) are excessive in view of the benefits to be obtained by the Secured Parties), such Loan Party, within ninety (90) days or such longer period as the Agent may agree after acquiring such Material Real Estate Asset or after such Person owning such Material Real Estate Asset becomes a Loan Party, as applicable, or within ninety (90) days or such longer period as the Agent may agree after a Responsible Officer of Company acquiring knowledge that a Real Estate Asset owned on the Closing Date has become a Material Real Estate Asset, shall take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions and certificates similar to those described in Section 5.15 and Section 3.1(g), with respect to each such Material Real Estate Asset that Agent shall reasonably request to create in favor of Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in such Material Real Estate Assets (and satisfy the same requirements that are set forth in Section 5.15(a)(i)-(iv)).  In addition to the foregoing, Company shall, at the request of Required Lenders, deliver, from time to time, to Agent such appraisals as are required by law or regulation of Real Estate Assets with respect to which Agent has been granted a Lien. Notwithstanding anything to the contrary contained herein, the Agent shall not accept an executed Mortgage until the earlier of (x) notification from each Lender that it is satisfied with the life of loan flood zone determination and a policy of flood insurance or (y) 45 days from the date the Agent provided the life of loan flood zone determination and a policy of flood insurance to the Lenders; provided, that the ninety (90)

day or such longer period as the Agent may agree time period described in the first sentence of this Section 5.11 shall be extended by one day for each day that a Mortgage is not accepted due to this sentence.

Section 5.12Titled Equipment of Significance.  In the event that any Loan Party acquires a Titled Equipment of Significance after the Closing Date or any Person owning any Titled Equipment of Significance becomes a Loan Party after the Closing Date, the Company shall cause the Agent to have a First Priority perfected security interest in such Titled Equipment of Significance within thirty (30) days after a Compliance Certificate is delivered (or, if earlier, is required to be delivered) to the Agent under Section 5.1(c) identifying or required to identify such Titled Equipment of Significance or such later date as may be agreed by the Agent), in a manner reasonably acceptable to the Agent (including by executing and filing with the registrar of motor vehicles or other appropriate authority in such jurisdiction an application or other document requesting the notation or other indication of the security interest created under the Pledge and Security Agreement on the applicable certificate of title).

Section 5.13Further Assurances.  At any time or from time to time upon the request of the Agent, each Loan Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as such Agent may reasonably request in order to effect fully the purposes of the Loan Documents, including providing Lenders with any information reasonably requested pursuant to Section 10.20 or as contemplated by the Collateral Documents.  In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as the Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of Company and its Subsidiaries and all of the outstanding Capital Stock of Company and its Subsidiaries (subject to any thresholds specified in the applicable Loan Documents).

Section 5.14Miscellaneous Business Covenants.  Unless otherwise consented to by Agent and Required Lenders:

(a)Non-Consolidation.  Company will and will cause each of its Subsidiaries to: (i) maintain entity records and books of account separate from those of any other entity (other than the Company and its Subsidiaries) which is an Affiliate of such entity and (ii) not commingle its funds or assets with those of any other entity which is an Affiliate of such entity, other than the Company and its Subsidiaries.

(b)Cash Management Systems.  Company and its Subsidiaries shall establish and maintain all Deposit Accounts (other than Excluded Deposit Accounts) and Securities Accounts exclusively with one or more Lenders.

(c)Communication with Accountants.  Each Loan Party executing this Agreement authorizes each Agent to communicate directly with such Loan Party’s independent certified public accountants and authorizes and shall instruct those accountants to communicate (including the delivery of audit drafts and letters to management) with each Agent and each Lender information relating to any Loan Party with respect to the business, results of operations and financial condition of any Loan Party; provided, however, that each Agent or the applicable

Lender, as the case may be, shall provide such Loan Party with notice at least two (2) Business Days prior to first initiating any such communication.

Section 5.15Post-Closing Matters.

(a)With respect to any Material Real Estate Asset, other than those Material Real Estate Assets for which the Agent in its sole discretion determines that the burdens, costs or consequences of obtaining a mortgage are excessive in view of the benefits to be obtained by the Secured Parties (it being understood that, for the avoidance of doubt, the Agent may conclude that the burdens, costs or consequences of obtaining a mortgage on any Material Real Estate Asset having special flood or mud slide hazards (as determined by the Agent in its sole discretion) are excessive in view of the benefits to be obtained by the Secured Parties), the Company shall, and shall cause each of the Loan Parties to deliver to the Agent the following as soon as commercially reasonable (but in any case within one hundred twenty (120) days of the Closing Date or such later date as may be agreed by the Agent):

(i)fully executed counterparts of Mortgages duly executed by the applicable Loan Party and suitable for recording or filing and such other documents including, but not limited to, any consents, agreements and confirmations of third parties, as the Agent may reasonably request with respect to any such Mortgage;

(ii)a policy or policies or marked-up unconditional binder of title insurance, as applicable, in favor of the Agent and its successors and/or assigns, in the form and amount reasonably acceptable to the Agent, paid for by the Company, issued by a nationally recognized title insurance company insuring the Lien of such mortgage as a valid First Priority Lien (subject to Permitted Liens) on the applicable real property described therein, together with such customary affidavits, endorsements, coinsurance and reinsurance as the Agent may reasonably request; provided all such title policies are to be in amounts at least equal to 100% of the fair market value of the applicable real property covered thereby on the date of the issuance of such title policies;

(iii)life of loan flood hazard determinations for each Material Real Estate Asset and to the extent a Material Real Estate Asset is a Flood Hazard Property, a notice about special flood hazard area status and flood disaster assistance duly executed by the Company and the applicable Loan Party relating thereto) and evidence of flood insurance as required by this Agreement; and

(iv)such surveys (or any updates or affidavits that the title insurance company may reasonably require in connection with the issuance of the title insurance policies and sufficient for the title insurance company to remove the standard survey exception and issue the survey-related endorsements).

Notwithstanding anything to the contrary contained herein, the Agent shall not accept an executed Mortgage until the earlier of (x) notification from each Lender that it is satisfied with the life of loan flood zone determination and a policy of flood insurance or (y) 45 days from the date the Agent provided the life of loan flood zone determination and a policy of flood insurance to the Lenders; provided, that the one hundred twenty (120) day or such longer period as the Agent may agree time period described in the first sentence of this Section 5.15 shall be extended by one day for each day that a Mortgage is not accepted due to this sentence;

(b)With respect to any Titled Equipment of Significance owned by the Loan Parties, the Company shall, and shall cause each of the Loan Parties to cause the Agent to have a First Priority perfected security interest in Titled Equipment of Significance comprising (i) fifty percent (50%) of the net book value of the Titled Equipment of Significance as soon as commercially reasonable (but in any case within ninety (90) days of the Closing Date or such later date as may be agreed by the Agent), (ii) seventy-five percent (75%) of the net book value of the Titled Equipment of Significance as soon as commercially reasonable (but in any event within one-hundred twenty (120) days of the Closing Date or such later date as may be agreed by the Agent) and (iii) ninety percent (90%) of the net book value of the Titled Equipment of Significance as soon as commercially reasonable (but in any case within one-hundred fifty (150) days of the Closing Date or such later date as may be agreed by the Agent), in each case in a manner reasonable acceptable to the Agent.

(c)With respect to any Deposit Account or Securities Account (other than Excluded Account) opened by a Loan Party on the Closing Date, the Company shall deliver Control Agreements in form and substance reasonably acceptable to the Agent with respect to such Deposit Accounts and Securities Accounts to the Agent as soon as commercially reasonable (but in any event within ninety (90) days of the Closing Date or such later date as may be agreed by the Agent).

(d)With respect to any Intellectual Property of a Loan Party, the Company shall (or shall authorize the Agent to), or shall cause each of its Subsidiaries to (or cause each of them to authorize the Agent to), file all IP Short Form Agreements with the United States Copyright Office or the United States Patent and Trademark Office, as applicable, in all relevant Intellectual Property (i) in which a Lien is granted on the Closing Date under the terms of the Pledge and Security Agreement or (ii) is listed on Schedule 5.15 as soon as commercially reasonable (but in any event within thirty (30) days of the Closing Date or such later date as may be agreed by the Agent).

(e)With respect to any Intellectual Property listed on Schedule 5.15, the Company shall cause such Intellectual Property to be transferred to the Company or its Subsidiaries and shall concurrently deliver an amended Schedule 4.6 to the Pledge and Security Agreement reflecting such transfer as soon as commercially reasonable (but in any event within ten (10) days of the Closing Date or such later date as may be agreed by the Agent).

(f)With respect to the insurance policy set forth on Schedule 4.26 issued by Star CV, the Company shall deliver to the Agent a named insured endorsement with respect to such policy as soon as commercially reasonable (but in any case within three (3) Business Days of the Closing Date or such later date as may be agreed by the Agent).

(g)On the Seventh Amendment Effective Date, the Company shall receive $650,000,000 in gross proceeds from the issuance of the Senior Notes.

Section 5.16Books and Records.  Company and its Subsidiaries shall maintain at all times at the chief executive office of Company books and records of Company and its Subsidiaries necessary to prepare internal and external financial statements in accordance with GAAP and reports.

Section 5.17Designation as Senior Debt.  Company shall, and shall cause each of its Subsidiaries, to designate all Obligations as “senior indebtedness” under any subordinated note or indenture documents applicable to it, to the extent provided for therein.

Section 5.18Commodity Risk Management Policy.  Company shall, and shall cause each of its Subsidiaries to, comply, with the Commodity Risk Management Policy.

Section 5.19Hedging Agreements.  Company will, and will cause each of its Subsidiaries to, on a consolidated basis, as of the end of each Fiscal Quarter, with respect to gallons of propane for which the Company or any of its Subsidiaries is obligated to sell to customers (whether in capped or unlimited volumes) subject to a fixed price, a capped price, or any other provision limiting the ability of the Company or any of its Subsidiaries to charge an open-market or indexed price (such indexing in reference to a posted price at a propane hub or specified delivery point) (the “Fixed Price Volumes”), maintain Hedging Agreements that aggregate (when calculated on a net basis with all Hedging Agreements in respect of propane) to a long position on not less than 50% and not greater than 125% of Reasonably Anticipated Purchases in respect of the Fixed Price Volumes on a per month basis.

Section 5.20Intellectual Property.  The Company and each of the Subsidiaries shall use commercially reasonable efforts to maintain their right to use and enforce all Intellectual Property that is material to the operation of their respective business as currently conducted.

Section 5.21Field Examinations.

(a)The Company shall, and shall cause each of its Subsidiaries to, permit the Agent or a third party selected by the Agent to, upon the Agent’s request in the Agent’s Permitted Discretion, conduct field examinations, with respect to any Collateral (including Accounts and Propane Inventory) included in the calculation of the Borrowing Base and any related reporting and control systems, at reasonable business times and upon reasonable prior notice to the Company; provided, that, the Company shall bear the cost of only one field examination in each fiscal year unless an Event Default has occurred and is continuing in which case the Company shall bear the cost of the conduction of any field examinations.

(b)Notwithstanding anything herein to the contrary, (i) no Loan Party nor any Affiliate thereof nor any of the foregoing’s respective equity holders are intended to, and no such Person shall be, third party beneficiaries of any audits, appraisals, field examinations, or collateral audit conducted by any Secured Party or any other Person at the direction of any Secured Party,

(ii) no Secured Party is obligated to share any such material or information with any Person other than the directly intended and express beneficiary thereof and (iii) as a condition to any disclosure of such material or information which a Secured Party may, but is not obligated to, provide, the applicable Secured Party may require that the Company execute and deliver a confidential, non-reliance, or other disclosure agreement in form and substance acceptable to the disclosing Secured Party (which agreement would not go into effect until the delivery of the applicable audit, appraisal, field exam, or collateral audit).

Section 5.22Bridger Entity Separateness.  The Company shall cause the management, business and affairs of each of the Company and its Subsidiaries (other than the Bridger Entities), on the one hand, and the Bridger Entities, on the other hand, to be conducted in such a manner that satisfies customary corporate, limited liability company or other organizational formalities and other requirements necessary or deemed reasonably necessary to preserve the separate legal existence of the Company and its Subsidiaries (other than the Bridger Entities) from the Bridger Entities, including by causing each of the Bridger Entities to:

(a)observe all corporate formalities and other formalities required by its Organizational Documents or the laws of the jurisdiction of its formation or organization;

(b)not commingle its funds or assets with the funds or assets of the Company or any of the Company’s other Subsidiaries (other than with respect to customary treasury management services provided by the Company or its Affiliates in the ordinary course of business);

(c)maintain all of its books and records separate from those of any other Person; and

(d)except as permitted under Section 6.24 or the payment of any Non-Loan Party Judgment that does not result in an Event of Default, pay its own liabilities from its own funds.

Article VI

Negative Covenants

Each Loan Party (other than the General Partner, except for purposes of Section 6.13) covenants and agrees that until Payment in Full, such Loan Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Article VI.

Section 6.1Indebtedness.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except Permitted Indebtedness.

Section 6.2Liens.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property, right or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Company or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, except Permitted Liens.

Section 6.3Negative Pledges.  No Loan Party shall, nor shall it permit any of its Subsidiaries to enter into any agreement that restricts the ability of the Company or its Subsidiaries to create, incur, assume or permit to exist any Lien upon any of its or their property, right or asset of any kind to secure the Obligations except with respect to (a) specific property encumbered to secure payment of clause (g) of Permitted Indebtedness, (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided, that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be) and (c) in agreements existing at the time any Subsidiary becomes a Subsidiary of the Company, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Company.

Section 6.4Restricted Junior Payments.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment, except

(a)Company may issue and sell its common limited partnership Capital Stock to the MLP so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(b)each Subsidiary may make Restricted Junior Payments to the Company and its Subsidiary Loan Parties;

(c)so long as both before and after the declaration and the making thereof, no Event of Default shall have occurred and be continuing, Company may declare and make Preferred Equity Tax Distributions and pay Additional Amounts in an aggregate amount, taken together, not to exceed (i) $15,000,000 in each Fiscal Year plus (ii) an additional amount not to exceed $20,000,000 in the aggregate for all Fiscal Years for all amounts distributed or paid under this Section 6.4(c)(ii) (or Section 6.4(d)(ii) of this Agreement as in effect immediately prior to the Fourth Amendment Effective Date);

(d)any other Restricted Junior Payment, with respect to which the Payment Conditions are satisfied as of the date thereof; and

(e)so long as no default or Event of Default has occurred and is continuing or would result therefrom, Company may make a distribution to MLP from either (i) the proceeds of the Revolving Loans or (ii) cash held by Company, in either case for the sole purpose of making one or more settlement payments with respect to the Eddystone Settlement, which payment shall be made substantially concurrently with the distribution of such amounts to MLP.

Not later than the date on which any Restricted Junior Payment is made under Section 6.4(c) or Section 6.4(d), Company shall deliver to the Agent an officer’s certificate signed by an Authorized Officer of Company stating that such Restricted Junior Payment is permitted and setting forth the basis upon which the calculations required by this Section 6.4 were computed, which calculations may be based upon Company’s latest available financial statements.

Section 6.5Restrictions on Subsidiary Distributions.  Except as provided herein, no Loan Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Company to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Company or any other Subsidiary of Company, (b) repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Subsidiary of Company, (c) make loans or advances to Company or any other Subsidiary of Company, or (d) transfer any of its property or assets to Company or any other Subsidiary of Company other than restrictions (i) in agreements evidencing purchase money Indebtedness permitted by clause (g) of the definition of Permitted Indebtedness that impose restrictions on the property so acquired, (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement, (iv) in agreements existing at the time any Subsidiary becomes a Subsidiary of the Company, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Company, (v) set forth in the Existing Senior Note Documents, the Senior Note Documents or the Company Senior Preferred Units Documentation, in each case on the Seventh Amendment Effective Date or set forth in any documentation governing Indebtedness that refinances Indebtedness to the extent such consensual encumbrance or restriction is no more restrictive to the Company and its Subsidiaries than those in documentation governing the Indebtedness being refinanced and (vi) in connection with customary non-assignment provisions of contracts governing leasehold interests. No Loan Party shall, nor shall it permit its Subsidiaries to, enter into any Contractual Obligations which would prohibit a Subsidiary of Company from being a Loan Party unless such Person is permitted hereunder to cease being a Loan Party.

Section 6.6Investments.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including without limitation any Joint Venture, except (a) Permitted Investments and (b) any other Investment, with respect to which the Payment Conditions are satisfied as of the date thereof.  The Company shall not, nor shall it permit any of its Subsidiaries, to make Investments in any direct or indirect owner of its Capital Stock other than any such Investment made in cash with respect to which the Payment Conditions are satisfied as of the date thereof; provided the foregoing shall not restrict the Company from making any Restricted Junior Payment permitted under Section 6.4. Not later than the date on which any Investments is made under this Section 6.6, to the extent such Investment is made in reliance on a provision hereof that is subject to satisfaction of the Payment Conditions, the Company shall deliver to the Agent an officer’s certificate signed by an Authorized Officer or other authorized signatory of Company stating that such Investment is permitted and setting forth the basis upon which the calculations required by this Section 6.6 were computed, which calculations may be based upon Company’s latest available financial statements.

Section 6.7Financial Covenants.

(a)Minimum Interest Coverage Ratio.  Company shall not permit the Minimum Interest Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending April 30, 2021, to be less than 2.50 to 1.00.

(b)Maximum Secured Leverage Ratio.  Company shall not permit the Senior Secured Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending April 30, 2021, to exceed 2.50 to 1.00.

(c)Maximum Leverage Ratio.  Company shall not permit the Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending October 31, 2025, to exceed 5.25 to 1.00.

(d)Certain Calculations.

(i)With respect to any Measurement Period during which a Permitted Acquisition or an Asset Sale permitted under Section 6.8(c) has occurred (each, a “Subject Transaction”), or in the event that a Subject Transaction has been consummated subsequent to the conclusion of the most recently ended Measurement Period but prior to the date of determination for which compliance with the financial covenants set forth in this Section 6.7 is being calculated, for purposes of determining compliance with the financial covenants set forth in this Section 6.7, Consolidated EBITDA shall be calculated with respect to such period inclusive of Pro Forma Adjustments as though such Subject Transaction occurred on the first day of such Measurement Period, and any Indebtedness incurred or repaid in connection with such Subject Transaction had been incurred or repaid at the beginning of such Measurement Period assuming that such Indebtedness bears interest during the applicable Measurement Period at the interest rate applicable to such Indebtedness as of such date of determination; and

(ii)In the event that the Company or any of its Subsidiaries, other than in connection with a Subject Transaction as described in Section 6.7(d)(i) hereof (x) incurs, assumes or guarantees any Indebtedness or (y) redeems or repays any Indebtedness, in each case other than Revolving Loans and subsequent to the conclusion of a Measurement Period but prior to the date of determination for which compliance with the financial covenants set forth in this Section 6.7 is being calculated, then for purposes of determining compliance with the financial covenants set forth in this Section 6.7, (A) Consolidated Total Secured Debt and Consolidated Total Debt shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption or repayment of Indebtedness as if the same had occurred at the beginning of the applicable Measurement Period and (B) Consolidated Cash Interest Charges shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption or repayment of Indebtedness as if the same had occurred at the beginning of the applicable Measurement Period assuming that such Indebtedness bears interest at the interest rate applicable to such Indebtedness as of such date of determination.

Section 6.8Fundamental Changes; Disposition of Assets; Acquisitions.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub lease (as lessor or sublessor), exchange, transfer, abandon, allow to lapse or expire or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets, rights or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and capital expenditures in the ordinary course of business) the business, property, rights or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(a)(i) any Subsidiary of Company may be merged with or into Company or any other Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any Subsidiary; provided, in the case of a merger with Company, Company shall be the continuing or surviving Person; provided, further, that if the transferor in any such a transaction is a Loan Party or the merger involves a Loan Party, then the transferee or the surviving Person, as the case may be, must be a Loan Party and (ii) Company or any Subsidiary may be merged with or into any other Person, provided, in the case of such a merger, Company or a Subsidiary, as applicable, shall be the continuing or surviving Person;

(b)sales or other dispositions of assets that do not constitute Asset Sales;

(c)(i) Asset Sales set forth on Schedule 6.8, and (ii) other Asset Sales; so long as (x) the consideration received in respect of such Asset Sale shall be equal to or greater than the fair market value of the property subject to such Asset Sale and (y) no less than 75% of the consideration therefor shall be paid in Cash unless the consideration therefor (together with all other related Asset Sales) shall be less than $25,000,000. If a Default or Event of Default shall have occurred and be continuing both immediately before and immediately after giving effect to an Asset Sale described in clause (ii) above, the proceeds thereof should be applied as required by Section 2.11(c);

(d)disposals of obsolete or worn out property or property no longer used or useful in the business of the Company or such Subsidiary;

(e)Permitted Acquisitions;

(f)Permitted Liens, Permitted Investments and Restricted Junior Payments permitted under Section 6.5, and permitted sale lease backs under Section 6.10;

(g)dispositions of inventory or cash equivalents in the ordinary course of business; and

(h)dispositions of fixtures or equipment in the ordinary course of business to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are reasonably promptly applied to the purchase price of such replacement property.

Section 6.9Disposal of Subsidiary Interests.  Except for any sale of all of its interests in the Capital Stock of any of its Subsidiaries in compliance with the provisions of Section 6.8, no Loan Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to qualify directors if required by Applicable Law; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to another Loan Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by Applicable Law.

Section 6.10Sales and Lease Backs.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Loan Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Company or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Loan Party to any Person (other than Company or any of its Subsidiaries) in connection with such lease other than a lease with Attributable Indebtedness in an amount not to exceed $30,000,000 outstanding at any time so long as (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) Company and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.7 on a pro forma basis after giving effect to such transaction as of the last day of the Fiscal Quarter most recently ended (calculating the amount of Indebtedness of Company and its Subsidiaries as the amount outstanding immediately after giving effect to such transaction).

Section 6.11Transactions with Affiliates.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any of its Subsidiaries or with any Affiliate of Company or of any such holder; provided, however, that, subject to Section 6.24, the Loan Parties and their Subsidiaries may enter into or permit to exist any such transaction if the terms of such transaction, taken as a whole, are not less favorable to Company or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not an Affiliate; provided, further, that the foregoing restrictions shall not apply to any of the following:

(a)any transaction among the Loan Parties (excluding the General Partner);

(b)any employment agreement, stock option agreement, restricted stock agreement, employee stock ownership plan related agreements, or similar agreement and arrangements, in the ordinary course of business (or the General Partner) or such Subsidiary;

(c)Restricted Junior Payments permitted by the provisions of Section 6.4 and Permitted Investments,

(d)reasonable and customary fees paid to members of the Board of Directors (or similar governing body) of the General Partner, Company and its Subsidiaries,

(e)indemnification of, payment of expenses of, and contribution to all Persons entitled to indemnification, reimbursement of expenses or contribution under the Partnership Agreement as in effect on the Closing Date in the amounts contemplated hereby, in each case to the extent allocable to the Company;

(f)Subject to the Partnership Agreement, payments made to the General Partner in respect of reimbursement for all direct and indirect expenses incurred or payments made by the General Partner on behalf of the Company or the MLP in connection with operating the MLP and its Subsidiaries’ business and all other necessary or appropriate expenses allocable to the Company or the MLP or otherwise reasonably incurred by the General Partner in connection with operating the MLP and its Subsidiaries’ business;

(g)Subject to the Partnership Agreement, payments to the General Partner for provision of employees for the operations of Company and its Subsidiaries pursuant to the Partnership Agreement; and

(h)transactions described in Schedule 6.11.

Section 6.12Conduct of Business.  From and after the Closing Date, no Loan Party shall, nor shall it permit any of its Subsidiaries to, engage in any material line of business other than (a) the businesses engaged in by the Company and its Subsidiaries on the Seventh Amendment Effective Date and others reasonably related or incidental thereto or reasonable extensions or expansions thereof or (b) such other lines of business as may be consented to by Agent and Required Lenders.

Section 6.13Permitted Activities of the General Partner.  Subject to Section 5.15(e),the General Partner shall not (a) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than the Obligations and obligations existing solely as a result of being the general partner of the Company and the MLP; (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than the Liens created under the Collateral Documents to which it is a party or permitted pursuant to Section 6.2; (c) engage in any business or activity or own any assets other than (i) holding (A) collectively 100% of the general partner interests of the Capital Stock of Company and the MLP and (B) limited partnership interests in the MLP; (ii) executing, delivering and performing its obligations under the Loan Documents to which it is a party; (iii) providing employees for the operations of Company and its Subsidiaries pursuant to the Partnership Agreement; (iv) making Restricted Junior Payments and Investments to the extent permitted by this Agreement; (v) maintaining its corporate existence, (vi) participating in tax, accounting and other administrative activities as the parent of the consolidated group of companies, including the Loan Parties and the MLP and (vii) activities incidental to the businesses or activities described in clauses (i) through (vi) of this clause (c), (d) consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, another General Partner; (e) sell or otherwise dispose of any Capital Stock of its general partnership interests of the MLP; (f) create or acquire any direct Subsidiary other than the MLP or Company or make or own any Investment in any Person other than Company or the MLP; or (g) fail to hold itself out as a legal entity separate and distinct from all other Persons.

Section 6.14Changes to Certain Agreements and Organizational Documents.   (a) No Loan Party shall (i) amend or permit any amendments to any Loan Party’s Organizational Documents if such amendment would have a material adverse effect on such Loan Party or be materially adverse to the Agent or the Lenders (it being understood that changes to Section 6.12(b) of the Partnership Agreement, Section 10.2(d) of the Partnership Agreement and, with respect to amendments to Section 6.12(b) of the Partnership Agreement or Section 10.2(d) of the Partnership Agreement, Section 14.2 of the Partnership Agreement shall be deemed to be materially adverse to the Agent and Lenders and any change to the Company Senior Preferred Units that would cause them to not be classified as equity or mezzanine equity in accordance with GAAP shall be deemed to be materially adverse to the Agent and Lenders); (ii) permit any amendment of MLP’s

Organizational Documents if such amendment would have a material adverse effect on Company or would be materially adverse to the Agent or the Lenders; or (iii) amend or permit any amendments to, or terminate or waive any provision of, any Senior Note Document, Preferred Unit Document or documentation related to any other Indebtedness in an aggregate principal amount greater than $25,000,000 if such amendment, termination, or waiver would be materially adverse to the Agent or the Lenders.

(b)No Loan Party shall, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of any subordinated Indebtedness, except as may be permitted pursuant to the applicable subordination and/or intercreditor arrangements, which applicable subordination and/or intercreditor arrangements shall be in form and substance reasonably satisfactory to the Agent and the Required Lenders.

Section 6.15Accounting Methods.  The Loan Parties will not and will not permit any of their Subsidiaries to modify or change its fiscal year or its method of accounting (other than in conformity with GAAP).

Section 6.16Deposit Accounts and Securities Accounts.  Subject to Section 5.15 with respect to Deposit Accounts and Security Accounts existing on the Closing Date, no Loan Party shall establish or maintain a Deposit Account or a Securities Account that is not subject to a Control Agreement, other than Excluded Accounts (and, for the avoidance of doubt, no Loan Party shall permit any proceeds of any Revolving Loans other than proceeds paid to a Person other than Loan Party to be deposited into a Deposit Account that is not subject to a Control Agreement).

Section 6.17Prepayments of Certain Indebtedness.  Unless Company Senior Preferred Units and any Refinancing Company Senior Preferred Units (if any) have been redeemed in full and otherwise not outstanding, no Loan Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, payable in respect of any Indebtedness prior to its scheduled maturity or pay any accrued interest, premium or fees on such Indebtedness more than ten (10) Business Days before its due or any unaccrued interest, premium or fee, other than (a) the Obligations, (b) Indebtedness secured by a Permitted Lien if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Section 6.8, (c) in connection with a refinancing permitted under this Agreement, (d) Indebtedness secured by a Permitted Lien permitted pursuant to clause (m) of the definition of Permitted Lien, (e) Indebtedness under Hedging Agreements, (f) accounts payable constituting Indebtedness, (g) Indebtedness permitted by clauses (b), (e), (g) or (i) of the definition of “Permitted Indebtedness” and Section 6.01, (h) any purchase, redemption, defeasance or prepayment of Indebtedness, with respect to which the Payment Conditions are satisfied as of the date thereof, and (i) purchases, redemptions, defeasances or prepayments in an amount less than $50,000,000 in the aggregate, taken together with all prior purchases, redemptions, defeasances or prepayments made under this clause (i) so long as (x) the Company is in compliance on a pro forma basis with Section 6.7, calculated as of the last day of the most recent Fiscal Quarter for which the financial statements described in Sections 5.1(a) and (b) are available to the Agent and the Lenders and (y) the Company shall have delivered to the Agent a certificate in reasonable detail reflecting compliance with the foregoing requirements. Not later than the date on which any prepayment is made under this Section 6.17, to the extent such prepayment is made in reliance on a provision hereof that is subject to satisfaction of the Payment Conditions, the Company shall deliver to the

Agent an officer’s certificate signed by an Authorized Officer or other authorized signatory of Company stating that such Investment is permitted and setting forth the basis upon which the calculations required by this Section 6.17 were computed, which calculations may be based upon Company’s latest available financial statements.

Section 6.18Anti-Terrorism Laws.  Each Loan Party covenants and agrees that (i) no Covered Entity will become a Sanctioned Person, (ii) no Covered Entity, either in its own right or through any third party, will (A) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or, to its knowledge Sanctioned Person in violation of any Anti-Terrorism Law; (C) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (D) use the Loans to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or, to its knowledge, Sanctioned Person in violation of any Anti-Terrorism Law, or (E) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (iii) the funds used to repay the Obligations will not be derived from any activity in violation of Anti-Corruption Laws, (iv) no Covered Entity shall fail to comply with all Anti-Terrorism Laws and (v) no Loan Party shall fail to promptly notify the Agent in writing upon the occurrence of a Reportable Compliance Event.

Section 6.19Commodity Risk Management Policy.  No Loan Party shall (a) replace or terminate the Commodity Risk Management Policy, (b) amend Section 2 of the Commodity Risk Management Policy entitled “Role of Commodity Risk Within Ferrellgas” or Section 4 of the Commodity Risk Management Policy entitled “Risks to be Managed”, (c) amend the definitions of “Current Risk Limit” and “Maximum Risk Limit” contained in the Commodity Risk Management Policy, (d) amend Appendix C of the Commodity Risk Management Policy to increase the Year-to-Date Loss Limit above $10,000,000, respectively, or (e) otherwise amend the Commodity Risk Management Policy in a manner that could reasonably be expected to have a Material Adverse Effect or be materially adverse to the Agent and the Lenders.

Section 6.20[Reserved].

Section 6.21Restrictions on Hedging Agreements.  No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to:

(a)enter into any Hedging Agreements other than (i) Permitted Commodity Hedging Agreements and (ii) Permitted Interest Hedging Agreements;

(b)enter into any Hedging Agreement for speculative purposes;

(c)be party to or otherwise enter into any Hedging Agreement or establish any hedge position which is entered into for reasons other than as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market conditions related to Company’s and its Subsidiaries’ operations; or

(d)except as otherwise expressly permitted pursuant to this Agreement, be party to or otherwise enter into any Hedging Agreement or establish any hedge position which is secured with collateral or otherwise post cash or margin in respect of its Hedging Agreements.

Section 6.22Reserved.

Section 6.23Activities of Specified Subsidiary.  Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no Specified Subsidiary will (a) conduct, transact or otherwise engage in, any business or operations, (b) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (i) obligations imposed by operation of law or regulation and (ii) obligations with respect to its Capital Stock; provided, that such Capital Stock is at all times owned directly or indirectly by the Company, (c) own, lease, manage or otherwise operate any properties or assets (including cash and cash equivalents), (d) create, incur, assume or permit to exist any Lien on any of its properties or assets (now owned or hereafter acquired) or (e) have any direct or indirect subsidiaries.

Section 6.24Activities of Bridger Entities.  Notwithstanding anything to the contrary in this Agreement or any other Loan Document, the Company shall not permit any Bridger Entity (a) to conduct any business operations or own any material assets or (b) to directly or indirectly enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with the Company or any of its other Subsidiaries other than (i) Permitted Investments under clause (b) of the definition thereof (to the extent limited to Investments made for the payment of any Non- Loan Party Judgment or of the type permitted pursuant to the following subclauses (ii) and (iii) of this Section 6.24(b)), (ii) payment for professional, advisory, administrative, management or treasury or similar services, and (iii) indemnification (other than contractual indemnities for damages awarded to the plaintiffs in connection with the Eddystone Litigation), insurance, registration fees and other like expenses paid or provided for the benefit of the Bridger Entities, in each case of clauses (i) through (iii), in the ordinary course of business pursuant to arrangements not involving the incurrence of Indebtedness.

Article VII

Guaranty

Section 7.1Guaranty of the Obligations.

(a)Each Guarantor jointly and severally with the other Guarantors hereby irrevocably and unconditionally guaranty, as primary obligor and not merely as surety, for the ratable benefit of the Beneficiaries and their respective successors, indorses and assigns, the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

(b)Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of the Guarantor hereunder and under the other Loan

Documents shall in no event exceed the amount which can be guaranteed by the Guarantor under applicable federal and state laws relating to the insolvency of debtors.

(c)Each Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Article VII or affecting the rights and remedies of the Agent or any Beneficiary hereunder.

(d)No payment made by the Company, any other Loan Party with Obligations, any of the Guarantors, any other guarantor or any other Person or received or collected by the Agent or any other Beneficiary from the Company, any other Loan Party with Obligations, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Obligations or any payment received or collected from such Guarantor in respect of the Obligations), remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until the Obligations are paid in full.

Section 7.2Contribution by Guarantors.  All Guarantors desire to allocate among themselves, in a fair and equitable manner, their obligations arising under this Guaranty.  Accordingly, in the event any payment or distribution is made on any date by a Guarantor under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Guarantor shall be entitled to a contribution from each of the other Guarantors in an amount sufficient to cause each Guarantor’s Aggregate Payments to equal its Fair Share as of such date.  “Fair Share” means, with respect to any Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Guarantors multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Guarantors under this Guaranty in respect of the Guaranteed Obligations.  “Fair Share Contribution Amount” means, with respect to any Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Guarantor under this Guaranty that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Guarantor for purposes of this Section 7.2, any assets or liabilities of such Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Guarantor.  “Aggregate Payments” means, with respect to any Guarantor as of any date of determination, an amount equal to (a) the aggregate amount of all payments and distributions made on or before such date by such Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 7.2), minus (b) the aggregate amount of all payments received on or before such date by such Guarantor from the other Guarantors as contributions under this Section 7.2.  The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Guarantor.  The allocation among Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Guarantor hereunder.

Section 7.3Guaranty of Payment and Performance.

(a) Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Company to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Company’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Company for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

(b)Each Guarantor hereby jointly and severally agrees with the other Guarantors, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that that its guarantee hereunder constitutes a guarantee of payment and performance when due and not of collection, and waives any right to require that any resort be had by the Agent or any other Beneficiary to any security held for the payment or performance of the Guaranteed Obligations or to any balance of any deposit account or credit on the books of the Agent or any other Beneficiary in favor of the Company or any other person.

Section 7.4Liability of Guarantors Absolute.  Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations.  In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)the Agent may enforce this Guaranty upon the occurrence of an Event of Default or as otherwise permitted hereunder notwithstanding the existence of any dispute between Company and any Beneficiary with respect to the existence of such Event of Default;

(b)the obligations of each Guarantor hereunder are independent of the obligations of Company and the obligations of any other guarantor (including any other Guarantor) of the obligations of Company, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Company or any of such other guarantors and whether or not Company is joined in any such action or actions;

(c)for avoidance of doubt, payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid (and it is understood that, without limiting the generality of the foregoing, if the Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations);

(d)any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or non-judicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Company or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents and Bank Product Agreements; and

(e)this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, the Bank Product Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents, the Bank Product Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document, the Bank Product Agreements or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect, or any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations; (iv) the application of payments received from any source to the payment of indebtedness other than the Guaranteed Obligations, whether or not any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Company or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any Collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set offs or counterclaims which any Loan Party, may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

Section 7.5Waivers by Guarantors.  Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Company, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Company, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or Securities Account or commodities account or credit on the books of any Beneficiary in favor of Company or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Company or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Company or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Company and notices of any of the matters referred to in Article VII and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

Section 7.6Guarantors’ Rights of Subrogation, Contribution, etc. Until Payment in Full, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Company or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Company with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Company, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary.  In addition, until Payment in Full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 7.2.  Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Company or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Company, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor.  If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time before Payment in Full, such amount shall be held in trust for Agent on behalf of Beneficiaries and shall forthwith be paid over to Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

Section 7.7Subordination of Other Obligations.  Any Indebtedness of Company or any Guarantor now or hereafter held by any Guarantor is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by such Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Agent on behalf of Beneficiaries and shall forthwith be paid over to Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of such Guarantor under any other provision hereof.

Section 7.8Continuing Guaranty.  This Guaranty is a continuing guaranty and shall remain in effect until Payment in Full.  Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

Section 7.9Authority of Guarantors or Company.  It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Company or the officers, directors or the Agent acting or purporting to act on behalf of any of them.

Section 7.10Financial Condition of Company.  Any Credit Extension may be made to Company or continued from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of Company at the time of any such grant or continuation is entered into, as the case may be.  No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Company.  Each Guarantor has adequate means to obtain information from Company on a continuing basis concerning the financial condition of Company and its ability to perform its obligations under the Loan Documents and the Bank Product Agreements, and each

Guarantor assumes the responsibility for being and keeping informed of the financial condition of Company and of all circumstances bearing upon the risk of non-payment of the Guaranteed Obligations.  Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Company now known or hereafter known by any Beneficiary.

Section 7.11Bankruptcy, etc.  (a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Agent acting pursuant to the instructions of Required Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Company or any other Guarantor.  The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Company or any other Guarantor or by any defense which Company or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Company of any portion of such Guaranteed Obligations.  Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Agent, or allow the claim of Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)In the event that all or any portion of the Guaranteed Obligations are paid by Company, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

Section 7.12Discharge of Guaranty Upon Sale of Guarantor.  If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale.

Section 7.13Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 7.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.13, or otherwise under this Guaranty, voidable under Applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until all of the Guaranteed Obligations shall have been paid in full.  Each Qualified ECP Guarantor intends that this Section 7.13 constitute, and this Section 7.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Article VIII

Events of Default

Section 8.1Events of Default.  If any one or more of the following conditions or events shall occur:

(a)Failure to Make Payments When Due.  Failure by Company to pay (i) the principal of any Loan when due, whether at stated maturity, by acceleration or otherwise, (ii) when due any Reimbursement Obligation, or (iii) within five (5) Business Days after the due date therefor, any interest on any Loan or any fee or any other amount due hereunder; or

(b)Default in Other Agreements.  (i) Failure of any Loan Party or any of their respective Subsidiaries to pay when due (x) any Indebtedness (other than Indebtedness referred to in Section 8.1(a)) in an aggregate principal amount of $75,000,000 or more or (y) any Permitted Secured Debt secured by all or any portion of the Collateral in each case beyond the grace period, if any, provided therefor, (ii) breach or default by any Loan Party or other event with respect to (A) one or more items of Indebtedness having an aggregate principal amount referred to in clause (i) above or more (and with Hedging Agreements counting toward such threshold based on the Hedge Liabilities owed by any Loan Party or such Subsidiary thereunder), or (B) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default or other event is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) or to require the prepayment, redemption, repurchase or defeasance of, or to require a Loan Party or any of its Subsidiaries to make any offer to prepay, redeem, repurchase or defease such Indebtedness, prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(c)Breach of Certain Covenants.  Failure of any Loan Party to perform or comply with any term or condition contained in (i) Section 5.1(e), Section 5.2, Section 5.14(a), Section 5.17, Section 5.22 or Article VI; or (ii) if such failure to perform or comply is not remedied within a period of fifteen (15) Business Days thereof, Section 5.18 or Section 5.19;

(d)Breach of Representations, etc.  Any representation, warranty, certification or other statement made or deemed made by any Loan Party in any Loan Document or in any statement, report, notice or certificate at any time given by any Loan Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) as of the date made or deemed made; or

(e)Other Defaults Under Loan Documents.  Any Loan Party shall default in the performance of or compliance with any term contained herein or any of the other Loan Documents, other than any such term referred to in Section 8.1(a), Section 8.1(b) or Section 8.1(c), and such default shall not have been remedied or waived within thirty days after the earlier of (i) an officer of such Loan Party becoming aware of such default, or (ii) receipt by Company of notice from the Agent of such default; or

(f)Involuntary Bankruptcy; Appointment of Receiver, etc.  (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of MLP, the General Partner, Company or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law, or (ii) an involuntary case shall be commenced against MLP, the General Partner, Company or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over MLP, the General Partner, Company or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of MLP, the General Partner, Company or any of its Subsidiaries for all or a substantial part of its property or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of MLP, the General Partner, Company or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for 60 days without having been dismissed, bonded or discharged; or

(g)Voluntary Bankruptcy; Appointment of Receiver, etc.  (i) MLP, the General Partner, Company or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property or MLP, the General Partner, Company or any of its Subsidiaries shall make any assignment for the benefit of creditors or (ii) MLP, the General Partner, Company or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors (or similar governing body) of MLP, the General Partner, Company or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or

(h)Judgments, Settlements and Attachments.  Any money judgment, writ or warrant of attachment or similar process (other than a Non-Loan Party Judgment) involving in the aggregate at any time an amount in excess of $75,000,000 (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against a Loan Party or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty days (or in any event later than five days prior to the date of any proposed sale thereunder); or

(i)Employee Benefit Plans.  There shall occur one or more ERISA Events which individually or in the aggregate results in or could reasonably be expected to result in liability in excess of $75,000,000; or

(j)Change of Control.  A Change of Control shall occur; or

(k)Guaranties, Collateral Documents and other Loan Documents.  Except as may be permitted hereunder or thereunder, at any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or the Company or any Guarantor shall or attempt to repudiate the obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void or the Company or any Guarantor shall or attempt to repudiate the obligations thereunder, or Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral having a fair market value in excess of $2,500,000 purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than, with respect to making filings or recordations, the failure of the Agent to take any action within its control, or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document to which it is a party; or

(l)Subordinated Indebtedness.  (i) Any of the Obligations for any reason shall cease to be “Senior Indebtedness” or “Designated Senior Indebtedness” (or any comparable terms) under, and as defined in the documents evidencing or governing any subordinated Indebtedness, (ii) any holder of subordinated Indebtedness shall fail to perform or comply with any of the subordination provisions of the documents evidencing or governing such subordinated Indebtedness, or (iii) the subordination provisions of the documents evidencing or governing any subordinated Indebtedness shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable subordinated Indebtedness; or

THEN, and in any such event, and at any time thereafter, if any Event of Default described in Section 8.1(f) shall have occurred or any other Event of Default shall have occurred and be continuing, the Agent may with the consent of and, upon the written request of the Required Lenders, shall, by written notice to the Company, take any or all of the following actions, without prejudice to the rights of the Agent or any Lender to enforce its claims against the Company or any other Loan Party (provided, that, if an Event of Default specified in Section 8.1(f) shall have occurred, clauses (1)-(5) below shall occur automatically without the giving of any such notice), (1) the Commitments, if any, of each Lender having such Commitments shall immediately terminate and the Applicable Margin shall be set at Level IV; (2) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Loan Party: (x) the unpaid principal amount of and accrued interest on the Loans and Reimbursement Obligations, and (y) all other Obligations; provided the foregoing shall not affect in any way the obligations of Lenders under Section 2.2(d); (3) Agent may enforce any and all Liens and security interests created pursuant to Collateral Documents; (4) Company shall Cash Collateralize each Letter of Credit then outstanding; and (5) Company shall be obligated to provide (and Company agrees that they will provide) Bank Product Collateralization to be held as security for the Company’s Obligations in respect of outstanding Bank Product Obligations.  After the occurrence and during the continuance of an Event of Default, Agent and the Lenders will have all other rights and remedies available at law and equity.

Article IX

Agent

Section 9.1Appointment of Agent.

(a)Each Lender hereby appoints JPMorgan to act on its behalf as the administrative agent hereunder and under the other Loan Documents and each Lender hereby authorizes JPMorgan, in such capacity, to act as its agent in accordance with the terms hereof and the other Loan Documents, including, without limitation, to make loans, for such Agent or on behalf of the applicable Lenders as provided in this Agreement or any other Loan Document and to perform, exercise and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties, the Obligations or otherwise related to any of same to the extent reasonably incidental to the exercise by such administrative agent of the rights and remedies specifically authorized to be exercised by such administrative agent by the terms of this Agreement or any other Loan Parties.

(b)JPMorgan is hereby appointed collateral agent hereunder and under the other Loan Documents and each Lender hereby authorizes JPMorgan, in such capacity, to act as its agent in accordance with the terms hereof and the other Loan Documents, including, without limitation, to make loans and Protective Advances, for such collateral agent or on behalf of the applicable Lenders as provided in this Agreement or any other Loan Document and to perform, exercise and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties, the Obligations or otherwise related to any of same to the extent reasonably incidental to the exercise by such collateral agent of the rights and remedies specifically authorized to be exercised by such collateral agent by the terms of this Agreement or any other Loan Parties.

(c)Each Agent hereby agrees to act upon the express conditions contained herein and the other Loan Documents, as applicable. The provisions of this Article IX are solely for the benefit of Agent and Lenders and no Loan Party shall have any rights as a third party beneficiary of any of the provisions thereof.  In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Company or any of its Subsidiaries.

Section 9.2Powers and Duties.  Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto.  Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Loan Documents.  Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents, employees or Related Parties.  No Agent shall have, by reason hereof or any of the other Loan Documents and regardless of the occurrence and continuation of a Default or an Event of Default, a fiduciary relationship, fiduciary duties or other implied duties in respect of any Lender or Issuing Lender; and nothing herein or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein. Each Lender and Issuing Lender agrees that it will not assert any claim against the Agent based on an alleged breach of fiduciary relationship, fiduciary duty or other implied duty by the Agent in connection with this Agreement and the transactions contemplated hereby.  The motivations of the Agent are commercial in nature and not to investment in the general performance or operations of the Company.

Section 9.3General Immunity.

(a)No Responsibility for Certain Matters.  No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by the Agent to Lenders or by or on behalf of any Loan Party to the Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations, nor shall the Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing.  Anything contained herein to the contrary notwithstanding, Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Obligations or the component amounts thereof.

(b)Exculpatory Provisions.  No Agent nor any of its officers, partners, directors, employees or Agent shall be liable to Lenders for any action taken or omitted by the Agent under or in connection with any of the Loan Documents except to the extent (i) caused by such Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order.  Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.4) and, upon receipt of such instructions from Required Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions.  Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against the Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.4).

(c)Notice of Default.  No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to Events of Default in the payment of principal, interest and fees required to be paid to such Agent for the account of the Lenders, unless such Agent shall have received written notice from a Lender or the Loan Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” Each Agent will notify the Lenders of its receipt of any such notice.  Each Agent shall take such action with respect to any such Default or Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided, however, that unless and until such Agent has received any such direction, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 9.4Agent Entitled to Act as Lender.  The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, the Agent in its individual capacity as a Lender hereunder.  With respect to its participation in the Loans and the Letters of Credit, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity.  The Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection herewith and otherwise without having to account for the same to Lenders. Each Lender and Issuing Lender (a) acknowledges that JPMorgan and its Affiliates are serving or may serve as Agent, Lender and Issuing lender, have multiple roles in the Company’s capital structure, and that JPMorgan and its Affiliates, acting in such individual capacities, may have interests that differ from the interests of the other Lenders and Issuing lenders and (b) expressly agrees not to assert and waives any claim against JPMorgan or its Affiliates for any Liabilities arising from any conflict of interest resulting from JPMorgan and its Affiliates acting in such capacities.

Section 9.5Lenders’ Representations, Warranties and Acknowledgment.

(a)Each Lender represents and warrants that (i) it has made its own independent investigation of the financial condition and affairs of Company and its Subsidiaries in connection with Credit Extensions hereunder, (ii) that it has made and shall continue to make its own appraisal of the creditworthiness of Company and its Subsidiaries, (iii) the Loan Documents set forth the terms of a commercial lending facility and (iv) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Lender, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Company, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender and each Issuing Lender agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities laws).  No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b)Each Lender, by delivering its signature page to this Agreement and funding its Revolving Loans on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by the Agent, Required Lenders or Lenders, as applicable on the Closing Date.

(c)Each Lender (i) represents and warrants that as of the Closing Date neither such Lender nor its Affiliates or Related Funds owns or controls, or owns or controls any Person owning or controlling, any trade debt or Indebtedness of any Loan Party other than the Obligations or any Capital Stock of any Loan Party and (ii) covenants and agrees that from and after the Closing Date neither such Lender nor its Affiliates and Related Funds shall purchase any trade debt or Indebtedness of any Loan Party other than the Obligations or Capital Stock described in clause (i) above without the prior written consent of Agent.

(d)(i) Each Lender and Issuing Lender hereby agrees that (x) if the Agent notifies such Lender or Issuing Lender that the Agent has determined in its sole discretion that any funds received by such Lender or Issuing Lender from the Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender or Issuing Lender (whether or not known to such Lender or Issuing Lender), and demands the return of such Payment (or a portion thereof), such Lender or Issuing Lender shall promptly, but in no event later than one Business Day thereafter, return to the Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Lender to the date such amount is repaid to the Agent at the greater of the NYFRB Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by Applicable Law, such Lender or Issuing Lender shall not assert, and hereby waives, as to the Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine.  A notice of the Agent to any Lender or Issuing Lender under this Section 9.5(d) shall be conclusive, absent manifest error.

(ii) Each Lender and Issuing Lender hereby further agrees that if it receives a Payment from the Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Lender and Issuing Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender or Issuing Lender shall promptly notify the Agent of such occurrence and, upon demand from the Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Agent at the greater of the NYFRB Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii) The Company and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender or Issuing Lender that has received such Payment (or portion thereof) for any reason, the Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Company or any other Loan Party.

(iv) Each party’s obligations under this Section 9.5(d) shall survive the resignation or replacement of the Agent or any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Lender, the termination of the Revolving Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

(e)Each Lender and Issuing Lender acknowledge that there may be a constant flow of information (including information which may be subject to confidentiality obligations in favor of the Loan Parties) between the Loan Parties and their Affiliates, on the one hand, and JPMorgan Chase Bank, N.A. and its Affiliates, on the other hand.  Without limiting the foregoing, the Loan Parties or their Affiliates may provide information, including updates to previously provided information to JPMorgan Chase Bank, N.A. and/or its Affiliates acting in different capacities, including as Lender, lead bank, arranger or potential securities investor, independent of such entity’s role as agent hereunder.  The Lenders acknowledge that neither JPMorgan Chase Bank, N.A. nor its Affiliates shall be under any obligation to provide any of the foregoing information to them. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent herein, the Agent shall not have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Lender with any credit or other information concerning the Loans, the Lenders, the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates that is communicated to, obtained by, or in the possession of, the Agent or any of its Affiliates in any capacity, including any information obtained by the Agent in the course of communications among the Agent and any Loan Party, any Affiliate thereof or any other Person.  Notwithstanding the foregoing, any such information may (but shall not be required to) be shared by the Agent with one or more Lenders, or any formal or informal committee or ad hoc group of such Lenders, including at the direction of a Loan Party.

Section 9.6Successor Agent and Agent.

(a)The Agent may resign at any time by giving thirty days’ (or such shorter period as shall be agreed by the Required Lenders) prior written notice thereof to Lenders, Company and the other Agent.  Upon receipt of any such notice of resignation, Required Lenders shall have the right to appoint a successor Agent.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, (or such earlier date as shall be agreed by the Required Lenders), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lenders appoint a successor Agent from among the Lenders.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents and the successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall promptly (i) transfer to such successor Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Agent under the Loan Documents, and (ii) execute and deliver to such successor Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Agent of the security interests created under the Collateral Documents, whereupon such retiring Agent shall be discharged from its duties and obligations hereunder.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent hereunder.

(b)Notwithstanding anything herein to the contrary, the Agent may assign their rights and duties as Agent hereunder to an Affiliate of JPMorgan without the prior written consent of, or prior written notice to, Company or the Lenders; provided, that Company and the Lenders may deem and treat such assigning Agent as Agent for all purposes hereof, unless and until such assigning Agent provides written notice to Company and the Lenders of such assignment.  Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as Agent hereunder and under the other Loan Documents.

(c)Each Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-Agent appointed by such Agent.  Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates.  The exculpatory, indemnification and other provisions of Section 9.3, Section 10.2 and of this Section 9.6 shall apply to any of the Affiliates of each Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.  All of the rights, benefits and privileges (including the exculpatory and indemnification provisions) of Section 9.3, Section 10.2 and of this Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein.  Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory and rights to indemnification) and shall have all of the rights, benefits and privileges of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Agent and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have the rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

Section 9.7Collateral Documents and Guaranty.

(a)Agent under Collateral Documents and Guaranty and Intercreditor Arrangements.  Each Lender hereby further authorizes Agent, on behalf of and for the benefit of Lenders, (i) to be the agent for and representative of Lenders with respect to the Guaranty, the Collateral and the Collateral Documents and (ii) to enter into an Acceptable Intercreditor Agreement and perform the obligations and exercise any right contemplated thereunder.  Subject to Section 10.4, without further written consent or authorization from Lenders, Agent is authorized to, and at the request of Company shall, execute any documents or instruments necessary or desirable to (x) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.4) have otherwise consented, pursuant to the previous sentence, or (y) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.4) have otherwise consented.

(b)Right to Realize on Collateral and Enforce Guaranty.  Anything contained in any of the Loan Documents to the contrary notwithstanding, Company, Agent, Agent and each Lender hereby agree that (i) neither Agent nor any Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Agent, and (ii) in the event of a foreclosure by Agent on any of the Collateral pursuant to a public or private sale or any sale of the Collateral in a case under the Bankruptcy Code, Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Agent at such sale.

(c)Notwithstanding anything to the contrary contained in this Agreement or any Loan Document, the Loan Documents shall be terminated and all guarantees and all Collateral shall be released upon Payment in Full.

Section 9.8Agency for Perfection.  Each Agent and each Lender hereby appoints each other Agent and each other Lender as agent and bailee for the purpose of perfection the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the UCC, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and each Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Agent and the Lenders as secured party.  Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefore shall deliver such Collateral to Agent or in accordance with Agent’s instructions.  In addition, Agent shall also have the power and authority hereunder to appoint such other sub-Agent as may be necessary or required under applicable state law or otherwise to perform its duties and enforce its rights with respect to the Collateral and under the Loan Documents.  Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

Section 9.9Posting of Communications.

(a)The Company agrees that the Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b)Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Lenders and the Company acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Lenders and the Company hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c)THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR

STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE AGENT, TH LEAD ARRANGERS OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

(d)Each Lender and each Issuing Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Lender agrees (i) to notify the Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Lender’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e)Each of the Lenders, each of the Issuing Lenders and the Company agrees that the Agent may, but (except as may be required by Applicable Law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Agent’s generally applicable document retention procedures and policies.

(f)Nothing herein shall prejudice the right of the Agent, any Lender or any Issuing Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

(g)Each of the Lenders, the Issuing Lenders and the Company agrees that the Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

Section 9.10Lead Arranger, Syndication Agent and Documentation Agent.  Except as expressly provided herein, none of the Persons identified on the facing page or signature pages of this Agreement as a “syndication agent” or “documentation agent” in their capacity as such shall have any right, power, obligation, liability, responsibility or duty under this Agreement.  Without limiting the foregoing, none of the Lenders, Lead Arrangers or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders, Lead Arrangers or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 9.11Credit Bidding.  The Secured Parties hereby irrevocably authorize the Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Agent (whether by judicial action or otherwise) in accordance with any Applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided, that any actions by the Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 10.4 of this Agreement), (iv) the Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

Article X

Miscellaneous

Section 10.1Notices.

(a)Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for under any Loan Document shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as set forth on Annex B. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through Approved Electronic Platforms, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)Notices and other communications to the Company, any Loan Party, the Lenders and the Issuing Lenders under any Loan Document may be delivered or furnished by using Approved Electronic Platforms pursuant to procedures approved by the Agent; provided, that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Agent and the applicable Lender.  The Agent or the Company may, in its discretion, agree to accept notices and other communications to it under any Loan Document by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications.

(c)Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided, that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(d)Any party hereto may change its address or telecopy number for notices and other communications under any Loan Document by notice to the other parties hereto.

Section 10.2Expenses; Limitation of Liability; Indemnity, Etc.

(a)The Company shall pay (i) all reasonable and documented out of pocket expenses incurred by the Agent, the Lead Arrangers and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Agent and the Lead Arrangers, in connection with the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), provided that, counsel under this clause (i) shall be limited to (x) one counsel to all Persons, taken as a whole, and one local counsel as reasonably necessary in each relevant jurisdiction for all Persons, taken as a whole and (y) solely in the event of any actual conflict of interest, one additional counsel (and, if reasonably necessary, one local counsel in each relevant jurisdiction) to each group of similarly situated affected Persons, (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by the Agent, any Issuing Lender or any Lender, including the fees, charges and disbursements of any counsel for the Agent, any Issuing Lender or any Lender, in connection with the enforcement, collection or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Revolving Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Revolving Loans or Letters of Credit and (iv) all fees and expenses of the Agent associated with collateral monitoring (including field examination fees and out-of-pocket expenses) and collateral reviews and fees and expenses of other advisors and professional engaged by the Agent or the Lead Arrangers.

(b)To the extent permitted by Applicable Law (i) the Company and any Guarantor shall not assert, and the Company and each Guarantor hereby waives, any claim against the Agent, any Issuing Lender and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, any Revolving Loan or Letter of Credit or the use of the proceeds thereof; provided, that, nothing in this Section 10.2(b) shall relieve the Company and each Guarantor of any obligation it may have to indemnify an Indemnitee, as provided in Section 10.2(c), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(c)The Company shall indemnify the Agent, the Lead Arrangers, each Issuing Lender and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee (provided that, counsel shall be limited to (x) one counsel to all Indemnitees, taken as a whole, and one local counsel as reasonably necessary in each relevant jurisdiction for all Indemnitees, taken as a whole and (y) solely in the event of any actual conflict of interest, one additional counsel (and, if reasonably necessary, one local counsel in each relevant jurisdiction) to each group of similarly situated affected Indemnitees), incurred by or asserted against any

Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, (ii) the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby, (iii) any action taken in connection with this Agreement, including, but not limited to, the payment of principal, interest and fees, (iv) any Revolving Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (v) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability and Cost related in any way to the Company or any of its Subsidiaries, or (vi) any actual or prospective Proceeding relating to any of the foregoing, whether or not such Proceeding is brought by the Company or any other Loan Party or its or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses are (A) determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee in performing its activities or in furnishing its Revolving Commitments or services, in each case under the Loan Documents, or (B) arise out of a dispute solely between two or more Indemnitees (other than any such dispute which relates to claims against the Agent in its capacity or fulfilling its role as such or an Issuing Lender in its capacity or fulfilling its role as such).  This Section 10.2(c) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(d)Each Lender severally agrees to pay any amount required to be paid by the Company under Section 10.2(a), Section 10.2(b) and Section 10.2(c) to Agent, each Issuing Lender, and each Related Party of any of the foregoing Persons (each, an “Agent-Related Person”) (to the extent not reimbursed by the Company and without limiting the obligation of the Company to do so), ratably according to their respective Pro Rata Share in effect on the date on which such payment is sought under this Section 10.2(d) (or, if such payment is sought after the date upon which the Revolving Commitments shall have terminated and the Revolving Loans shall have been paid in full, ratably in accordance with such Pro Rata Share immediately prior to such date), from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Revolving Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Revolving Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided, that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided, further, that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Party’s gross negligence or willful misconduct.  The agreements in this Section 10.2(d) shall survive the termination of this Agreement and the payment of the Revolving Loans and all other amounts payable hereunder.

(e)All amounts due under this Section 10.2 shall be payable promptly after written demand therefor (but in any event within ten (10) Business Days).

Section 10.3Set-Off.  In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Agent, Lender, each Issuing Lender and their respective Affiliates is hereby authorized by each Loan Party at any time or from time to time subject to the consent of Agent (such consent not to be unreasonably withheld or delayed), without notice to any Loan Party or to any other Person (other than an Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts (in whatever currency)) and any other Indebtedness at any time held or owing by such Agent, Lender, each Issuing Lender and their Affiliates to or for the credit or the account of any Loan Party (in whatever currency) against and on account of the obligations and liabilities of any Loan Party to such Agent, Lender or such Issuing Lender hereunder, the Letters of Credit under the other Loan Documents, including all claims of any nature or description arising out of or connected hereto, and the Letters of Credit or with any other Loan Document, irrespective of whether or not (a) such Agent, Lender, each Issuing Lender and their Affiliates shall have made any demand hereunder, (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Article II and although such obligations and liabilities, or any of them, may be contingent or unmatured or (c) such obligation or liability is owed to a branch or office of such Agent, Lender or such Issuing Lender different from the branch or office holding such deposit or obligation or such Indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so setoff shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.19 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent, the Issuing Lenders, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Agent, Lender, each Issuing Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender or their respective Affiliates may have. Any amounts set off in accordance with this Section 10.3 shall be paid over to the Agent to be paid over the Lenders in accordance with their Pro Rata Share.

Section 10.4Amendments and Waivers.

(a)Required Lenders’ Consent.  Subject to Sections 10.4(b), 10.4(c), and 10.5(d), no amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall in any event be effective without the written concurrence of the Required Lenders (or the Agent acting at the direction of the Required Lenders).

(b)Super-Majority Lenders’ Consent.  Without the written consent of the Super-Majority Lenders, no amendment, modification, termination, or consent shall be effective if the effect thereof would amend the definitions of “Bank Product Reserves”, “Reserves”, “Borrowing Base”, “Eligible Accounts”, or “Eligible Propane Inventory”.

(c)Affected Lenders’ Consent.  Subject to Section 2.15(b), 2.15(c) and 2.15(d) and Section 10.4(d), no amendment, modification, termination, or consent shall be effective if it would:

(i)increase any Revolving Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Revolving Commitment of any Lender, without the written consent of each Lender directly affected thereby;

(ii)reduce the principal amount of any Loan or any reimbursement obligation in respect of any Reimbursement Obligation or reduce the rate of interest on any Loan or Reimbursement Obligation (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.8) or any fee payable hereunder, without the written consent of each Lender directly affected thereby;

(iii)postpone the scheduled date of payment of the principal amount of any Loan or Reimbursement Obligations, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby; provided that the foregoing shall not limit any amendment to the definition of “Excess Cash” (or any term used therein) or any waiver or reduction of default interest;

(iv)amend, modify, terminate or waive any provision of Section 2.3(a) (a manner that would alter the ratable reduction of Revolving Commitments or the pro rata sharing of payments required thereby), Section 2.13(h), Section 2.14 (a manner that would alter the ratable reduction of Commitments or the pro rata sharing of payments required thereby), Section 2.19(b) or Section 10.4, without the written consent of each Lender directly and adversely affected thereby;

(v)amend the definition of “Required Lenders”, “Super-Majority Lenders” or “Pro Rata Share” (provided, with the consent of Agent and the Required Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Required Lenders” or “Pro Rata Share” on substantially the same basis as the Revolving Commitments and the Revolving Loans are included on the Closing Date) or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly and adversely affected thereby;

(vi)release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Loan Documents, without the written consent of each Lender directly affected thereby;

(vii)subordinate any of the Obligations or any Lien created by this Agreement or any other Loan Document, without the written consent of each Lender directly and adversely affected thereby;

provided, that no such amendment, modification, termination, or consent shall be effective if it shall amend, modify or otherwise affect the rights or duties of an Agent or an Issuing

Lenders without the written consent of such Agent or Issuing Lender; and provided, further, that no such agreement shall amend or modify the provisions of Section 2.2 without the written consent of Agent and the Issuing Lenders.

(d)Other Consents.  If the Agent and the Company acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document or modifications that are (a) administrative or operational changes not adverse to the Lenders or the Issuing Lenders or (b) otherwise enhance the rights of the Lenders and/or any Issuing Lender, then the Agent and the Company shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect or to make such non-adverse administrative or operational changes or enhancements, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

(e)Execution of Amendments, etc.  Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.4 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Loan Party, on such Loan Party.

Section 10.5Successors and Assigns; Participations.

(a)Generally.  This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders.  No Loan Party’s rights or obligations under any Loan Document nor any interest therein may be assigned or delegated by any Loan Party without the prior written consent of all Lenders.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, Indemnitees under Section 10.2, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agent and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Register.  Company, Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments, Loans and Letter of Credit Obligations listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to Agent and recorded in the Register as provided in Section 10.5(e).  Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments, Loans or Letter of Credit Obligations.

(c)Right to Assign.  Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Commitment or Loans owing to it or other Obligations to an Eligible Assignee; provided, that

(i)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(ii)each such assignment shall be in an aggregate amount of not less than $1,000,000 (or such lesser amount as may be agreed to by Company and Agent or as shall constitute the aggregate amount of the applicable Revolving Commitments and applicable Revolving Loans of the assigning Lender) with respect to the assignment of the Revolving Commitments and Revolving Loans;

(iii)the parties to each assignment shall execute and deliver to the Agent (x) an Assignment Agreement or (y) to the extent applicable, an agreement incorporating an Assignment Agreement by reference pursuant to an Approved Electronic Platform as to which the Agent and the parties to the Assignment Agreement are participants, together with a processing and recordation fee of $3,500; and

(iv)the assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire in which the assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and Applicable Laws, including Federal and state securities laws.

(d)Tax Forms. The assigning Lender and the assignee thereof shall execute and deliver to Agent such forms or certificates with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Agent pursuant to Section 2.17(d).

(e)Notice of Assignment.  Upon its receipt and acceptance of a duly executed and completed Assignment Agreement, any forms or certificates required by this Agreement in connection therewith, in each case satisfying the terms and conditions hereof, Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to Company and shall maintain a copy of such Assignment Agreement.

(f)Representations and Warranties of Assignee.  Each Lender, upon execution and delivery hereof or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Closing Date or as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be and (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.5, the disposition of such Revolving Commitments or Loans or any interests therein shall at all times remain within its exclusive control).

(g)Effect of Assignment.  Subject to the terms and conditions of this Section 10.5, as of the later (i) of the “Closing Date” specified in the applicable Assignment Agreement or (ii) the date such assignment is recorded in the Register: (A) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 10.7) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto; provided, anything contained in any of the Loan Documents to the contrary notwithstanding, (1) each Issuing Lender shall continue to have all rights and obligations thereof with respect to such Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder, and (2) such assigning Lender shall continue to be entitled to the benefit of all indemnities and expense reimbursements hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder), (C) the Commitments shall be modified to reflect the Commitment of such assignee and any Commitment of such assigning Lender, if any, and (D) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Agent for cancellation, and thereupon Company shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans of the assignee and/or the assigning Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.6(h).

(h)Participations.

(i)Each Lender shall have the right at any time to sell one or more participations to any Person (other than any Loan Party or any Affiliate of a Loan Party or any Permitted Holder or any Affiliate of a Permitted Holder) in all or any part of its Commitments, Loans or in any other Obligation.  The holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder to which such Lender is entitled to take hereunder except with respect to any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the latest Revolving Commitment Termination Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof) or (B) release all or substantially all of the Collateral under the Collateral Documents or all or substantially all of the Guarantors from the Guaranty (in each case, except as expressly provided in the Loan Documents) supporting the Loans hereunder in which such participant is participating.  Company agrees that each participant shall be entitled to the benefits of Section 2.16, 2.17, or 2.18(a) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.5(c); provided, that such participant (i) shall not be entitled to receive any greater payment under Section 2.16, with respect to any participation, than its participating Lender would have been entitled to receive and (ii) shall comply with the requirements of Section 2.17 as though it were a Lender (it being understood that the documentation required under Section 2.17(d) shall be delivered to the participating Lender).  To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.3 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.

(ii)In the event that any Lender sells participations in its Commitments, Loans or in any other Obligation hereunder, such Lender shall, acting solely for this purpose as a non-fiduciary agent of Company, maintain a register on which it enters the name of all participants in the Commitments, Loans or Obligations held by it and the principal amount (and stated interest thereon) of the portion of such Commitments, Loans or Obligations which are the subject of the participation (the “Participant Register”).  A Commitment, Loan or Obligation hereunder may be participated in whole or in part only by registration of such participation on the Participant Register (and each Note shall expressly so provide).  The entries in the Participant Register shall be conclusive absent manifest error, and a participating Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(iii)Certain Other Assignments.  In addition to any other assignment permitted pursuant to this Section 10.5, any Lender or Agent may assign, pledge and/or grant a security interest in, all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender or Agent or any of its Affiliates to any Person providing any loan, letter of credit or other extension of credit or financial arrangement to or for the account of such Lender or Agent or any of its Affiliates and the Agent, trustee or representative of such Person (without the consent of, or notice to, or any other action by, any other party hereto), including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, no Lender or Agent, as between Company and such Lender or Agent, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge; provided, further, in no event shall such Person, agent, trustee or representative of such Person or the applicable Federal Reserve Bank be considered to be a “Lender” or “Agent” or be entitled to require the assigning Lender or Agent to take or omit to take any action hereunder.

Section 10.6Independence of Covenants.  All covenants under the Loan Documents shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 10.7Survival of Representations, Warranties and Agreements.  All representations, warranties and agreements made by a Loan Party in the Loan Documents or any document, report, notice or certificate delivered in connection with or pursuant to any Loan Documents shall survive the execution and delivery hereof and the making of any Credit Extension and shall be considered to have been relied upon by the other parties hereto, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agent, any Issuing Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder.  Notwithstanding anything herein or implied by law to the contrary, Section 2.16, 2.17, Article IX, 10.1, 10.2, 10.3, and 10.9 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination hereof.

Section 10.8No Waiver; Remedies Cumulative.  No failure or delay on the part of the Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Loan Documents.  Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

Section 10.9Marshalling; Payments Set Aside.  Neither the Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations.  To the extent that any Loan Party makes a payment or payments to Agent, Issuing Lenders or Lenders (or to Agent, on behalf of Lenders or Issuing Lenders), or Agent, Agent, Issuing Lenders or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 10.10Severability.  In case any provision in or obligation hereunder or any Note or other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 10.11Obligations Several; Independent Nature of Lenders’ Rights.  The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder.  Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity.  The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, subject to Section 9.7, each Lender shall be entitled to protect and enforce its rights arising under this Agreement and the other Loan Documents and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 10.12Headings.  Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

Section 10.13Applicable Law.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

Section 10.14Consent to Jurisdiction.  Each of the parties hereto hereby irrevocably and unconditionally:

(a)submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof; provided, that nothing contained herein or in any other Loan Document will prevent any Lender or the Agent from bringing any action to enforce any award or judgment or exercise any right under the Security Documents or against any Collateral or any other property of any Loan Party in any other forum in which jurisdiction can be established;

(b)consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, in the manner set forth in Section 10.2(a);

(d)agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and

(e)waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 10.11 any indirect, special, exemplary, punitive or consequential damages.

Section 10.15Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.15 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 10.16Confidentiality.  Each of the Agent, the Issuing Lenders and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and Agent, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder or under any other Loan Document, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.16, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap, derivative or insurance transaction relating to the Company and its obligations, (g) on a confidential basis to (1) any rating agency in connection with rating the Company or its Subsidiaries or the credit facilities provided for herein or (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of identification numbers with respect to the credit facilities provided for herein, (h) with the consent of the Company or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.16 or (ii) becomes available to the Agent, any Issuing Lender or any Lender on a non-confidential basis from a source other than the Company.  For the purposes of this Section, “Information” means all information received from the Company relating to the Company or its business, other than any such information that is available to the Agent, any Issuing Lender or any Lender on a non-confidential basis prior to disclosure by the Company and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided, that, in the case of information received from the Company after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

For the avoidance of doubt, nothing in this Section 10.16 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provisions to any to a governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure applicable to such Person in this Section 10.16 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

Section 10.17Usury Savings Clause.  Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under Applicable Law shall not exceed the Highest Lawful Rate.  If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect.  In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Company shall pay to Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect.  Notwithstanding the foregoing, it is the intention of Lenders and Company to conform strictly to any applicable usury laws.  Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Company.  In determining whether the interest contracted for, charged, or received by Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

Section 10.18Counterparts; Integration; Effectiveness; Electronic Execution.

(a)This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 3.1, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b)Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 10.1), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable.  The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided, that nothing herein shall require the Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Agent has agreed to accept any Electronic Signature, the Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Company or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart.  Without limiting the generality of the foregoing, the Company and each Loan Party hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Agent, the Lenders, the Company and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Company and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 10.19PATRIOT Act Notice.  Each Lender and Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the PATRIOT Act, it may be required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of the Loan Parties and other information that will allow such Lender or Agent, as applicable, to identify the Loan Parties in accordance with the PATRIOT Act.

Section 10.20Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(c)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(d)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 10.21Acknowledgement Regarding Any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for hedging agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

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